UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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THE BANK OF NEW YORK MELLON CORPORATION

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NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, April 8, 2014 at 9:00 a.m., local time

Place:	101 Barclay Street, New York, New York 10286

Record Date:	You can, and should, vote if you were a stockholder on February 7, 2014

Admission:

To attend, you must bring a government-issued photo identification and evidence of ownership on the record date (such as a brokerage account statement). If you represent an entity that is a stockholder, you also will need proof of authority. If you plan to attend the Annual Meeting in person, we ask that you also complete and return the reservation form included at the end of the proxy statement. Complete instructions are outlined under “Annual Meeting Information” beginning on page 75 of the proxy statement.

Please note that no cameras, recording equipment, large bags or packages will be permitted in the Annual Meeting. The use of cell phones, smart phones, tablets and other personal communication devices during the Annual Meeting is strictly prohibited.

Agenda:

1.     To elect the 13 nominees named in this proxy statement to serve on our Board of Directors until the 2015 annual meeting.

2.     To provide an advisory vote for approval of the 2013 compensation of our named executive officers, as disclosed in this proxy statement.

3.     To ratify the appointment of KPMG LLP as our independent auditor for 2014.

4.     To approve the amended and restated Long-Term Incentive Plan.

5.     To consider a stockholder proposal regarding an independent chair, if properly presented.

We will also act on any other business that may properly come before the meeting, although we have not received notice of any other matters that may be properly presented.

Voting:

It is important that you vote your shares. To ensure that they are voted, please follow the instructions on the proxy card to either complete and return the proxy card or vote by telephone or over the Internet. Mailing your proxy card or voting by telephone or over the Internet does not prevent you from changing your vote in person at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Jane Sherburne

General Counsel and Corporate Secretary

March 7, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 8, 2014: Our 2014 proxy statement and 2013 annual report to stockholders are available at www.edocumentview.com/bk.

PROXY SUMMARY

This summary is intended to assist you in reviewing the proposals. You should read the entire proxy statement carefully before voting. This proxy statement and the form of proxy are first being sent to stockholders on March 7, 2014. See “Annual Meeting Information” beginning on page 75 for details on the voting process and how to attend the annual meeting.

AGENDA AND BOARD RECOMMENDATIONS

Proposal	Board Voting Recommendation	Page Reference (for more detail)
1. Election of 13 directors	FOR EACH DIRECTOR NOMINEE	1
2. Advisory resolution to approve the 2013 compensation of our named executive officers	FOR	26
3. Ratification of the appointment of KPMG LLP as our independent auditor for 2014	FOR	55
4. Approval of the Amended and Restated Long-Term Incentive Plan of The Bank of New York Mellon Corporation	FOR	60
5. Stockholder proposal regarding an independent chair	AGAINST	73

BOARD NOMINEES

Name	Age	Director Since	Occupation	Inde- pendent	Committee Memberships
Ruth E. Bruch	60	2007	Retired SVP and Chief Information Officer of Kellogg Company	✓	CSR (Chair), HRC, RC, TC
Nicholas M. Donofrio	68	2007	Retired EVP, Innovation and Technology of IBM Corporation	✓	CSR, RC (Chair), TC, EC
Jeffrey A. Goldstein	58	—	Managing Director, Hellman & Friedman LLP	✓	RC
Gerald L. Hassell	62	2007	Chairman and CEO of The Bank of New York Mellon Corporation		EC
Edmund F. “Ted” Kelly	68	2007	Retired Chairman of Liberty Mutual Group	✓	HRC, RC, TC (Chair)
Richard J. Kogan	72	2007	Principal of The KOGAN Group LLC and RJKogan AP LLC, Retired Chairman, President and CEO of Schering Plough Corporation	✓	AC, CG&N, HRC
Michael J. Kowalski	61	2007	Chairman and CEO of Tiffany & Co.	✓	AC, HRC
John A. Luke, Jr.	65	2007	Chairman and CEO of MeadWestvaco Corporation	✓	CG&N (Chair), RC, EC
Mark A. Nordenberg	65	2007	Chancellor, CEO and Distinguished Service Professor of Law at the University of Pittsburgh	✓	CSR, RC, TC
Catherine A. Rein	71	2007	Retired Senior EVP and Chief Administrative Officer of MetLife, Inc.	✓	AC (Chair), CG&N, EC
William C. Richardson	73	2007	President and CEO Emeritus of The W.K. Kellogg Foundation and Retired Chair and Co-Trustee of The W.K. Kellogg Foundation Trust	✓	AC, CG&N
Samuel C. Scott III	69	2007	Retired Chairman, President and CEO of Corn Products International, Inc.	✓	AC, CSR, HRC (Chair), EC
Wesley W. von Schack	69	2007	Chairman of AEGIS Insurance Services, Inc.	✓	CG&N, HRC, RC, EC (Chair)

AC	Audit Committee	RC	Risk Committee
CG&N	Corporate Governance and Nominating Committee	TC	Technology Committee
CSR	Corporate Social Responsibility Committee	EC	Executive Committee
HRC	Human Resources and Compensation Committee

BNY Mellon 2014 Proxy Statement

CORPORATE GOVERNANCE HIGHLIGHTS

✓      Independent board. Our board is comprised of all independent directors, other than our Chief Executive Officer (CEO), and our independent directors meet in executive sessions at each regularly scheduled board meeting.

✓      Independent lead director. Our independent lead director, Wesley W. von Schack, is selected by our independent directors and has broad powers, including approval of board meeting agendas, materials and schedules.

✓      Independent board committees. We have six standing committees made up entirely of independent directors.

✓      Annual board and committee self-evaluations.

✓      High rate of attendance. Average director attendance at board and committee meetings in 2013 was over 93%.

✓      No staggered board.

✓      Majority voting in uncontested director elections. Each director must be elected by a majority of votes cast, not a plurality.

✓      Continued engagement with stakeholders. We continue to engage with, and consider feedback received from, our stakeholders. In 2013, we invited comments from investors representing about 60% of our outstanding shares and reached investors representing almost 25% of our outstanding shares.

✓      No “poison pill” (stockholders’ rights plan).

✓      No supermajority voting. Action by stockholders requires only majority of votes cast (not majority of shares present and entitled to vote).

✓      Emphasis on ethical conduct. We have adopted codes of conduct which apply to all of our employees and directors to provide a framework for the highest standards of professional conduct and foster a culture of honesty and accountability.

✓      Deferred director compensation. A significant portion of director compensation is paid in deferred stock units, which must be held as long as the director serves on the board.

PERFORMANCE HIGHLIGHTS

2013 was marked by a somewhat improved operating environment, as improved equity market values and increased volumes and volatility, combined with our focus on organic growth, helped to mitigate continued global uncertainty, lower fixed income valuations and persistent low interest rates. Pre-tax income was up 12%, investment management and performance fees were up 7%, assets under management were up 14%, investment services fees were up 4%, and assets under custody and/or administration increased by $1.3 trillion, in each case, compared to the prior year. We also recorded net asset management inflows of $100 billion, exceeded Basel III Tier 1 common equity ratio guidelines by attaining an estimated ratio of 10.6%*, and returned approximately $1.7 billion to our stockholders in the form of share repurchases and common stock dividends. The charts below show our performance as measured by earnings per share and total shareholder return.

Earnings Per Share	Total Shareholder Return

*      Based on our interpretation of the Final Capital Rules released by the Federal Reserve on July 2, 2013, on a fully phased-in basis under the standardized approach.

**    Excludes the impact of the U.S. Tax Court’s rulings in 2013 disallowing some foreign tax credits from before The Bank of New York and Mellon merger.

BNY Mellon 2014 Proxy Statement

COMPENSATION PROGRAM HIGHLIGHTS

We believe that our executive compensation program links pay to performance, aligns our named executive officers’ compensation with our stockholders’ interests and appropriately balances risk-taking.

Our 2013 pay-for-performance enhancements and changes for 2014 are summarized on the right. Our Human Resources and Compensation Committee (HRC Committee) determined to keep the structure of our program for 2014 essentially the same based on the results of last year’s say-on-pay vote and our outreach to investors, proxy advisory firms and other stakeholders.

Say on Pay Vote

As we refine our compensation program, policies and practices, and determine compensation results going forward, we will continue to consider feedback from our stakeholders.

2013 Pay-For-Performance Enhancements

✓      Substantially increased the portion of pay that varies directly with yearly performance.

✓      Increased equity portion of the annual incentive.

✓      Introduced three-year performance share units (PSUs) as our long-term performance vehicle.

✓      Expanded risk-based forfeiture provisions.

Key Changes for 2014

✓      Setting threshold and maximum guideline ranges for our annual incentive corporate component to require higher percentage performance levels against our earnings per share (EPS) budget than in 2013 and providing for a zero corporate component payout for any level of performance below threshold. In addition, if we do not earn more in 2014 than we did in 2013 on an adjusted basis, the corporate component payout will be significantly less.

✓      Adding expense control/operating leverage as an additional key item that the HRC Committee considers when determining the corporate component payout.

✓      Adopting an approach that enhances the link between prior-year annual performance and long-term grant levels by communicating long-term and annual incentive targets in February 2014. Actual awards will be determined in 2015, based on 2014 performance.

✓      We continue to subject long-term awards to three-year performance conditions, have one regular grant of long-term awards each year and defer a significant portion of the annual incentive through restricted stock units (RSUs).

BNY Mellon 2014 Proxy Statement

RATIFICATION OF INDEPENDENT AUDITOR

As a matter of good corporate governance, we are asking that our stockholders ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2014. See “Proposal 3 – Ratification of the Appointment of KPMG LLP” for more information, including information regarding fees for services provided by KPMG LLP.

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

We are seeking stockholder approval of our amended and restated Long-Term Incentive Plan (Amended LTIP), which contains the following changes:

Increase in Authorized Shares	Increase the shares authorized for issuance under the Amended LTIP by 30 million shares.
Eligibility for Awards	Allow awards to be granted to former employees solely with respect to their final year of service.
Encompass Cash Awards for Directors	Allow board service-related cash awards to be granted to non-employee directors under the Amended LTIP.
Limit on Non-Employee Director Awards	Limit the aggregate awards that can be granted to a non-employee director, solely with respect to his or her service as a member of the Board, during a calendar year to $1,000,000.
Section 162(m) of the Internal Revenue Code (IRC)	Approve the material terms of the performance goals under the Amended LTIP for purposes of Section 162(m) of the IRC.
Administrative Changes	Make certain other administrative changes.

See “Proposal 4 – Approval of the Amended and Restated Long-Term Incentive Plan of The Bank of New York Mellon Corporation” for more information and Exhibit A for the full text of the proposed Plan.

STOCKHOLDER PROPOSAL

If properly presented at the meeting, stockholders will be asked to vote on an advisory stockholder proposal urging the Board to adopt a policy requiring that the Chair of the Board be an independent director. For the reasons outlined under “Proposal 5 – Stockholder Proposal Regarding an Independent Chair,” we recommend that stockholders vote against this proposal.

BNY Mellon 2014 Proxy Statement

BNY Mellon 2014 Proxy Statement

BNY Mellon 2014 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

You are being asked to elect the 13 nominees named in this proxy statement to serve on the Board of Directors of The Bank of New York Mellon Corporation (which we refer to as “we,” “us,” the “company” or “BNY Mellon”) until the 2015 Annual Meeting of stockholders or until their successors have been duly elected and qualified. Each nominee currently serves on our Board of Directors other than Mr. Goldstein. Twelve nominees are independent directors and one nominee serves as the company’s Chairman and Chief Executive Officer.

We do not know of any reason why any nominee named in this proxy statement would be unable to serve as a director if elected. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as may be nominated in accordance with our by-laws, as described below. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

The Board unanimously recommends you vote “FOR” each of the nominees described below.

DIRECTOR QUALIFICATIONS

Our Corporate Governance and Nominating Committee, which we refer to as the “CG&N Committee,” assists the Board in reviewing and identifying individuals qualified to become Board members. The CG&N Committee utilizes Board-approved criteria in recommending nominees for directors at Annual Meetings of stockholders and nominees to fill vacancies on the Board. Directors chosen to fill vacancies will hold office for a term expiring at the end of the next Annual Meeting.

In selecting nominees for election as directors of the company, our CG&N Committee’s charter provides, among other things, that the Committee must consider (but is not limited to consideration of) the candidate’s experience, accomplishments, education, skills and personal and professional integrity; the diversity of the Board (in all aspects of that term); and the candidate’s ability to devote the necessary time to serve as a director (including directorships held at other corporations and organizations). The CG&N Committee will evaluate a candidate recommended by a stockholder for nomination as a director in the same manner that it evaluates any other nominee. For information on recommending a candidate for nomination as a director see “Stockholder Proposals for 2015 Annual Meeting” on page 78 below. Mr. Goldstein was initially recommended to the CG&N Committee for consideration as a candidate by our CEO.

The Board and the CG&N Committee have concluded that each of our current Board members and Mr. Goldstein should be nominated as a director. As part of this determination, the Board and the CG&N Committee considered:

•

Professional background and experience. The individual’s specific experience, background and education, including experience with, among other things, asset management and other financial services, international business, risk management, operational planning and business strategy, technology and innovation, financial reporting and accounting, legal matters, government and regulatory affairs, compensation and human resources, sales and marketing, and mergers and acquisitions.

•

Senior level policy-making positions. The individual’s effectiveness, business acumen and leadership skills as demonstrated by senior-level policy-making experience in business, government, education, technology and/or not-for-profit enterprises.

•	Other public company board experience. The individual’s service as a director on other public company boards.

•

Intangible attributes. The individual’s integrity; capacity to evaluate business issues and make practical and mature judgments; willingness to devote the necessary time and effort required to serve on our Board; skills and personality to work effectively and collegially with other directors on a board that is responsive to the company’s needs; and the self-confidence and articulateness to participate effectively in Board discussions.

•

Prior BNY Mellon Board experience. The individual’s years of service on our Board and on the legacy boards of directors of The Bank of New York Company, Inc., which we refer to as “Bank of New York,” and Mellon Financial Corporation, which we refer to as “Mellon,” as well as each individual’s service on standing committees of our Board and the legacy Bank of New York and Mellon boards.

•	Board attendance and participation. The individual’s attendance record and participation at Board and committee meetings.

BNY Mellon 2014 Proxy Statement 1

DIVERSITY OF THE BOARD

In considering the diversity of the Board (in all aspects of that term) as a criterion for selecting nominees in accordance with its charter, the CG&N Committee takes into account various factors and perspectives, including differences of viewpoint, professional experience, education, skills and other individual qualities and attributes that contribute to Board heterogeneity, as well as race, gender, national origin and sexual preference. The CG&N

Committee seeks persons with leadership experience in a variety of contexts and, among public company leaders, across a variety of industries. The CG&N Committee believes that this conceptualization of diversity is the most effective means to implement Board diversity and will assess the effectiveness of this approach as part of its annual review of its charter and our Corporate Governance Guidelines.

INFORMATION ABOUT THE NOMINEES

Each of the following nominees for election as director was elected as a director at our 2013 Annual Meeting other than Jeffrey A. Goldstein, who is not currently a director. Our Board believes the nominees meet the criteria described above with diversity and depth of experience that enable them to effectively oversee management of the company. No director has a family relationship to any other director, nominee for director or executive officer. Information relating to each nominee for election as director, including his or her period of service as a director of Bank of New York or Mellon prior to their merger on July 1, 2007, which we refer to as the “merger,” principal occupation, specific experience, other biographical material and qualifications, is presented on the following pages.

BNY Mellon 2014 Proxy Statement 2

Independent Director since 2007 Age 60

RUTH E. BRUCH

Retired Senior Vice President and Chief Information Officer of Kellogg Company

Ms. Bruch served as Senior Vice President and Chief Information Officer of Kellogg Company, a food manufacturer focusing on cereal and convenience foods, from 2006 until her retirement in 2009. Prior to that, from 2002 to 2006, Ms. Bruch served as Senior Vice President and Chief Information Officer of Lucent Technologies Inc., which focuses on communications networking solutions. Ms. Bruch is currently a director of Teledyne Technologies Inc., where she serves on the Audit Committee and the Personnel and Compensation Committee. Ms. Bruch served as a director of Mellon from 2003 to 2007.

Ms. Bruch’s experience also includes senior-level management positions at Visteon Corporation, ZoneTrader.com, Union Carbide Corporation, Continental Bank Corporation, First Bank System, Inc. and Davenport (IA) Bank & Trust Co. Ms. Bruch has also served as a member of the board of directors of BlueStar Solutions, an IT outsourcing services provider, and Manchester Bidwell Corporation, a non-profit organization that provides instruction and mentoring in career education and the arts for youth and adults in the Pittsburgh, Pennsylvania region. Ms. Bruch holds a Bachelor of Business Administration degree from the University of Iowa.

Ms. Bruch’s service as chief information officer of several publicly-traded companies and other organizations for over 10 years, and her other extensive senior-level management positions, including service at three banks, will provide the Board with a perspective and resource on information technology and other technology-related matters, and the banking industry.

Other Public Company Board Service: Teledyne Technologies Inc.

Independent Director since 2007 Age 68

NICHOLAS M. DONOFRIO

Retired Executive Vice President, Innovation and Technology of International Business Machines (or “IBM”) Corporation

Mr. Donofrio served as Executive Vice President, Innovation and Technology of IBM Corporation, a developer, manufacturer and provider of advanced information technologies and services, from 2005 until his retirement in 2008. Mr. Donofrio previously served as Senior Vice President, Technology and Manufacturing of IBM Corporation from 1997 to 2005 and spent a total of 44 years as an employee of IBM Corporation. Mr. Donofrio is currently a director of Advanced Micro Devices, Inc., where he serves on the Nominating and Corporate Governance Committee and the Compensation Committee; Delphi Automotive PLC, where he chairs the Innovation and Technology Committee and serves on the Audit and Finance Committees; and Liberty Mutual Group, where he serves on the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Donofrio served as a director of Bank of New York from 1999 to 2007.

Mr. Donofrio holds seven technology patents and is a member of numerous technical and science honor societies. Mr. Donofrio is Co-Chair Emeritus and a member of the Board of Trustees of the New York Hall of Science, is a director of TopCoder, Inc., is on the board of advisors of StarVest Partners, L.P., and is a member of the Board of Trustees of Syracuse University. Mr. Donofrio earned a Bachelor of Science degree from Rensselaer Polytechnic Institute and a Master of Science degree from Syracuse University.

Mr. Donofrio’s extensive background and experience in engineering, technology and innovation, including his 44 years of service at IBM, as well as his widely-recognized status in the field of engineering and his teaching and training in the area of innovation, will provide the Board with a perspective and resource on technology and innovation.

Other Public Company Board Service: Advanced Micro Devices, Inc.; Delphi Automotive PLC

BNY Mellon 2014 Proxy Statement 3

Independent Age 58

JEFFREY A. GOLDSTEIN

Managing Director, Hellman & Friedman LLC and Former Under Secretary of the Treasury for Domestic Finance

Mr. Goldstein is in private equity. He was Under Secretary of the Treasury for Domestic Finance and Counselor to the Secretary of the Treasury from 2009 to 2011. Since 2011, Mr. Goldstein has been a Managing Director at the private equity firm Hellman & Friedman LLC and was previously at the firm from 2004 to 2009.

Mr. Goldstein worked at James D. Wolfensohn Inc. and successor firms for 15 years. When Wolfensohn & Co. was purchased by Bankers Trust in 1996, he served as co-chairman of BT Wolfensohn and as a member of Bankers Trust’s management committee. In 1999, Mr. Goldstein became a managing director of the World Bank. He also served as its chief financial officer beginning in 2003. In July of 2009, President Barack Obama nominated Mr. Goldstein to be Under Secretary of the Treasury for Domestic Finance. In July 2011, Secretary of the Treasury Timothy F. Geithner awarded Mr. Goldstein with the Alexander Hamilton award, the highest honor for a presidential appointee. Earlier in his career Mr. Goldstein taught economics at Princeton University and worked at the Brookings Institution. Mr. Goldstein earned a Bachelor of Arts degree from Vassar College and a Master of Arts, Master of Philosophy and a Ph.D. in economics from Yale University.

Mr. Goldstein’s role as a managing director of a private equity firm, as well as his experience working at the Treasury and his extensive experience in banking, will provide the Board with a leadership and regulatory perspective on the management and operations of a large financial institution.

Other Public Company Board Service: None

Management Director since 2007 Age 62

GERALD L. HASSELL

Chairman and Chief Executive Officer of The Bank of New York Mellon Corporation

Mr. Hassell has served as our Chief Executive Officer since 2011 and served as our President since the merger in 2007 through 2012. Prior to the merger, Mr. Hassell served as President of Bank of New York from 1998 to 2007 as well as other prior leadership positions at Bank of New York. Mr. Hassell is currently a director of Comcast Corporation, where he serves on the Governance and Directors Nominating Committee and the Compensation Committee and chairs the Finance Committee. Mr. Hassell served as a director of Bank of New York from 1998 to 2007.

Since joining Bank of New York’s Management Development Program more than three decades ago, Mr. Hassell has held a number of key leadership positions within the company in securities servicing, corporate banking, credit, strategic planning and administration services. Mr. Hassell is also a director of the National September 11 Memorial & Museum and the New York Philharmonic, and is Vice Chair of Big Brothers/Big Sisters of New York. Mr. Hassell holds a Bachelor of Arts degree from Duke University and a Master in Business Administration degree from the New York University Stern School of Business.

Mr. Hassell’s knowledge of the company’s businesses and operations, as well as the financial services industry in general, based on his 40-year tenure with the company and Bank of New York, including service as President, and his participation in numerous financial services industry associations, will provide the Board with a perspective and resource on the company and the financial services industry in general.

Other Public Company Board Service: Comcast Corporation

BNY Mellon 2014 Proxy Statement 4

Independent Director since 2007 Age 68

EDMUND F. “TED” KELLY

Retired Chairman of Liberty Mutual Group

Mr. Kelly served as Chairman (from 2000 to 2013), President (from 1992 to 2010) and Chief Executive Officer (from 1998 to 2011) of Liberty Mutual Group, a multi-line insurance company. Mr. Kelly is currently a director of EMC Corporation, where he serves on the Finance Committee. Mr. Kelly served as a director of Mellon from 2004 to 2007.

Mr. Kelly’s experience also includes senior-level management positions at Aetna Life & Casualty Company. Mr. Kelly was a director of Citizens Financial Group Inc., where he served as Chair of the Audit Committee and Chair of the Joint Risk Assessment Committee. Mr. Kelly is also a member of the Board of Governors of the Property Casualty Insurers Association of America and a director of the Financial Services Roundtable; a member of the boards of the United Way of Massachusetts Bay, the American Red Cross of Massachusetts Bay, the American Ireland Fund and The Massachusetts Mentoring Partnership, among others; a past member of the Board of Trustees for Boston College and former President of the Boston Minuteman Council of the Boy Scouts of America. Mr. Kelly received a Bachelor of Arts degree from Queen’s University in Belfast and a Ph.D. from the Massachusetts Institute of Technology.

Mr. Kelly’s role for over 10 years as Chairman, Chief Executive Officer and President of a multi-national Fortune 500 insurance company, as well as his over 39 years of experience in the insurance industry, which is highly regulated and concentrates on risk management, will provide the Board with a critical perspective on the Board’s oversight of risk management of the company and an executive and leadership perspective on the management and operations of a large company in a highly regulated industry.

Other Public Company Board Service: EMC Corporation

Independent Director since 2007 Age 72

RICHARD J. KOGAN

Principal of The KOGAN Group LLC and RJKogan AP LLC

Retired Chairman, President and Chief Executive Officer of Schering-Plough Corporation

Mr. Kogan is currently a principal of The KOGAN Group LLC, which provides advice and counsel to chief executive officers of for-profit and not-for-profit enterprises, and RJKogan AP LLC. Mr. Kogan previously served as Chief Executive Officer of Schering-Plough Corporation, a global healthcare company, from 1996 to 2003, as President from 1986 to 1998 and 2001 to 2003 and as Chairman from 1998 to 2002. Mr. Kogan is currently a director of Colgate-Palmolive Company, where he serves on the Audit and the Finance Committees, chairs the Personnel and Organization Committee, and is a past Presiding Director. Mr. Kogan served as a director of Bank of New York from 1996 to 2007.

Mr. Kogan serves as Chairman of the Board of Trustees of Saint Barnabas Corporation and Medical Center, and is a member of the Board of Trustees of New York University, overseer and member of the Executive Committee of New York University’s Stern School of Business and a member of the Council on Foreign Relations. Mr. Kogan earned a Bachelor of Arts degree from The City College of The City University of New York and a Master in Business Administration degree from the New York University Stern School of Business.

Mr. Kogan’s role as Chairman, Chief Executive Officer and President of a publicly-traded global pharmaceutical company, as well as his other senior management positions during his over 30-year career in the pharmaceutical industry, will provide the Board with an executive and leadership perspective on the management and operations of a large public company in a highly regulated industry.

Other Public Company Board Service: Colgate-Palmolive Company

BNY Mellon 2014 Proxy Statement 5

Independent Director since 2007 Age 61

MICHAEL J. KOWALSKI

Chairman and Chief Executive Officer of Tiffany & Co.

Mr. Kowalski has served as Chairman and Chief Executive Officer of Tiffany & Co., an international designer, manufacturer and distributor of jewelry and fine goods, since 2003 and 1999, respectively. Mr. Kowalski has served in key leadership positions at Tiffany & Co. since 1983. Mr. Kowalski is currently a director of Tiffany & Co. and was a director of Fairmont Hotels & Resorts from 2002 to 2006. Mr. Kowalski served as a director of Bank of New York from 2003 to 2007.

Mr. Kowalski serves as Secretary of the Board of Jewelers of America and chairs the Board of Overseers of the University Museum of Archaeology and Anthropology at the University of Pennsylvania. Mr. Kowalski is a trustee of the University of Pennsylvania. Mr. Kowalski earned a Bachelor of Arts degree from the University of Pennsylvania and a Master in Business Administration degree from Harvard University.

Mr. Kowalski’s role as Chairman and Chief Executive Officer of a publicly-traded international manufacturer and retailer of jewelry and other specialty items, as well as his other senior operating and financial management positions during his 30-year career in the jewelry industry, will provide the Board with an executive and leadership perspective on the management, operations and financial oversight of a large public company. Other Public Company Board Service: Tiffany & Co.

Independent Director since 2007 Age 65

JOHN A. LUKE, JR.

Chairman and Chief Executive Officer of MeadWestvaco Corporation

Mr. Luke has served as Chairman and Chief Executive Officer of MeadWestvaco Corporation, a manufacturer of paper, packaging and specialty chemicals, since 2002. Mr. Luke is currently a director of MeadWestvaco Corporation and The Timken Company, where he serves on the Nominating and Corporate Governance Committee and chairs the Compensation Committee. Mr. Luke served as a director of Bank of New York from 1996 to 2007.

Mr. Luke is also a director and former Chairman of the American Forest & Paper Association. He is currently a director of FM Global, where he chairs the Compensation Committee and serves on the Executive Committee. Mr. Luke is ex-officio director and former Chairman of the Sustainable Forestry Initiative, Inc., a former member of the President’s Export Council, and a trustee of the American Enterprise Institute for Public Policy Research as well as the Virginia Museum of Fine Arts, among others. Mr. Luke served as an officer with the U.S. Air Force in Southeast Asia during the Vietnam conflict. Mr. Luke earned a Bachelor of Arts degree from Lawrence University and a Master in Business Administration degree from The Wharton School of Business at the University of Pennsylvania.

Mr. Luke’s role as Chairman and Chief Executive Officer of a publicly-traded global manufacturer of packaging solutions and other products, as well as his other senior management positions during his 35 years at MeadWestvaco Corporation and its predecessors, will provide the Board with an executive and leadership perspective on the management and operations of a large public company.

Other Public Company Board Service: MeadWestvaco Corporation; The Timken Company

BNY Mellon 2014 Proxy Statement 6

Independent Director since 2007 Age 65

MARK A. NORDENBERG

Chancellor, Chief Executive Officer and Distinguished Service Professor of Law of the University of Pittsburgh

Mr. Nordenberg has served as Chancellor and Chief Executive Officer of the University of Pittsburgh, a major public research university, since 1996. Mr. Nordenberg has announced that he will retire as Chancellor effective August 2014 but will remain at the University as Distinguished Service Professor of Law. Mr. Nordenberg served as a director of Mellon from 1998 to 2007.

Mr. Nordenberg joined the University of Pittsburgh’s law faculty in 1977 and served as Dean of the School of Law from 1985 until 1993. Mr. Nordenberg was the interim Provost and Senior Vice Chancellor for Academic Affairs from 1993 to 1994, and interim Chancellor from 1995 to 1996. A specialist in scholarly aspects of civil litigation, he has published books, articles and reports on this topic, and has served as a member of both the United States Supreme Court’s Advisory Committee on Civil Rules and the Pennsylvania Supreme Court’s Civil Procedural Rules Committee. He is a director and executive committee member of the Association of American Universities and has served on the boards of national and regional organizations promoting innovation and economic progress. Mr. Nordenberg received his Bachelor of Arts degree from Thiel College and his Juris Doctorate degree from the University of Wisconsin School of Law.

Mr. Nordenberg’s role for the past 18 years as Chancellor of a major research university and his other senior positions at the university, including Dean of its law school, over his 36-year career at the institution, as well as his legal expertise, will provide the Board with an executive, leadership and legal perspective on the management and operations of a large institution.

Other Public Company Board Service: None

Independent Director since 2007 Age 71

CATHERINE A. REIN

Retired Senior Executive Vice President and Chief Administrative Officer of MetLife, Inc.

Ms. Rein served as Senior Executive Vice President and Chief Administrative Officer of MetLife, Inc., an insurance and financial services company, from 2005 to 2008. Prior to that, Ms. Rein served as President and Chief Executive Officer of Metropolitan Property and Casualty Insurance Company from 1999 to 2005. Ms. Rein served in key leadership positions at MetLife, Inc. from 1985 to 1998. Ms. Rein is currently a director of FirstEnergy Corp., where she serves on the Audit Committee and chairs the Compensation Committee. Ms. Rein served as a director of Bank of New York from 1981 to 2007.

Before joining MetLife, Ms. Rein served as vice president and general counsel for The Continental Group, Inc., a property management company. Prior to that, she was associated with the New York City law firm of Dewey, Ballantine, Bushby, Palmer & Wood. Ms. Rein is a member of the Board of Visitors of the New York University Law School, previously chaired the MetLife Foundation and is a director emeritus of Corning, Inc. Ms. Rein received a Bachelor of Arts degree from The Pennsylvania State University and a Juris Doctorate degree from New York University School of Law.

Ms. Rein’s role in various senior management positions during her 25-year career at a multi-national insurance company that is a Fortune 500 company, as well as her experience as general counsel of another company, will provide the Board with an executive, leadership and legal perspective on the management and operations of a large public company in a highly-regulated industry.

Other Public Company Board Service: FirstEnergy Corp.

BNY Mellon 2014 Proxy Statement 7

Independent Director since 2007 Age 73

WILLIAM C. RICHARDSON

President and Chief Executive Officer Emeritus of The W.K. Kellogg Foundation and Retired Chair and Co-Trustee of The W.K. Kellogg Foundation Trust

Dr. Richardson previously served as President and Chief Executive Officer of The W.K. Kellogg Foundation, a private foundation, as well as Chair and Co-Trustee of The W.K. Kellogg Foundation Trust from 1995 to 2007. Dr. Richardson is currently the lead director of Exelon Corporation, where he serves on the Audit, the Compensation, the Investment Oversight and the Corporate Governance Committees, among others. Dr. Richardson is also a trustee of the Exelon Foundation. Dr. Richardson served as a director of Kellogg Company from 1996 to 2007, where he served on the Finance, Consumer Marketing, and Social Responsibility Committees, among others. He also served as a director of CSX Corporation from 1992 to 2008, where he served on the Audit, the Compensation and the Executive Committees, and as lead director. Dr. Richardson served as a director of Bank of New York from 1998 to 2007.

Dr. Richardson has devoted his academic career to research related to the organization and financing of health services in the U.S. He served as President of The Johns Hopkins University. He was also Graduate Dean and Vice Provost for Research at the University of Washington in Seattle; Executive Vice President and Provost of The Pennsylvania State University; and held various positions at the University of Chicago. Dr. Richardson has chaired numerous boards and commissions at the federal and state levels and in the philanthropic sector. He has served as a director of Mercantile Bankshares Corporation, among others. He served as Professor of Health Policy and Management at The Johns Hopkins University. Dr. Richardson received a Bachelor of Arts degree from Trinity College and a Master in Business Administration degree and a Ph.D. from the University of Chicago.

Dr. Richardson’s senior positions at a major research university and other institutions, and his position as Chief Executive Officer and President for over 10 years of a major foundation, will provide the Board with an executive and leadership perspective on the management and operations of both large institutions and a foundation.

Other Public Company Board Service: Exelon Corporation

Independent Director since 2007 Age 69

SAMUEL C. SCOTT III

Retired Chairman, President and Chief Executive Officer of Corn Products International, Inc.

Prior to his retirement in 2009, Mr. Scott served as Chairman (since 2001), Chief Executive Officer (since 2001), President (since 1997) and management director of Corn Products International, Inc., global producers of corn-refined products and ingredients. Mr. Scott previously served as President of Bestfoods Corn Refining from 1995 to 1997 and President of American Corn Refining from 1989 to 1997. Mr. Scott is currently a director of Motorola Solutions, Inc., where he chairs the Governance and Nominating Committee and serves on the Executive Committee, and a director of Abbott Laboratories, where he serves on the Audit and Compensation Committees. Mr. Scott also serves on the boards of, among others, Chicago Sister Cities, Northwestern Memorial HealthCare, the Chicago Urban League and The Chicago Council on Global Affairs. Mr. Scott received both a Bachelor of Arts degree and a Master in Business Administration degree from Farleigh Dickinson University. Mr. Scott served as a director of Bank of New York from 2003 to 2007.

Mr. Scott’s role as Chairman, Chief Executive Officer and President over the course of 13 years of a publicly-traded international food company, as well as executive positions at other food product companies during his 36-year career, will provide the Board with an executive and leadership perspective on the management and operations of a large public company.

Other Public Company Board Service: Motorola Solutions, Inc.; Abbott Laboratories

BNY Mellon 2014 Proxy Statement 8

Independent Lead Director Director since 2007 Age 69

WESLEY W. VON SCHACK

Chairman, AEGIS Insurance Services, Inc.

Mr. von Schack has served as Chairman of the board of AEGIS Insurance Services, Inc., a mutual property and casualty insurance company since 2006. He is a non-executive director of AEGIS Managing Agency Limited, which manages Syndicate 1225 at Lloyd’s of London. Prior to his retirement in January, 2010, Mr. von Schack served as Chairman, President and Chief Executive Officer of Energy East Corporation, an energy services company, since 1996. Energy East Corporation is a wholly-owned subsidiary of Iberdrola, S.A. He is also a director of Teledyne Technologies Inc., where he serves on the Nominating and Governance and the Personnel and Compensation Committees, and a director of Edwards Lifesciences Corporation, where he serves as lead director and on the Audit Committee. Mr. von Schack was a director of Energy East until his retirement in January 2010. Mr. von Schack served as a director of Mellon from 1989 to 2007.

From 1986 to 1996, Mr. von Schack was Chairman, President and Chief Executive Officer of DQE, a diversified energy services company. Mr. von Schack is Director Emeritus of the Gettysburg Foundation and a former member of the President’s Council – Peconic Land Trust. Mr. von Schack received a Bachelor of Arts degree from Fordham University, a Master in Business Administration degree from St. John’s University and a Ph.D. from Pace University.

Mr. von Schack’s role as Chairman, Chief Executive Officer and President over the course of 24 years of two large publicly-traded energy services companies as well as his other senior management positions, including chief financial officer, during his 35-year career in the energy industry, will provide the Board with an executive and leadership perspective on the management, operations and financial reporting and accounting oversight of a large public company in a highly-regulated industry.

Other Public Company Board Service: Teledyne Technologies Inc.; Edwards Lifesciences Corporation

BNY Mellon 2014 Proxy Statement 9

MAJORITY VOTING STANDARD FOR ELECTION OF DIRECTORS

Under our by-laws, in any uncontested election of directors, each director will be elected if more votes are cast “for” the director’s election than are cast “against” the director’s election, with abstentions and broker non-votes not being counted as a vote cast either “for” or “against” the director’s election. A plurality standard will apply in any contested election of directors, which is an election in which the number of nominees for director exceeds the number of directors to be elected. Pursuant to our Corporate Governance Guidelines, if any incumbent director fails to receive a majority of the votes cast in any uncontested election, the director will be required to tender his or her resignation to the Lead Director (or such other director designated by the Board if the director failing to receive the majority of votes cast is the Lead Director) promptly after the certification of the stockholder vote.

The CG&N Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it, or whether other actions should be taken. In considering whether to accept or reject the tendered resignation, the CG&N Committee will consider whatever factors its members deem relevant, including any stated reasons for the “against” votes, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the company, and the mix of skills and backgrounds of the Board members.

The Board will act on the CG&N Committee’s recommendation no later than 90 days following the certification of the election in question. In considering the recommendation of the CG&N Committee, the Board will consider the factors considered by the CG&N Committee and such additional information and factors as it deems relevant.

Following the Board’s decision, the company will publicly disclose the Board’s decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission, which we refer to as the “SEC.” If the Board does not accept the director’s resignation, it may elect to address the underlying stockholder concerns or to take such other actions it deems appropriate and in the best interests of the company and its stockholders. A director who tenders his or her resignation pursuant to this provision will not vote on the issue of whether his or her tendered resignation will be accepted or rejected. If the Board accepts an incumbent director’s resignation pursuant to this provision, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to our by-laws. If the Board does not accept an incumbent director’s resignation pursuant to this provision, he or she will continue to serve on the Board until the election of his or her successor.

BNY Mellon 2014 Proxy Statement 10

CORPORATE GOVERNANCE

BOARD LEADERSHIP

OUR BOARD LEADERSHIP STRUCTURE

Our Board has reviewed its current leadership structure – which consists of a combined Chairman and Chief Executive Officer with an independent Lead Director – in light of the composition of the Board, the company’s size, the nature of the company’s business, the regulatory framework under which the company operates, the company’s stockholder base, the company’s peer group and other relevant factors. Our Board has determined that a combined Chairman and Chief Executive Officer position, with an independent Lead Director, is currently the most appropriate Board leadership structure for the company. Mr. von Schack, an independent director, currently serves as our Lead Director and his duties and powers are described below. The Board noted the following factors in reaching its determination:

•	The Board acts efficiently and effectively under its current structure, where the Chief Executive Officer also acts as Chairman with a strong independent Lead Director.

•

A combined Chairman/Chief Executive Officer is in the best position to be aware of major issues facing the company on a day-to-day and long-term basis, and to identify and bring key risks and developments facing the company to the Board’s attention (in coordination with the Lead Director as part of the agenda-setting process).

•

A combined Chairman/Chief Executive Officer position eliminates the potential for uncertainty as to who leads the company, providing the company with a single public “face” in dealing with stockholders, employees, regulators, analysts and other constituencies.

•	A strong independent Lead Director provides the Board with the ability to act with respect to management personnel decisions.

•

The Lead Director serves as an effective counterbalance to factors commonly cited as reasons to separate the Chairman and Chief Executive Officer positions, such as concerns that the Chairman/Chief Executive Officer will control the Board agenda or dominate Board meetings. In this regard, the Board noted the following in its review that, as set forth in our Corporate Governance Guidelines:

–

the Lead Director reviews and approves, in coordination with the Chairman/Chief Executive Officer, agendas for Board meetings, materials and information sent or presented to the Board and meeting schedules, and has the authority to add items to the agenda for any Board meeting;

–	the Lead Director presides at executive sessions of independent directors, which are held at each regular Board meeting;

–	the Lead Director serves as a non-exclusive liaison between the other independent directors and the Chairman/Chief Executive Officer;

–	the Lead Director can call meetings of the independent directors in his discretion;

–	the Lead Director is available to meet with major stockholders and regulators under appropriate circumstances; and

–

in conjunction with the chairman of the HRC Committee, the Lead Director discusses with the Chairman/Chief Executive Officer the Board’s annual evaluation of his performance as Chief Executive Officer.

•

The powers of the Chairman under our by-laws are limited – other than chairing meetings of the Board and stockholders, the powers conferred on the Chairman (e.g., ability to call special meetings of stockholders or the Board) can be exercised by the Board or a specified number of directors or, in some cases, the Lead Director, or are administrative in nature (e.g., authority to execute documents on behalf of the company).

•	The Lead Director chairs any meeting of the Board or stockholders at which the Chairman is absent.

•	A substantial majority of our peers utilize a similar board structure with a combined Chairman and Chief Executive Officer, as well as a lead or presiding independent director.

BNY Mellon 2014 Proxy Statement 11

DIRECTOR INDEPENDENCE

DIRECTOR INDEPENDENCE

Our Board has determined that 12 of our 13 director nominees are independent. Our independent director nominees are Ruth E. Bruch; Nicholas M. Donofrio; Jeffrey A. Goldstein; Edmund F. “Ted” Kelly; Richard J. Kogan; Michael J. Kowalski; John A. Luke, Jr.; Mark A.

Nordenberg; Catherine A. Rein; William C. Richardson; Samuel C. Scott III and Wesley W. von Schack. As our Chairman and Chief Executive Officer, Gerald L. Hassell is not independent.

OUR STANDARDS OF INDEPENDENCE

For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with us. To assist it in determining director independence, our Board has established standards (which are also included in our Corporate Governance Guidelines, posted on our website at www.bnymellon.com/governance/guidelines/index.html) based on the specified categories and types of transactions, which conform to, or are more exacting than, the independence requirements of the New York Stock Exchange, or NYSE.

Our Board will also determine that a director is not independent if it finds that the director has material business arrangements with us that would jeopardize that director’s judgment. In making this determination, our Board reviews business arrangements between the company and the director and between the company and any other company for which the director serves as an officer or general partner, or of which the director directly or indirectly owns 10% of the equity. Our Board has determined that these arrangements will not be considered material if:

•	they are of a type that we usually and customarily offer to customers or vendors;

•	they are on terms substantially similar to those for comparable transactions with other customers or vendors under similar circumstances;

•

in the event that the arrangements had not been made or were terminated in the normal course of business, it is not reasonably likely that there would be a material adverse effect on the financial condition, results of operation or business of the recipient; or

•	in the case of personal loans, the loans are subject to and in compliance with Regulation O of the Board of Governors of the Federal Reserve System.

Our Board may also consider other factors as it may deem necessary to arrive at sound determinations as to the independence of each director, and such factors may override the conclusion of independence or non-

independence that would be reached simply by reference to the factors listed above.

In determining that each of the directors, other than Mr. Hassell, is independent, our Board reviewed these standards, the corporate governance rules of the NYSE and the SEC, and the individual circumstances of each director.

The following categories or types of transactions, relationships and arrangements were considered by the Board in determining that a director is independent. None of these transactions, relationships and arrangements rose to the level that would require disclosure under our related party transactions policy described on page 78, and none of the transactions described below were in an amount that exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues, which is one of our standards for director independence:

•

Purchases of goods or services in the ordinary course of business. In 2013, the company and its subsidiaries purchased a small amount of goods and services from the following entities for which one of our independent directors served as an executive officer during 2013: Tiffany & Co. (Mr. Kowalski) and University of Pittsburgh (Mr. Nordenberg). All of these purchases were made in the ordinary course of business. These purchases, when aggregated by seller, did not exceed 0.002% of the selling entity’s annual revenue for its last reported fiscal year or 0.001% of our annual revenue for 2013.

•

Sales of goods or services in the ordinary course of business. The company and its subsidiaries provided various financial services, including asset management services, asset servicing, global markets services, issuer services, treasury services, liquidity investment services or credit services, to the following organizations for which one of our independent directors served as an executive officer during 2013: Hellman & Friedman LLC (Mr. Goldstein); Tiffany & Co. (Mr. Kowalski); MeadWestvaco Corporation (Mr. Luke); and University of Pittsburgh (Mr. Nordenberg). All of the services were provided in the ordinary course of our business and at

BNY Mellon 2014 Proxy Statement 12

prevailing customer rates and terms. The amount of fees paid to us by each purchasing entity was less than 0.07% of that purchasing entity’s annual revenue for its last fiscal year and less than 0.01% of our annual revenue for 2013.

•

Customer relationships. We and our subsidiaries provide ordinary course services, including asset management services, banking services, broker services and home equity loans, to our directors, other than Messrs. Donofrio, Goldstein, Kelly, Kogan and Scott, in each case on terms substantially similar to those offered to other customers in similar circumstances.

•

Charitable contributions. We made (directly, through our subsidiaries or by the BNY Mellon Foundation or the BNY Mellon Foundation of Southwestern Pennsylvania) charitable contributions to not-for-profit, charitable, tax-exempt or non-profit organizations for which one of our independent directors served as a director, executive officer or trustee during 2013, namely Messrs. Donofrio, Kelly, Kogan, Nordenberg, Richardson, Scott and von Schack. In 2013, charitable contributions to these organizations totaled approximately $1,000,000 in the aggregate, and no organization received a contribution greater than $285,000. None of the organizations received contributions in excess of the greater of $1 million or 2% of the organization’s consolidated gross revenues in a single fiscal year within the past three years, which is one of our standards for director independence.

•

Beneficial ownership or voting power. In the ordinary course of our investment management services business, we beneficially own or have the power to vote (through our subsidiaries or through funds advised by our subsidiaries) shares of companies for which one of our independent directors served as an executive officer in 2013, namely Tiffany & Co. (Mr. Kowalski) and MeadWestvaco Corporation (Mr. Luke). As of December 31, 2013, none of our subsidiaries or funds advised by our subsidiaries owned or had the power to vote more than 2% of the outstanding shares of either such company.

Our Board determined that none of the transactions, relationships and arrangements described above constituted a material relationship between the respective director and our company or its subsidiaries for the purpose of the corporate governance rules of the NYSE and SEC and our Corporate Governance Guidelines. As such, our Board determined that these transactions, relationships and arrangements did not affect the independence of such director and did not impair such director’s ability to act in the stockholders’ best interest.

BOARD OVERSIGHT OF RISK

Successful management of our company requires understanding, identification and management of risk. Risk oversight begins with the Board of Directors and two key Board committees: the Risk Committee and the Audit Committee.

Our Board’s Risk Committee consists of independent directors and meets on a regular basis to review and assess our risks, control processes with respect to such risks, and our risk management and fiduciary policies and activities. Our Risk Committee has primary oversight responsibility for risk management, subject to the role of our Audit Committee as described below. As set forth in our Risk Committee’s Charter, our Risk Committee’s responsibilities include, among others:

•	review and approval of the company’s risk appetite statement on an annual basis, and approval of any material amendment to the statement;

•	review of significant financial and other risk exposures and the steps management has taken to monitor, control and report such exposures;

•	evaluation of risk exposure and tolerance, and approval of appropriate transactional or trading limits;
•	review and evaluation of the company’s policies and practices with respect to risk assessment and risk management;

•

review, with respect to risk management and compliance, of (1) reports and significant findings of the company’s Risk Management and Compliance department, which we refer to as the “Risk department,” and the Internal Audit department, which we refer to as “Internal Audit,” (2) significant reports from regulatory agencies and management’s responses, and (3) the Risk department’s scope of work and its planned activities;

•	review of the company’s technology risk management programs; and

•	review of management reports concerning the company’s technology operations and approval, or recommendation to the Board for approval, of related plans or policies, as appropriate.

Our Risk Committee delegates policy formulation and day-to-day oversight of risk to our Chief Risk Officer, who is responsible for implementing an effective risk management structure. Our Risk Committee has the responsibility to

BNY Mellon 2014 Proxy Statement 13

review the appointment, performance and replacement of our Chief Risk Officer.

Our Board’s Audit Committee also plays a role in risk oversight. Our Audit Committee is currently entirely comprised of independent directors who are not members of our Risk Committee. Our Audit Committee reviews and discusses policies with respect to risk assessment and risk management. Our Audit Committee also has oversight responsibility with respect to the integrity of our company’s financial reporting and systems of internal controls regarding finance and accounting, as well as our financial statements. At the management level, Internal Audit is responsible for providing reliable and timely information to our Board and management regarding our company’s effectiveness in identifying and appropriately controlling risks. Annually, our Risk Committee presents to our Audit Committee a report summarizing our Risk Committee’s review of the company’s methods for identifying and managing risks. Semi-annually, our Risk Committee reports to our Audit Committee regarding corporate-wide compliance with laws and regulations. Our Risk Committee escalates to our Audit Committee any items that have significant financial statement impact or require significant financial statement/regulatory disclosures.

Since the financial crisis emerged in September 2008, the Risk and Audit Committees of our Board have held joint sessions at the beginning of each of their regular meetings to hear reports and discuss key risks affecting our company and our management of these risks. All independent directors are typically present during joint sessions, because all independent directors are currently members of either our Risk or Audit Committee. We have intentionally structured our Board committee meetings in a manner that facilitates discussion of major risks with all independent directors, including the Lead Director, at each regular meeting of the Board.

Our company has a comprehensive internal risk framework, which facilitates risk oversight by our Risk Committee. Our risk management framework is designed to:

•	provide that risks are identified, monitored, reported, and priced properly;
•	define and communicate the types and amount of risk the company is willing to take;

•	communicate the type and amount of risk taken to the appropriate management level;

•	maintain a risk management organization that is independent of risk-taking activities; and

•	promote a strong risk management culture that encourages a focus on risk-adjusted performance.

Under this framework, our company has formed a Senior Risk Management Committee, which we refer to as the “SRMC,” which consists of members of senior management and which reports to both the Risk Committee and the Audit Committee of our Board. The SRMC is the most senior focal point within the company to monitor, evaluate and recommend comprehensive policies and solutions to deal with all aspects of risk and to assess the adequacy of any risk remediation plans in our company’s businesses. The SRMC provides reports of its activities to our Risk Committee, and any significant changes in the key responsibilities of the SRMC must be reported to the Risk Committee.

In addition, our company has also formed several risk management sub-committees to identify, assess and manage risks. Each risk management sub-committee reports its activities to the SRMC and any significant changes in the key responsibilities of any sub-committee, or a change in chairmanship of any sub-committee, must be approved by our Chief Risk Officer and subsequently reported to the SRMC.

Our primary risk exposures as well as our risk management framework and methodologies are discussed in further detail on pages 69 to 75 in our 2013 Annual Report. See “Compensation and Risk” on page 25 below for a discussion of risk assessment as it relates to our compensation program.

BNY Mellon 2014 Proxy Statement 14

BOARD MEETINGS AND BOARD COMMITTEE INFORMATION

BOARD MEETINGS

Our Corporate Governance Guidelines provide that our directors are expected to attend our Annual Meeting of stockholders and all regular and special meetings of our Board and committees on which they sit. All of our directors, other than Mr. Luke, attended our 2013 Annual Meeting of stockholders, which was held on April 9, 2013.

Our Board held 12 meetings in 2013. Each incumbent director attended at least 75% of the aggregate number of meetings of our Board and of the committees on which he or she sat, and the average attendance rate was over 93%.

COMMITTEES AND COMMITTEE CHARTERS

Our Board has established several standing committees, including an Audit Committee, a Corporate Governance and Nominating Committee, a Corporate Social Responsibility Committee, a Human Resources and Compensation Committee, a Risk Committee, a Technology Committee and an Executive Committee. Each of the committees makes recommendations to our Board as appropriate and reports periodically to the entire Board. The charters of our Audit Committee, our CG&N Committee, our Corporate Social Responsibility Committee, our Technology Committee, our HRC Committee and our Risk Committee are available on our website at www.bnymellon.com/ governance/committees.

The following table identifies the individual members of our Board serving on each of the standing committees. Our Board determined that Mr. Goldstein will serve on the Risk Committee upon his election. Our Board will consider other committee memberships for the 2014 term following our Annual Meeting.

Director	Audit	Corporate Governance and Nominating	Corporate Social Responsibility	Human Resources and Compensation	Risk	Technology	Executive
Ruth E. Bruch			C	M	M	M
Nicholas M. Donofrio			M		C	M	M
Jeffrey A. Goldstein					M
Gerald L. Hassell							M
Edmund F. “Ted” Kelly				M	M	C
Richard J. Kogan	M	M		M
Michael J. Kowalski	M			M
John A. Luke, Jr.		C			M		M
Mark A. Nordenberg			M		M	M
Catherine A. Rein	C	M					M
William C. Richardson	M	M
Samuel C. Scott III	M		M	C			M
Wesley W. von Schack		M		M	M		C

M — Member

C — Chair

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AUDIT COMMITTEE

In 2013, our Audit Committee, which consists entirely of independent directors, held 11 meetings. Our Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accountants engaged to prepare an audit report or to perform other audit, review or attest services for us. The independent registered public accountants report directly to the committee. Annually, the committee recommends that our Board request stockholder ratification of the appointment of the independent registered public accountants.

The committee also acts on behalf of our Board in monitoring and overseeing the performance of our internal audit function. The committee oversees the operation of a comprehensive system of internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of our independent registered public accountants. The committee has direct responsibility to annually evaluate and, as appropriate, replace the independent registered public accountants. The committee is responsible for the pre-approval of all audit and permitted non-audit services performed by our independent registered public accountants. The committee approves the appointment of our internal Chief Auditor, who functionally reports directly to the committee and administratively reports to the CEO. The committee has the direct responsibility to annually review the performance of the Chief Auditor and, as appropriate, replace the Chief Auditor. At least annually, the committee reviews the organizational structure, qualifications, independence and performance of Internal Audit and the scope of its planned activities. Quarterly, the committee reviews a report from the company’s Disclosure Committee and reports concerning the status of our annual review of internal control over financial reporting, including (i) information about (a) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect our ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in our internal control over financial reporting, and (ii) management’s responses to any such circumstance. The committee’s function is one of oversight, recognizing that our management is responsible for preparing our financial statements, and our independent registered public accountants are responsible for auditing those statements.

Our Board of Directors has determined that its Audit Committee consists entirely of directors who meet the independence requirements of listing standards of the NYSE, Rule 10A-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the rules and regulations of the Federal Deposit Insurance Corporation, which we refer to as the “FDIC.” Our Board has also determined that all members of its Audit Committee are financially literate and have accounting or related financial management expertise within the meaning of the NYSE listing standards as interpreted by our Board. Our Board has determined that Ms. Rein satisfies the definition of “audit committee financial expert” as set out in the rules and regulations under the Exchange Act, based upon her experience actively supervising a principal accounting or financial officer or public accountant. All members of the Audit Committee have “banking and financial management expertise” as set out in the FDIC’s rules and regulations.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

In 2013, our CG&N Committee, which consists entirely of independent directors, held five meetings. As further described above, the committee assists our Board of Directors in reviewing and identifying individuals qualified to become Board members. In addition, the committee reviews non-employee director compensation and benefits on an annual basis and makes recommendations to our Board on appropriate compensation. The committee is also responsible for approving compensation arrangements for non-employee members of the Boards of Directors of our significant subsidiaries. The committee oversees evaluations of our Board and its committees, reviews the structure and responsibilities of the Board’s committees and annually considers committee assignments and will recommend changes to those assignments as necessary. The committee also periodically considers the size of our Board and recommends changes to the size as warranted. The CG&N Committee has the responsibility to develop and recommend to our Board our Corporate Governance Guidelines and propose changes to these guidelines from time to time as may be appropriate.

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CORPORATE SOCIAL RESPONSIBILITY COMMITTEE

In 2013, our Corporate Social Responsibility Committee, which consists entirely of independent directors, held four meetings.

The committee’s purpose is to promote a culture that emphasizes and sets high standards for corporate citizenship and to review corporate performance against those standards. The committee is responsible for providing oversight of the company’s programs regarding strategic philanthropy and employee community involvement, public policy and advocacy, including lobbying and political contributions, environmental management, corporate social responsibility of suppliers, corporate social responsibility governance and reporting and human rights. The committee also provides oversight for the company’s compliance with the Community Reinvestment Act and Fair Lending laws. The committee considers the impact of the company’s businesses, operations and programs from a social responsibility perspective, taking into account the interests of stockholders, clients, suppliers, employees, communities and regulators. For additional information regarding the company’s commitment to corporate social responsibility and the committee’s recent initiatives, please refer to our annual Corporate Social Responsibility Report, which is available on our website at www.bnymellon.com/csr.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

In 2013, our HRC Committee, which consists entirely of independent directors, held seven meetings. The HRC Committee is generally responsible for overseeing our employee compensation and benefit policies and programs, our management development and succession programs, the development and oversight of a succession plan for the position of Chief Executive Officer and our diversity and inclusion programs. The committee also has overall responsibility for executive compensation matters and oversees the other incentive, retirement, welfare and equity plans in which our employees participate. In addition, the committee administers and makes equity and/or cash awards under plans adopted for the benefit of our officers and other employees to the extent required or permitted by the terms of these plans, establishes any related performance goals and determines whether and the extent to which these goals have been attained.

The committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates our Chief Executive Officer’s performance in light of those goals and objectives, and determines and approves our Chief Executive Officer’s compensation on the basis of its evaluation. Although the committee has overall responsibility for executive compensation matters, with respect to the performance evaluation and compensation decisions regarding our Chief Executive Officer, the committee reports its preliminary conclusions to the other independent directors of our full Board in executive session and solicits their input prior to finalizing the committee’s decisions. The committee reviews, evaluates and approves the total compensation of all other executive officers.

In addition, the committee makes recommendations concerning equity-based plans, which recommendations are subject to the approval of our entire Board. The committee administers and makes awards under our various equity-based employee incentive plans and oversees certain retirement plans that we sponsor to ensure that: (i) they provide an appropriate level of benefits in a cost-effective manner to meet our needs and objectives in sponsoring such plans; (ii) they are properly and efficiently administered in accordance with their terms to avoid unnecessary costs and minimize any potential liabilities to us; (iii) our responsibilities as plan sponsor are satisfied; and (iv) financial and other information with respect to such plans is properly recorded and reported in accordance with applicable legal requirements.

The committee has approved the delegation to our Chief Executive Officer of responsibility for determining equity awards to certain non-executive employees who are eligible to receive grants under our Long-Term Incentive Plan, or “LTIP.” This delegated authority is subject to certain limitations, including: (i) total aggregate shares represented by plan awards in any calendar year (1,100,000); (ii) aggregate shares represented by plan awards that may be granted to any one individual in any calendar year (100,000); and (iii) a sub-limit of shares represented by full value awards that may be granted in any calendar year (550,000). In addition, the committee may delegate limited authority to our Chief Executive Officer to grant awards under the LTIP beyond these limits in connection with specific acquisitions or similar transactions.

BNY Mellon 2014 Proxy Statement 17

Finally, as further described in the “Compensation Discussion and Analysis” beginning on page 27 below, our management provides information and recommendations for the committee’s decision-making process in connection with the amount and form of executive compensation, except that no member of management will participate in the decision-making process with respect to his or her own compensation. The Compensation Discussion and Analysis discusses the role of our Chief Executive Officer in determining or recommending the amount and form of executive compensation. In addition, we address the role of our management and its independent compensation consultants and the role of the committee’s independent outside compensation advisor in determining and recommending executive compensation below.

RISK COMMITTEE

In 2013, our Risk Committee, which consists entirely of independent directors, held six meetings. See “Board

Oversight of Risk” on page 13 above for a discussion of the Risk Committee’s duties and responsibilities.

TECHNOLOGY COMMITTEE

In 2013, our Technology Committee, which consists entirely of independent directors, held three meetings.

The Technology Committee is responsible for reviewing and approving the company’s technology planning and strategy, reviewing significant technology investments and expenditures, and monitoring and evaluating existing and future trends in technology that may affect our strategic plans, including monitoring overall industry trends. In addition, the committee receives reports from management concerning the company’s technology and approves related policies or recommends such policies to the Board for approval, as appropriate. Oversight of risks associated with technology remains the responsibility of the Risk Committee.

BNY Mellon 2014 Proxy Statement 18

EXECUTIVE COMPENSATION CONSULTANTS

TO THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The HRC Committee has the sole authority to retain, terminate and approve the fees and other engagement terms of any compensation consultant directly assisting the committee, and may select or receive advice from any compensation consultant only after taking into consideration all factors relevant to the consultant’s independence from management, including the factors set forth in the NYSE’s rules.

COMPENSATION CONSULTANT FOR 2013 COMPENSATION

Aon Hewitt Consulting and its predecessor, Hewitt Associates, Inc., served as the HRC Committee’s independent compensation consultant from August 2009 to February 2014. Most recently, Aon Hewitt Consulting served as the HRC Committee’s independent compensation consultant with respect to 2013 compensation. As discussed in greater detail in the “Compensation Discussion and Analysis” beginning on page 27 below, throughout the year, Aon Hewitt Consulting assisted the HRC Committee in its analysis and evaluation of 2013 compensation matters relating to our executive officers. Aon Hewitt Consulting reported directly to the HRC Committee, attended the in-person and telephonic meetings of the HRC Committee, and met with the HRC Committee in executive session without members of management present. Aon Hewitt Consulting also reviewed and provided input on materials for the HRC Committee’s meetings and advised on other matters that the HRC Committee considered.

The company has historically used affiliates of Aon Hewitt Consulting for additional services, including insurance brokerage services, equity valuation services and compensation market survey data. Aon Risk Services, Inc., an affiliate of Aon Hewitt Consulting, which we refer to as “Aon Risk,” historically has acted as one of the insurance brokers used by the company, and the company has paid some of its insurance premiums to Aon Risk, which premiums are passed through by Aon Risk to the underlying insurance providers. Aon Risk receives commissions from the underlying insurance providers for its services as an insurance broker to the company, which are calculated based on the amount of premiums that the company pays. McLagan Partners, Inc., an affiliate of Aon Hewitt Consulting and an independent consulting firm, has provided the company with compensation market survey data. In addition, Radford Valuation Services, an affiliate of Aon Hewitt Consulting, has provided the company with equity valuation services. Beginning in July 2012, Aon Hewitt Consulting has also been providing health and welfare benefits administration services to the company.

The decisions to engage affiliates of Aon Hewitt Consulting for the services described above were made by management and were not approved by the HRC Committee or the Board of Directors; however, the HRC Committee and the Board of Directors were aware of other services being provided by affiliates of Aon Hewitt Consulting.

Aon Hewitt Consulting has developed safeguards to promote the independence of its executive compensation consulting advice. Aon Hewitt Consulting has informed us that these independence policies include: (i) strong confidentiality requirements and a code of conduct that effectively deters inappropriate behavior by the consultant; (ii) a strict policy against investing in client organizations; (iii) management of multiservice client relationships by separate account executives; (iv) clearly defined engagements with compensation committees that are separate from any other services provided; (v) formal segregation of executive compensation services into a separate business unit; (vi) no incentives for cross-selling of services and no compensation rewards based on other results; (vii) no offers of more favorable terms for companies that retain Aon Corporation for additional services; and (viii) consulting work limited to boards, compensation committees and companies, with no representation of individual executives in any capacity.

In 2013, the company paid approximately $67,392 in fees to Aon Hewitt Consulting for serving as the independent compensation consultant to the HRC Committee. In 2013, the company directly paid an aggregate of $7.25 million in fees to affiliates of Aon Corporation for the additional services described above. In addition, in 2013, Aon Risk received $2.286 million in commissions from insurance providers in connection with Aon Risk’s services as an insurance broker for the company. The HRC Committee has considered the company’s relationship with Aon Hewitt, including the provision of other services to the company by Aon Hewitt, and determined that a conflict of interest does not exist.

BNY Mellon 2014 Proxy Statement 19

COMPENSATION CONSULTANT FOR 2014 COMPENSATION

Due to the 2014 retirement of Aon Hewitt Consulting’s lead consultant, the HRC Committee interviewed a number of potential advisors and determined to engage Compensation Advisory Partners LLC, which we refer to as “CAP,” as its independent compensation consultant beginning with the determination of 2014 plan year compensation. For 2013, as described in detail in the “Compensation Discussion and Analysis” beginning on page 27 below, management engaged CAP to assist in executive compensation matters from time to time. In determining to engage CAP as its independent compensation consultant, the HRC Committee considered

CAP’s independence, including its prior role as management’s advisor. The HRC Committee assessed the independence of CAP pursuant to SEC and NYSE rules and concluded that CAP’s work for the committee does not raise any conflicts of interest that would prevent CAP from independently representing the HRC Committee. Going forward, CAP will work with management in executing its services to the HRC Committee, but will not provide services to management without pre-approval by the HRC Committee Chair. CAP maintains, and has provided to the HRC Committee, its written policy designed to avoid conflicts of interest.

SUCCESSION PLANNING

We have succession plans and succession processes in place for our Chairman and Chief Executive Officer, President, and for the team of approximately 170 senior leaders that make up our management Executive and Operating Committees. Our senior management succession planning process is an organization-wide practice designed to proactively identify, develop and retain the leadership talent that is critical for future business success.

The succession plan for our Chairman and Chief Executive Officer is reviewed annually by the HRC Committee and the other independent directors. The plan identifies a “readiness” level and ranking for each internal candidate. The plan also incorporates the flexibility to define an external hire as a succession option. Formal succession planning for the rest of our senior leaders is also an annual process, which also includes identifying a rank and readiness level for each potential internal candidate and also strategically planning for external hires for positions where, for example, gaps are identified. The HRC Committee and the Board review the succession plans for all Executive Committee positions.

BOARD EXECUTIVE SESSIONS, EVALUATION AND EDUCATION

Our independent directors meet in executive sessions at each regularly scheduled Board meeting. These executive sessions are led by Mr. von Schack, our Lead Director.

Each year, our Board and our Audit, Corporate Governance and Nominating, Corporate Social Responsibility, Human Resources and Compensation, and Technology Committees evaluate their effectiveness. Our Board views self-evaluation as an ongoing process designed to achieve high levels of Board and committee performance.

During 2013, our Board participated in Board information sessions during regularly scheduled and special meetings. During these sessions, directors received business updates from senior management, risk executives and our General Counsel.

Our Board also encourages directors to participate in continuing director education programs and our company reimburses directors for the expenses of this participation. Additionally, any new directors would also participate in our director orientation program in their first six months as a director.

BNY Mellon 2014 Proxy Statement 20

CONTACTING THE BOARD OF DIRECTORS

Interested parties may send communications to our Board or our independent directors or any Board Committee through our Lead Director in accordance with the procedures set forth on our website at www.bnymellon.com/governance/contact.html.

Our Corporate Secretary is authorized to open and review any mail or other correspondence received that is addressed to the Board or any individual director unless the item is marked “Confidential” or “Personal.” If so marked and addressed to the Board, it will be delivered unopened to the Lead Director. If so marked and addressed to an individual director, it will be delivered to the addressee unopened. If, upon opening an envelope or package not so marked, the Corporate Secretary determines that it contains a magazine, solicitation or advertisement, the contents may be discarded.

The Audit Committee has approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by stockholders and other interested persons to our Board of Directors. Any written communication regarding accounting matters are processed in accordance with procedures adopted by the Audit Committee.

In addition, all directors are expected to attend each Annual Meeting of stockholders. While our bylaws, consistent with Delaware law, permit stockholder meetings to occur by remote communication, we intend this to be used only in exigent circumstances. Our Board believes that an in-person Annual Meeting provides an important opportunity for stockholders to meet with and ask questions of senior management and the Board.

BNY Mellon 2014 Proxy Statement 21

COMPENSATION OF DIRECTORS

DIRECTOR COMPENSATION

Our Corporate Governance Guidelines provide that compensation for our independent directors’ services may include annual cash retainers; shares of our common stock; deferred stock units or options on such shares; meeting fees; fees for serving as a committee chair; and fees for serving as a director of one of our subsidiaries. We also reimburse directors for their reasonable out-of-pocket expenses in connection with attendance at Board meetings. In the case of airfare, directors are reimbursed for their travel expenses not exceeding the first-class commercial rate. In addition, corporate aircraft and charter aircraft may be used for directors in accordance with the company’s aircraft usage policy. Directors will also be reimbursed for reasonable out-of-pocket expenses (including tuition and registration fees) relating to attendance at seminars and training sessions relevant to their service on the Board and in connection with meetings or conferences which they attend at the company’s request.

For 2013, our independent directors received an annual cash retainer of $75,000, a meeting fee of $1,800 for each committee meeting attended (including for any meeting of a special committee of the Board) and an annual equity award with a value of $110,000. In addition, the chairs of the Audit Committee, the HRC Committee and the Risk Committee each received an annual cash retainer of $15,000, the chairs of all other committees each received an annual cash retainer of $12,500, and our Lead Director received an annual cash retainer of $25,000. Other than an increase in the HRC Committee and Risk Committee retainers in 2012, the value of the equity award had remained the same since 2008 and the values of the cash retainers had remained the same since 2010.

Each year, the CG&N Committee is responsible for reviewing and making recommendations to the Board regarding independent director compensation. The CG&N Committee annually reviews independent director compensation to ensure that it is consistent with market practice and aligns our directors’ interests with those of long-term stockholders while not calling into question the directors’ objectivity. In undertaking its review, the CG&N Committee utilizes benchmarking data regarding independent director compensation of the company’s peer group based on public filings with the SEC, as well as survey information analyzing independent director compensation at U.S. public companies.

Based on its review, in December 2013, the CG&N Committee recommended, and the Board approved, the following changes to be effective in 2014:

•	an increase in the annual cash retainer from $75,000 to $110,000;

•	an increase in the annual equity award from a value of $110,000 to $130,000 for each independent director;

•	an increase in the annual cash retainer for our lead director from $25,000 to $50,000;

•	an increase in the annual cash retainer for the chairmen of the Audit Committee and the Risk Committee from $15,000 to $30,000;

•	an increase in the annual cash retainer for the chair of the HRC Committee from $15,000 to $25,000;

•	an increase in the annual cash retainer for the chairmen of all other committees from $12,500 to $20,000;

•	the elimination of standing committee meeting fees; and

•	the establishment of an annual membership fee of $10,000 for each member of the Audit Committee and the Risk Committee.

The Board also considered Aon Hewitt Consulting’s advice in determining to approve these changes. We believe that they are consistent with current market practice, recognize the critical role that our directors play in effectively managing the company and responding to stockholders, regulators and other key stakeholders, and will assist us in attracting and retaining highly qualified candidates.

The annual cash retainer will continue to be payable in quarterly installments in advance. The annual equity award will continue to be in the form of deferred stock units that vest on the earlier of one year after the date of the award or on the date of the next Annual Meeting of stockholders, and must be held for as long as the director serves on the Board. The units accrue dividends, which are reinvested in additional deferred stock units. For 2014, this award of deferred stock units will be granted shortly after the 2014 Annual Meeting.

BNY Mellon 2014 Proxy Statement 22

In the merger of Bank of New York and Mellon, we assumed the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc., which we refer to as the “Bank of New York Directors Plan,” and the Mellon Elective Deferred Compensation Plan for Directors, which we refer to as the “Mellon Directors Plan.” Under the Bank of New York Directors Plan, participating legacy Bank of New York directors continued to defer receipt of all or part of their annual retainer and committee fees earned through 2007. Under the Mellon Directors Plan, participating legacy Mellon directors continued to defer receipt of all or part of their annual retainer and fees earned through 2007. Both plans are nonqualified plans, and neither plan is funded.

Although the Bank of New York Directors Plan and the Mellon Directors Plan continue to exist, all new deferrals of director compensation by any of the independent directors have been made under the Director Deferred Compensation Plan, which was adopted effective as of January 1, 2008. Under this plan, an independent director can direct all or a portion of his or her annual retainer or other fees into either (i) variable funds, credited with gains or losses that mirror market performance of market style funds or (ii) the company’s phantom stock.

BNY Mellon 2014 Proxy Statement 23

2013 DIRECTOR COMPENSATION TABLE

The following table provides information concerning the compensation of each independent director who served in 2013. Mr. Hassell did not receive any compensation for his service as a director.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation($) (4)	Total($)
Ruth E. Bruch	$125,300	$109,977	$—	$—	$235,277
Nicholas M. Donofrio(1)	$115,200	$109,977	$—	$772	$225,949
Edmund F. Kelly	$118,100	$109,977	$—	$—	$228,077
Richard J. Kogan	$118,200	$109,977	$—	$—	$228,177
Michael J. Kowalski(1)	$109,200	$109,977	$—	$423	$219,600
John A. Luke, Jr.	$101,900	$109,977	$—	$—	$211,877
Mark A. Nordenberg	$123,600	$109,977	$8,730	$2,082	$244,389
Catherine A. Rein	$117,000	$109,977	$—	$1,662	$228,639
William C. Richardson	$152,090	$109,977	$—	$772	$262,839
Samuel C. Scott III	$129,600	$109,977	$—	$422	$239,999
Wesley W. von Schack(1)	$172,900	$109,977	$107,602	$3,119	$393,598

(1)	Elected to defer all or part of cash compensation in the Director Deferred Compensation Plan.

(2)

Amount shown represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (or “FASB ASC”) 718 Compensation-Stock Compensation for 4,119 deferred stock units granted to each independent director in April 2013, using the valuation methodology for equity awards set forth in footnote 17 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013. As of December 31, 2013, each independent director owned 4,180 unvested deferred stock units.

(3)

The amounts disclosed in this column for Messrs. Nordenberg and von Schack represent the sum of the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Mellon Directors Plan. Under the Mellon Directors Plan, deferred amounts receive earnings based on (i) the declared rate, reflecting the return on the 120-month rolling average of the 10-year T-Note rate enhanced based on years of service and compounded annually, (ii) variable funds, which are credited with gains or losses that “mirror” the market performance of market-style funds or (iii) the company’s phantom stock. The fully enhanced declared rate for 2013 was 5.05%. The present value of Ms. Rein’s accumulated pension benefit under The Bank of New York Company, Inc. Retirement Plan for Non-Employee Directors decreased by $16,182 due to a change in the FASB ASC 715 discount rate used to calculate the pension value. Ms. Rein is the only current director who participates in this plan. Participation in this plan was frozen as to participants and benefit accruals as of May 11, 1999.

(4)

The amounts disclosed for Messrs. Donofrio, Kowalski, Richardson and Scott and Ms. Rein reflect the amount of a 5% discount on purchases of phantom stock when dividend equivalents are reinvested under the Bank of New York Directors Plan. The amounts disclosed for Messrs. Nordenberg and von Schack reflect the estimated cost of the legacy Mellon Directors’ Charitable Giving Program, which remains in effect for them and certain other legacy Mellon directors. Upon such legacy Mellon director’s death, the company will make an aggregate donation of $250,000 to one or more charitable or educational organizations of the director’s choice. The donations are paid in 10 annual installments to each organization.

BNY Mellon 2014 Proxy Statement 24

COMPENSATION AND RISK

On a regular basis, our Chief Risk Officer and our HRC Committee review the company’s employee compensation plans and practices for alignment with sound risk management. In 2013, our Chief Risk Officer met with the HRC Committee two times to discuss and review compensation plans, including the plans in which members of the Executive Committee, our most senior management committee, participate. With respect to employees broadly, we also monitor the company’s compensation plans through a management-level compensation oversight committee that includes our Chief Risk Officer, Chief Human Resources Officer, Chief Financial Officer and the Risk Management and Compliance Chief Administrative Officer. The committee receives regular reports, meets at least on a quarterly basis and reports to the HRC Committee on risk-related compensation issues.

We identify employees who, individually or as a group, are responsible for activities that may expose us to material amounts of risk, using a risk-related performance evaluation program with adjustments determined by a committee comprised of members of senior management responsible for control functions with such adjustments later reviewed by the HRC Committee. The incentive compensation of identified employees is directly linked to risk-taking either through a “risk scorecard” or through the inclusion of a standard risk goal as part of our performance management process.

With respect to the incentive program for our Executive Committee, which is comprised of our named executive officers as well as 11 other senior management employees, the 2013 features designed to mitigate imprudent risk-taking include:

•	Direct linkage of compensation and risk through use of a “risk scorecard” as described above, which can result in negative risk-based adjustments to awards under our annual incentive plan, the “Executive Incentive Compensation Plan” or “EICP.”

•

Upfront adjustments to between 0-125% of target based on 2013 performance, including potential downward adjustments for risk scorecard results, in setting target 2013 long-term equity incentive awards under our LTIP.

•	Subjecting all equity awards to 100% forfeiture during the vesting period based on ongoing risk assessments, which contributes to a comprehensive risk adjustment process.

•

Clawback of some or all of a cash incentive award within three years of the award date if an executive officer is found to have engaged in fraud or to directly or indirectly to have contributed to a financial restatement or other irregularity during the award performance period.

•	Inclusion of risk-based and quantitative measures, including economic capital and earnings per share, in determining the “corporate component” of the EICP.

•	Achievement of a Basel I Tier 1 common ratio of at least 9% as a condition for funding awards under the EICP and time-based restricted stock units under the LTIP.

Based on the above, we do not believe that our compensation plans and practices create risks that are reasonably likely to have a material adverse effect on the company.

BNY Mellon 2014 Proxy Statement 25

PROPOSAL 2 – ADVISORY APPROVAL OF

2013 COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires public companies to provide their stockholders with an advisory vote to approve executive compensation at least once every three years. We are providing this stockholder advisory vote on our executive compensation in accordance with Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a).

OUR BOARD SUPPORTS A SAY-ON-PAY VOTE, AND WE CONSIDER THE RESULTS CAREFULLY

Since our 2009 Annual Meeting, we have provided stockholders with an advisory vote on our executive compensation program each year. At last year’s Annual Meeting, 97% of the votes cast approved our 2012 executive compensation program (up from 59% for our 2011 program).

Our Board values our stockholders’ feedback. We continued our annual outreach process during the year, inviting comments from investors representing about 60% of our outstanding shares as well as from proxy advisory firms and other stakeholders. Our solicitations resulted in our having conversations with investors representing almost 25% of our outstanding shares. Our HRC Committee took into consideration the feedback received, including strong support from our stockholders last year for our compensation program, including our 2013 pay-for-performance enhancements. Based on this feedback and the results of last year’s say-on-pay vote, our HRC Committee determined to keep the structure of our executive compensation program for 2014 essentially the same. Some of the changes are described in the “Compensation Discussion and Analysis” beginning on page 27 below. As we refine our compensation program, policies and practices, and determine compensation results going forward, we will continue to consider feedback from our stakeholders.

At our 2011 Annual Meeting, we also provided stockholders with an advisory vote with respect to how often the company should hold a say-on-pay vote and 86% of the votes cast voted in favor of holding an advisory vote on our executive compensation program annually. Consistent with the voting results, we intend to hold an advisory vote each year on our executive compensation program, until the next stockholder advisory vote on its frequency, which we expect will occur at our 2017 Annual Meeting.

EFFECT OF ADVISORY VOTE

Your vote on this resolution is an advisory vote. The Board is not required to take any action in response to the stockholder vote. However, the Board values our stockholders’ opinions, and, as in prior years, the Board intends to evaluate the results of the 2014 vote carefully when making future decisions regarding compensation of the named executive officers.

RESOLUTION

The Board of Directors recommends that stockholders approve the following resolution:

RESOLVED, that the stockholders approve the 2013 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).

The Board of Directors unanimously recommends that you vote “FOR” approval of the 2013 compensation of our named executive officers, as disclosed in this proxy statement.

BNY Mellon 2014 Proxy Statement 26

COMPENSATION DISCUSSION AND ANALYSIS

2013 PAY FOR PERFORMANCE SUMMARY

PROGRAM DESIGN

Our core compensation principles are pay for performance, alignment with stockholders’ interests and appropriate risk taking.

For 2013, we changed our executive compensation program to:

•   substantially increase the portion of pay that varies directly with yearly performance,

•   increase the part of the annual incentive deferred through restricted stock units (RSUs),

•   introduce three-year performance share units (PSUs) as our exclusive long-term performance vehicle, and

•   expand our risk-based forfeiture provisions.

Components of 2013 Target Variable CEO Compensation

PERFORMANCE RESULTS

We measure performance using a variety of corporate, business, risk and individual measures to ensure a balanced approach to incentive compensation. Our most significant measure for annual performance was earnings per share (EPS) and for long-term performance was return on risk-weighted assets (RRWA) against respective targets. We chose these measures based on investor feedback and because we believe they correlate to long-term stockholder value.

For 2013, our EPS, as adjusted for the impact of the U.S. Tax Court’s rulings in 2013 disallowing some foreign tax credits from before the Bank of New York and Mellon merger (the “Tax Ruling”), exceeded our budgeted EPS and our total shareholder return was 39%. The impact of the Tax Ruling was reflected directly in the earnout of our long-term incentive awards, but was excluded as an unplanned, unusual item from the calculation of the corporate component of our annual incentive pursuant to the provisions of the annual incentive program.

Our financial results also included year-over-year increases in pre-tax income (up 12%), investment management and performance fees (up 7%), investment services fees (up 4%), assets under management (up 14%), and assets under custody and/or administration (up $1.3 trillion). We recorded net asset management inflows of $100 billion and had a total shareholder return (TSR) above median relative to both the S&P 500 Financials Index and our peer group.

Earnings Per Share * Excludes the impact of the Tax Ruling. Total Shareholder Return

BNY Mellon 2014 Proxy Statement 27

In addition, we returned approximately $1.7 billion to stockholders in the form of dividends and stock buybacks, increased our Basel III Tier 1 common equity to an estimated ratio of 10.6% and continued to maintain high credit ratings relative to peer banks.

CEO PAY

In 2014, the HRC Committee awarded Mr. Hassell 97% of his annual incentive target and 100% of his long-term incentive target, reflecting our performance highlighted above. As part of this process, the HRC Committee set the corporate component of our annual incentive (which applies to all of our named executives) at the bottom of the guideline range, taking into account financial and risk metrics as detailed on pages 35 to 36.

In the first quarter of 2013, the HRC Committee awarded our CEO’s entire long-term award in the form of PSUs. The first third was earned at 87% based on 2013 RRWA. The PSU earnout reflects the negative impact of the Tax Ruling.

2013 CEO Award Determinations

SAY ON PAY & STOCKHOLDER OUTREACH

Our 2013 say-on-pay vote received 97% approval. We continued our annual outreach process during the year, inviting comments from investors representing about 60% of our outstanding shares, as well as from proxy advisory firms and other stakeholders, and had conversations with investors representing almost 25% of our outstanding shares. We received strong support for our 2013 enhancements and, based in part on the feedback received, our HRC Committee determined to implement the changes described below.

2014 ENHANCEMENTS

For our 2014 annual program, we continue use of corporate component guidelines based on EPS but set the threshold and maximum guideline ranges at higher percentage performance levels against our EPS budget than in 2013 and provide for a zero corporate component payout for any level of performance below threshold. In addition, if we do not earn more in 2014 than we did in 2013 on an adjusted basis, the corporate component payout will be significantly less. We also added expense control/operating leverage as an additional key item that the HRC Committee considers when determining the corporate component payout.

For our 2014 long-term program, we adopted an approach that enhances the link between prior-year annual performance and year-end compensation decisions. In February 2013, we made long-term equity grants based on target amounts that were adjusted for 2012 results. In February 2014, we granted long-term equity awards based on 2013 performance, starting with the same targets as we used last year but at the same time set targets that will be used for determining annual and long-term incentives in first quarter 2015, based on 2014 performance. Although annual incentive targets were always communicated at the start of the year, this communication now also applies to the long-term incentive targets. 2014 target compensation for our CEO, which is shown on the right, was unchanged from 2013.

We continue our practices of subjecting long-term awards to three-year performance conditions, having one regular grant of long-term awards each year and deferring a significant portion of the annual incentive through RSUs.

Say-on-Pay Vote
2014 Target CEO Compensation (unchanged from 2013)

BNY Mellon 2014 Proxy Statement 28

COMPENSATION PHILOSOPHY, PRACTICES AND PROCESS

COMPENSATION PHILOSOPHY

In making compensation decisions, the HRC Committee uses the following core principles of the company’s Global Remuneration Policy (available at http://www.bnymellon.com/policy) to ensure that our compensation structure is competitive and reflects our core values:

•

Pay for performance. Provide market competitive compensation with a focus on pay for performance both at the individual (which includes business unit performance for executives as applicable) and corporate levels.

•	Alignment with stockholders’ interests. Motivate actions that contribute to superior financial performance and long-term stockholder value.

•

Appropriate risk-taking. Ensure that our incentive compensation arrangements do not encourage our employees to take unnecessary and excessive risks, including risks beyond our risk appetite or that threaten the value of the company. Our risk appetite statement may be found in our 2013 Annual Report, available at www.edocumentview.com/bk.

KEY COMPENSATION PRACTICES

In addition to aligning executive pay with long-term stockholder interests, we are committed to good corporate governance practices and mitigation of inappropriate risk-taking. To further this commitment, our 2013 compensation program has the following features:

•     Direct link to performance. Variable pay makes up more than 90% of 2013 target compensation for our named executive officers. The amount of variable pay realized depends directly on the achievement of pre-established performance metrics that support both our short- and long-term business and risk-related objectives.

•     Direct link to sustained financial performance. The exclusive vehicle for our named executives’ long-term equity incentive awards are PSUs. The PSUs will be earned 0-125% based on our RRWA over each year of the performance period. Accordingly, strong performance is required over each of three separate years to fully earn PSUs.

•     Balanced approach to annual incentives. Our named executives’ annual incentive awards are earned based on a “balanced scorecard” that measures performance against (1) corporate financial and capital results and (2) each named executive officer’s functional, strategic and operational results, including business financial results, if applicable, and expense management. This creates a comprehensive analysis of our named executives’ performance each year.

•     Long-term equity ownership. About 65% of 2013 target compensation for our CEO and 55% for our other named executive officers is deferred in the form of RSUs and PSUs. The RSUs vest in equal installments over three years. Earned PSUs cliff vest after the end of the three-year performance periods.

What we do:

✓    Directly link pay to performance

✓    Balance risk and reward in compensation

✓    Require sustained financial performance to earn full amount of long-term awards

✓    Use a balanced approach for annual incentives with both corporate and individual goals

✓    Promote long-term stock ownership through deferred equity compensation

✓    Require compliance with stock ownership guidelines and post-vest holding requirements

✓    Subject cash incentive and equity awards to recoupment and forfeiture policies

✓    Engage an independent compensation consultant

✓    Review our compensation program annually

✓    Robust stockholder outreach program

What we don’t do:

✗    No excessive change-in-control or other severance benefits

✗    No single-trigger change-in-control benefits

✗    No tax gross-ups on severance payments

✗    No employment agreements

✗    No guaranteed bonuses or equity grants

✗    No excessive perquisites or benefits

✗    No tax gross-ups for perquisites

✗    No hedging or short sales of our stock

✗    No stock options with exercise price below market

✗    No stock options with reload provisions

✗    No repricing of underwater stock options without stockholder approval

BNY Mellon 2014 Proxy Statement 29

•

Recoupment and forfeiture policies. Our named executive officers are subject to recoupment policies that provide for the cancellation or clawback of cash incentive and equity awards in the event of, among other things, failure to comply with company policies, fraud, or conduct contributing to any financial restatement or other irregularity.

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Stock ownership guidelines. Our CEO must acquire and retain company stock equal to six times base salary, while our other named executive officers must acquire and retain stock equal to four times base salary.

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Independent compensation consultant. Our HRC Committee engages an independent compensation consultant in its review of executive pay and our corporate governance practices and overall compensation program.

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Annual review of compensation program. Each year, our HRC Committee reviews our compensation program to ensure that executive pay is aligned with long-term stockholder interests, sound risk policies and evolving regulatory requirements.

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Balancing risk and reward. We engage in a risk review process that measures compliance with predetermined risk metrics that are appropriate for our business objectives. Risk performance by our named executive officers is documented through a risk scorecard, and unacceptable assessments result in the reduction or complete elimination of annual incentives. In addition, both RSUs and PSUs are subject to 100% forfeiture during the vesting period based on risk scorecard assessments.

HRC COMMITTEE ROLE AND RESPONSIBILITY

Our HRC Committee establishes the compensation for our named executive officers as it may determine is in the best interest of the company and our stockholders. The HRC Committee determines their compensation elements for each year, including the terms and conditions applicable to each element and the timing of the payments and awards.

In the first quarter of 2013, for each named executive officer, the HRC Committee:

•	approved base salary levels;

•

established target amounts for the annual incentive award for 2013, which may be earned based on performance under the corporate component and individual component of the award and payable in a combination of cash and RSUs; and

•

granted a long-term equity incentive award in the form of PSUs, following consideration and adjustment based on prior-year achievement of performance, strategic milestones and prior-year risk scorecard results.

In setting 2013 compensation targets, the HRC Committee, assisted by its independent compensation consultant, considered a variety of factors over multiple meetings, including our financial performance, data concerning peer companies’ executive compensation programs and market trends and outlook within the broader financial services industry. The HRC Committee also considered changes in responsibilities, internal pay positioning, competitive pay levels and prior compensation as part of its decision-making process. These factors were considered holistically, and no one factor had an assigned or specific quantifiable impact on the target compensation levels established by the HRC Committee.

During the course of the year, the HRC Committee received regular updates on performance forecasts versus performance goals, regulatory and legislative developments and other relevant matters. In the first quarter of 2014, the HRC Committee evaluated 2013 corporate performance, using a combination of financial and qualitative measures as well as each named executive officer’s individual performance. This evaluation was used by the HRC Committee in determining final amounts for the 2013 annual incentive awards and upfront adjustments to the long-term equity incentive award granted in 2014, as discussed in more detail on pages 34 through 40. To highlight the connection between incentive opportunity and current-year performance, the HRC Committee also provided each named executive officer with incentive compensation targets for both their 2014 annual incentive and long-term incentive awards, with the actual award amounts to be determined in the first quarter of 2015 based on performance.

Although the HRC Committee has overall responsibility for executive compensation matters, the HRC Committee reports its preliminary conclusions and compensation decisions regarding our CEO, and information on the process used by the HRC Committee, to the other independent members of our Board in executive session and solicits their input prior to finalizing determinations concerning the CEO. The HRC Committee also advises and discusses with the other independent directors compensation decisions regarding our other named executive officers and the process used by the HRC Committee.

BNY Mellon 2014 Proxy Statement 30

RISK AND REGULATORY REVIEW

As described in the Compensation and Risk section above on page 25, our Chief Risk Officer and our HRC Committee review our compensation plans, including the plans in which each of our named executive officers and other members of the Executive Committee participate, on a regular basis. Based on these reviews and our approach to risk management, we believe that our compensation plans, arrangements and agreements with the named executive officers are well balanced and do not encourage imprudent risk-taking that threatens our company’s value. In addition, annual performance assessments for our named executive officers take into account a risk assessment for both the company as a whole and for each individual. The HRC

Committee does not believe that the risks arising from the company’s compensation plans, policies and practices are reasonably likely to have a material adverse effect on the company.

We are subject to regulation by various U.S. and international governmental and regulatory agencies with respect to executive compensation matters and the consideration of risk in the context of compensation. Our compensation programs have been designed to comply with these regulations, and the HRC Committee regularly monitors new and proposed regulations as they develop to determine if additional action is required.

ROLE OF COMPENSATION CONSULTANTS

The HRC Committee retained Aon Hewitt Consulting, an affiliate of Aon Corporation, to serve as the HRC Committee’s independent compensation consultant from August 2009 to February 2014. Aon Hewitt Consulting regularly attended HRC Committee meetings and, with respect to compensation decisions for 2013, provided advice on matters including market practices and trends, peer group composition and incentive programs and CEO target compensation and performance. We discuss payments to Aon Hewitt Consulting and Aon Corporation and its affiliates in greater detail on page 19 of this proxy statement. For 2013, the company engaged Compensation Advisory Partners LLC, which we refer to as “CAP,” to assist management with various executive compensation matters, including compiling data about our peer group and industry, compiling and analyzing data about the compensation practices and programs of our peers and our industry, evaluating proposed aspects of our executive compensation program, preparing and presenting materials relative to our executive compensation program to the HRC Committee and providing advice and recommendations to management. Due to the upcoming retirement of Aon Hewitt Consulting’s lead consultant, the HRC Committee interviewed a number of potential advisors and determined to engage CAP as its independent compensation consultant beginning with the determination of 2014 plan year compensation. The HRC Committee considered, among other things, CAP’s performance in its prior role as compensation advisor to management and the potential of conflicts resulting from its prior engagement. We discuss the factors that the HRC Committee considered in more detail on page 20 of this proxy statement.

PEER GROUP COMPARISON

The HRC Committee and our management use compensation data from our peer group to provide a basis for assessing relative company performance, to provide data for the HRC Committee to assess competitiveness in determining targeted and actual compensation and to analyze market trends and practices. The HRC Committee also considered data from our peer group in its decision to follow management’s suggestion to use RRWA as the performance metric for our named executive officers’ long-term incentive awards.

In evaluating and selecting companies for inclusion in the peer group, the HRC Committee targets complex financial companies with which we typically compete for executive talent and business. In particular, the HRC Committee selected these companies based on:

•	mix of businesses (e.g., asset management, asset servicing and clearing services) and other financial services companies with similar business models that operate in a similar regulatory environment;

•	relative size in terms of revenue, market capitalization and assets under management (AUM), as well as total assets and net income;

•	position as competitors for customers and clients, executive talent and investment capital; and

•	global presence.

BNY Mellon 2014 Proxy Statement 31

The HRC Committee reviewed data relating to our 2012 peer group and considered input from Aon Hewitt Consulting, management and CAP. The 2013 peer group selected by the HRC Committee was unchanged from 2012:

American Express Company	Northern Trust Corporation
Bank of America Corporation	The PNC Financial Services Group, Inc.
BlackRock, Inc.	Prudential Financial, Inc.
The Charles Schwab Corporation	State Street Corporation
Citigroup Inc.	U.S. Bancorp
JPMorgan Chase & Co.	Wells Fargo & Company

The following chart details how the company compared against our peer group on key financial metrics:

Metric	Comparison to Peer Group
2012 Revenue	35th percentile
2012 Assets Under Management	76th percentile
2012 Total Assets	55th percentile
2012 Reported Net Income	38th percentile
2012 Percentage of Foreign Sales	80th percentile
2012 Year-End Market Capitalization	35th percentile

For certain named executive officers, data relating to the peer group is supplemented with industry data from surveys conducted by national compensation consulting firms and other data to assess the compensation levels and practices in the businesses and markets in which we compete for executive talent. All peer group data and other information provided to the HRC Committee by Aon Hewitt Consulting, management and CAP was used by the HRC Committee in setting target levels of compensation for our named executive officers.

In February 2014, the HRC Committee determined to update the peer group that will be used for 2014 compensation decisions after considering input from Aon Hewitt Consulting, management and CAP. In particular, the HRC Committee replaced American Express Company, Bank of America Corporation and Citigroup Inc. with Franklin Resources, Inc. and Morgan Stanley to further align the peer group with our strategic direction and relative size.

BNY Mellon 2014 Proxy Statement 32

COMPENSATION DECISIONS

COMPENSATION ELEMENTS

Component	Form	Description
Base Salary	Cash

•     Represents about 8% of total target pay for our CEO and about 8% on average for our other named executive officers

•     Sole fixed source of cash compensation

•     Set by the HRC Committee based on position, level of responsibilities, internal pay positioning, and competitive market data

Annual Incentives	Cash – 43% for CEO, 57% for other NEOs RSUs – 57% for CEO, 43% for other NEOs

•     Represents about 65% of total target pay for our CEO and about 64% on average for our other named executive officers

•     Earned using a “balanced scorecard” that includes corporate and individual performance goals and risk assessments

•     Subject to a threshold Basel I Tier 1 common ratio of 9% as a condition to funding

•     RSUs vest in equal installments over three years and are subject to forfeiture during their vesting period based on annual risk assessments

•     Cash dividend equivalents are accrued and paid only at vesting

Long-Term Equity Incentives	PSUs – 100%

•     Represents about 27% of total target pay for our CEO and about 28% on average for our other named executive officers

•     Granted annually based on prior-year performance results, strategic objectives and prior-year risk scorecard results

•     Earned between 0-125% based on our RRWA over each year of the three-year performance period

•     Subject to forfeiture during their vesting period based on annual risk assessments

•     Earned PSUs cliff vest after the end of three-year performance periods

•     Dividend equivalents are reinvested and paid only at vesting based on performance

BASE SALARY

In February 2013, the HRC Committee reviewed the base salaries of our named executive officers based on competitive market data, as well as each named executive officer’s position and level of responsibilities. After consulting with its independent compensation consultant, the HRC Committee decided to maintain all base salaries for the named executive officers except Messrs. Arledge and Keaney. The HRC Committee determined to increase each of Messrs. Arledge and Keaney’s base salary from $600,000 to $650,000 effective July 1, 2013 to reflect their position and level of responsibility and better align internal base pay among members of the Executive Committee. Mr. Arledge’s salary increase was part of a pay mix adjustment and his total target compensation did not increase from 2012 to 2013.

BNY Mellon 2014 Proxy Statement 33

ANNUAL INCENTIVES

Executive Incentive Compensation Plan

Under the EICP approved by our stockholders in April 2011, our named executive officers have the opportunity to earn annual incentives based on achievement of pre-established goals for the year. Awards earned under the EICP are based on a “balanced scorecard” of both corporate and individual goals, and are subject to a minimum funding requirement based on the Basel I Tier 1 common ratio.

Awards under the EICP generally are designed with the intent of qualifying as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. In that regard, awards paid to any individual participant for the calendar year cannot exceed the sum of $3 million plus 0.5% of the company’s positive pre-tax income from continuing operations, before the impact of the cumulative effect of accounting changes and extraordinary items, as disclosed on our consolidated statement of income for such year included in our Annual Report on Form 10-K.

Minimum Funding Requirement. In February 2013, the HRC Committee determined that a Basel I Tier 1 common ratio of at least 9%, which was above the minimum regulatory threshold ratio for a “well capitalized” bank, continues to be an appropriate threshold goal to fund annual incentives. This threshold funding goal was met, with a Basel I Tier 1 common ratio of 14.5% as of December 31, 2013.

Balanced Scorecard Approach. We adopted the use of a “balanced scorecard” approach in 2009. In February 2013, the HRC Committee reevaluated this approach and determined that it continues to be appropriate. This approach measures (1) corporate financial and capital results, which we refer to as the “corporate component” and (2) each named executive officer’s functional, strategic and operational results, including business financial results, if applicable, and expense management, which we refer to as the “individual component.” The process is a comprehensive analysis of corporate and individual performance that includes discretion by the HRC Committee rather than a simple mathematical formula.

Interaction with Risk Scorecard. We adopted the use of a risk scorecard in 2011 to formally connect compensation and risk taking. The risk scorecard takes into account liquidity,

operational, reputation, market, credit and technology risks by measuring:

•	maintenance of an adequate compliance program, including adhering to the compliance rules and programs established by the company;

•

protection of the company’s reputation, including reviewing the company’s business practices to ensure that they comply with laws, regulations and policies, and that business decisions are free from actual or perceived conflicts;

•	management of operational risk, including managing operational losses and maintaining proper controls;

•

compliance with all applicable credit, market and liquidity risk limits, including understanding and monitoring risks associated with relevant businesses and new client acceptance, as well as appropriately resolving or escalating risk issues to minimize losses; and

•	meeting Internal Audit expectations, including establishing an appropriate governance culture, achieving acceptable audit results and remediating control issues in a timely manner.

The results of the HRC Committee’s review of the risk scorecard were taken into account by the HRC Committee in determining the corporate and individual components of the balanced scorecard as described below.

2013 Annual Incentive Metrics and Payouts

In early 2013, the HRC Committee established target payouts and the corporate and individual components of the scorecard. The weightings of these components are based on the executive officer’s role within the company. The corporate component is given more weight for Mr. Hassell, who is the most senior member of management, to more closely tie his compensation to corporate performance. The individual component is given more weight for Messrs. Arledge and Keaney, who are each responsible for a major business, and is equally weighted with the corporate component for the other named executive officers (Messrs. Gibbons and Rogan) who are each generally responsible for a corporate service function.

BNY Mellon 2014 Proxy Statement 34

The following table shows target 2013 annual incentive awards set in February 2013 and the corporate and individual component for each NEO.

		Weight
Name	Target Payout	Corporate Component	Individual Component*
Hassell	$8,400,000	65%	35%
Gibbons	$3,745,000	50%	50%
Arledge	$9,345,000	35%	65%
Keaney	$3,745,000	35%	65%
Rogan	$3,745,000	50%	50%

  *including business financial performance, as applicable

The following table shows the actual amounts earned after the HRC Committee reviewed performance against each named executive’s goals in February 2014. The HRC Committee’s determinations are discussed in more detail below.

Name		Total Payout Components		Total Payout Components
	Total Actual Payout	Corporate Component	Individual Component	Cash	RSUs
Hassell	$8,127,000 about 97% of target	$5,187,000	$2,940,000	$3,486,483	$4,640,517
Gibbons	$3,651,376 about 98% of target	$1,778,875	$1,872,501	$2,084,936	$1,566,440
Arledge	$9,363,691 about 100% of target	$3,107,213	$6,256,478	$5,346,668	$4,017,023
Keaney	$3,677,591 about 98% of target	$1,245,213	$2,432,378	$2,099,904	$1,577,687
Rogan	$3,464,126 about 93% of target	$1,778,875	$1,685,251	$1,978,016	$1,486,110

Corporate Component. Under our program, the same corporate goals and component payouts apply to each named executive officer. In establishing the corporate component for 2013, the HRC Committee decided to adopt multiple measures of corporate performance using a combination of financial and qualitative measures to assess financial, risk and capital levels. The HRC Committee does not assign a specific weighting to any of these measures.

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Earnings per share. In the first quarter of 2013, the Committee established corporate component guidelines based on our budgeted EPS of $2.10. The guidelines provide a range of incentive payouts that correspond to each of five different levels of EPS. The following chart shows the levels of EPS and corresponding corporate component payout ranges.

Earnings Per Share	Percent of Budget ($2.10)	Corporate Component Payout Range
<$1.47	0% to 70%	0%-50%
$1.47-$2.03	70% to 97%	50%-75%
$2.04-$2.10	97% to 100%	75%-95%
$2.11-$2.35	100% to 112%	95%-125%
>$2.35	>112%	125%-150%

The corporate component guidelines give the HRC Committee discretion within the corporate component payout range. The guidelines also provided for the adjustment of EPS to account for certain unplanned items, such as unusual litigation expenses, sale of businesses, or other items, as determined in the HRC Committee’s discretion.

In the first quarter of 2014, the HRC Committee used the EPS of $1.74, as determined under generally accepted accounting principles in the United States (GAAP), as an initial starting point for consideration of our corporate component incentive payouts. The HRC Committee then evaluated the impact of any unplanned items, such as unusual litigation expenses or a sale of a business, and determined that the U.S. Tax Court’s rulings in 2013 disallowing certain foreign tax credits taken before the Bank of New York and Mellon merger (the “Tax Ruling”) was an unplanned, unusual event that should be excluded. In making its decision to exclude the Tax Ruling, the HRC Committee considered that the disallowed foreign tax credits were not reflective of the company’s 2013 performance and rather relate to actions taken prior to the merger. The adjusted EPS of $2.24, which is calculated by increasing 2013 net income applicable to common stockholders by $593 million (or $0.50 per share) to exclude the impact of the Tax Ruling,

BNY Mellon 2014 Proxy Statement 35

was used to determine the corporate component payout range of 95%-125%.

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Other considerations. The HRC Committee then evaluated four other financial metrics, which could reduce or eliminate the corporate component of the award resulting from our EPS or increase the corporate component by up to 25 percentage points:

–	Relative TSR. Our 2013 one-year TSR of 39% was above median relative to both the S&P 500 Financials Index and our peer group, and up from our 2012 one-year TSR of 32%.

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Return on economic capital, which is defined as adjusted operating earnings divided by economic capital. Adjusted operating earnings equals operating earnings less intangible amortization and reflects the cost of Tier 1 common equity for acquisitions. Economic capital represents the greater of risk-based allocation of Tier 1 common equity or regulatory capital. Economic capital represents the risk-based allocation of Tier 1 common equity. For 2013, our return on economic capital budget was 15.7% and our actual achievement was 14.1%, which excludes the Tax Ruling.

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Relative EPS growth as determined under GAAP relative to the S&P 500 Financials Index. Our 2013 reported EPS of $1.74 represented growth at the 13th percentile of the companies in the S&P 500 Financials Index that had reported their EPS at the time of the HRC Committee’s consideration. Our adjusted EPS, after excluding the Tax Ruling, was $2.24.

–

Impact of market conditions. The HRC Committee evaluated the market conditions that affected the company in 2013 and determined that the positive impact of strong equity markets was offset by lower than expected short-term interest rates.

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Risk assessment results. Finally, the HRC Committee determined whether it would make any downward adjustments, or eliminate the corporate component payout, based on the risk assessment measured by the risk scorecard. The metrics noted under “other considerations” above may not under any circumstances be used to increase the corporate component of the award if the risk scorecard result is lower than acceptable risk tolerance. No downward adjustment was made for 2013.

Based on an evaluation of the factors outlined above, none of which had any specific weighting, and its discussions with other independent directors, the HRC Committee considered the strong market conditions and the low relative EPS growth, as well as the fact that the Tax Ruling was excluded from EPS for purposes of setting the payout range. The HRC Committee determined that a guideline payout of 95%, at the bottom of the targeted payout range, was appropriate for the corporate component.

Individual Component. In February 2013, the HRC Committee approved the individual objectives for our CEO, after discussion with the other independent directors, and for our other named executive officers, which were set by our CEO after discussion with the HRC Committee. In February 2014, the HRC Committee evaluated each named executive officer’s individual performance over the year. For Mr. Hassell, the HRC Committee reviewed his performance self-assessment, obtained feedback from each independent director, and finalized its decision after reporting its preliminary evaluation to the other independent directors and soliciting their input. For each of the other named executive officers, the HRC Committee reviewed his performance self-assessment, considered Mr. Hassell’s recommendation and summary of performance, and finalized its decision after soliciting input from the other independent directors.

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Mr. Hassell. The HRC Committee awarded Mr. Hassell 100% of target under the individual component of his balanced scorecard. Combined with the amount awarded under the corporate component described above, Mr. Hassell’s total annual incentive for 2013 was about 97% of his target annual incentive, or $8,127,000. The HRC Committee considered the company’s 2013 achievements under Mr. Hassell’s leadership in determining his individual component, including:

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Overall financial results that included a 12% year-over-year increase in pre-tax income, 7% year-over-year increase in investment management and performance fees, net AUM inflows of $100 billion for the year, 4% year-over-year increase in investment services fees, and 5% increase in assets under custody and/or administration for the year, while effectively managing credit and operational risks within our risk appetite;

–	A positive one-year TSR of 39%, positioning the company above the median relative to both the S&P 500 Financials Index and our peer group, and up from our 2012 one-year TSR of 32%;

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Driving our performance culture by, among other things, enhancing efficiencies and productivity through cross-business collaboration and expense synergies, investing in enterprise-wide organic growth through new initiatives and innovative services, focusing on further developing our corporate brands, fostering an active and ongoing learning culture through our newly established “BNY Mellon University,” and focusing on our

BNY Mellon 2014 Proxy Statement 36

diversity in management by initiating reviews of candidate slates and succession plans for senior roles; and

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Continued progress in risk management, including setting the “tone at the top” for a strong, sound and forward-looking risk culture, successful execution of key regulatory deliverables, and substantial progress in resolving litigation and other legal-related exposures.

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Mr. Gibbons. The HRC Committee awarded Mr. Gibbons 100% of target under the individual component of his balanced scorecard. Combined with the amount awarded under the corporate component described above, Mr. Gibbons’ total annual incentive for 2013 was about 98% of his target annual incentive, or $3,651,376. The HRC Committee considered, among other things, the following 2013 achievements in determining his individual component:

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Overall financial results and successful execution of our 2013 capital plan that included EPS of $2.24 (after adjusting for the Tax Ruling), year-over-year savings of $239 million from our Operational Excellence Initiatives program, net interest revenue of $3 billion (approximately flat to the prior year and in a low interest rate environment), an effective tax rate below target on an operating basis and overall reduction in expenses;

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Continued support of a strong, sound and forward-looking risk culture by completing the “living will” plans required by the Dodd-Frank Wall Street Reform and Consumer Protection Act within the mandated timeline, building a new quality review function for regulatory reporting, and improving internal controls over regulatory reporting;

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Redesigning the company’s business processes for improvements in quality, efficiency and cost, developing appropriate governance mechanisms, executing systems initiatives in a timely and cost-efficient manner and strengthening our finance function by, among other things, hiring new talent and establishing a global finance delivery center;

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Successful execution of major initiatives to upgrade our financial management platform, complete our treasury business’s risk management platform, roll out cost basis reporting for our debt instruments and options, and restructure certain international legal entities; and

–	Resolution of outstanding tax audits and bringing tax reporting current with favorable impact to the company.

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Mr. Arledge. The HRC Committee awarded Mr. Arledge 103% of target under the individual component of his balanced scorecard. Combined with the amount awarded under the corporate component described above, Mr. Arledge’s total annual incentive for 2013 was about 100% of his target annual incentive, or $9,363,691. The HRC Committee considered, among other things, the following 2013 achievements in determining his individual component:

–	Operating performance for the investment management business that included revenue and pre-tax income that were higher than plan and prior-year results, and net AUM inflows of $100 billion;

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Refining the investment management business model to support long-term, sustainable organic growth and connect the investment management business with other businesses by, among other things, generation of new revenues through cross-business line solutions for our clients, identification of cross-platform opportunities and active linking of marketing and branding, reinforcing and restructuring the leadership team, expanding our distribution capability, continuing to rationalize the boutique structure of the business, expanding the reach of our wealth management group, and evaluating long-term incentive and other compensation plans across the business;

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Continued support of a strong, sound and forward-looking risk culture by focusing on the accountability of leadership in the investment management business, providing input to the approach and rigor of our stress tests and achieving strong audit results with timely resolution of issues; and

–

Successful launching of a review of cost allocations across groups and identifying action items to manage costs more effectively going forward as part of an effort to focus on financial transparency and reduction in expenses.

BNY Mellon 2014 Proxy Statement 37

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Mr. Keaney. The HRC Committee awarded Mr. Keaney about 100% of target under the individual component of his balanced scorecard. Combined with the amount awarded under the corporate component described above, Mr. Keaney’s total annual incentive for 2013 was about 98% of his target annual incentive, or $3,677,591. The HRC Committee considered, among other things, the following 2013 achievements in determining his individual component:

–

Operating performance for the investment services business that included pre-tax income and coverage ratio (investment services fees vs. adjusted expenses) that were higher than plan and, in the case of pre-tax income, prior-year results;

–

Leading enterprise-wide organic growth, while continuing to support a strong, sound and forward-looking risk culture, by, among other things, developing and launching key products and services, continuing to support greater integration of BNY Mellon Global Markets products and services within the investment services client base, meeting regulatory requirements and commitments, decreasing operating losses and achieving strong audit results while making substantial progress in resolving litigation and other legal-related exposures;

–

Achievement of positive operating leverage at the investment services business level by developing metrics to measure success and progress, supporting cost containment and expense management, delivering on synergy savings and increasing communication regarding investment services’ business strategy and progress with other business lines;

–

Leadership in the investment services industry and increased client satisfaction by, among other things, achieving top rankings in external surveys and continuing to participate in client advisory events, industry roundtables and industry publications; and

–	Advancing diversity efforts by continuing to appoint qualified, diverse candidates for senior positions and serving as the executive sponsor of one of our affinity network groups.

•	Mr. Rogan. The HRC Committee awarded Mr. Rogan 90% of target under the individual component of his balanced scorecard. Combined with the amount awarded under the corporate component described above, Mr. Rogan’s total annual incentive for 2013 was about 93% of his target annual incentive, or $3,464,126. The HRC Committee considered, among other things, the following 2013 achievements in determining his individual component:

–	Overseeing operational risk management for several major corporate initiatives;

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Continued strengthening of a sound and forward-looking risk culture by implementing policies, metrics, and education and training programs to instill a heightened risk awareness for all employees, supporting human resources in addressing risk in our compensation programs, preparing the company for potential operational and risk scenarios, and collaborating with various business units to support new credit revenue initiatives that are consistent with our risk appetite;

–	Successful completion of our Comprehensive Capital Analysis and Review (“CCAR”) for 2013 and our “living will” plans, as well as executing our CCAR;

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Development of risk and data architecture to better measure and manage intra-day credit risk, although continued work needs to be done to better align our organizational design and structure with the evolving global regulatory landscape; and

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Continued progress in addressing information security risk management, including improved reporting, tracking and escalation of outstanding information risks and developing measures to mitigate our exposure to cyber-attacks.

2014 Annual Incentive Metrics and Payouts

In early 2014, the HRC Committee determined to continue the use of a “balanced scorecard” approach, including both a corporate component and an individual component for the 2014 performance year. As with 2013, the HRC Committee established corporate component guidelines based on our budgeted EPS for the year, providing a range of incentive payouts corresponding to five levels of EPS. The guidelines for 2014 provide both the threshold and maximum guideline ranges at higher percentage performance levels against our EPS budget than in 2013 and provide for a zero corporate component payout for any level of performance below threshold. In addition, if we do not earn more in 2014 than we did in 2013 on an adjusted basis, the corporate component

BNY Mellon 2014 Proxy Statement 38

payout will be significantly less. We also added expense control/operating leverage as an additional key item that the HRC Committee considers when determining the corporate component payout.

The HRC Committee retains the discretion to adjust the payout (up or down) and to consider significant, unusual, unplanned items.

LONG-TERM EQUITY INCENTIVES

Long-term equity incentive awards, which are made pursuant to the company’s LTIP, are intended to be a key element of the company’s pay-for-performance compensation program by aligning a significant portion of our named executive officers’ compensation with changes in our stock price over a multi-year period. In 2013, we introduced PSUs as an integral part of our long-term incentive program in addition to RSUs earned through the balanced scorecard. The PSUs are granted each year and any earned PSUs cliff vest after the end of three-year performance periods. The PSUs are earned between 0-125% based on our RRWA over each year of the performance period. RRWA is defined as net income available to common stockholders, adjusted for capital charges on acquisitions as incurred, divided by the simple average of quarter-end risk weighted assets (estimated per Basel III, based on existing assumptions and approaches at the commencement of the performance period, and as reported in our reports on Forms 10-Q and 10-K). Granting awards annually with overlapping, multi-year performance periods allows the HRC Committee to annually review and update, as appropriate, the structure and performance metrics that we use in our PSUs program.

February 2014 Awards

At its February 2014 meeting, the HRC Committee determined that PSUs with three-year performance periods continue to be an appropriate long-term incentive vehicle for our named executive officers. In determining the value of the awards, the HRC Committee applied the following adjustment process to the same initial targets used for each named executive officer used in February 2013, consistent with our change in perspective.

•

Performance Results. Target long-term incentive award amounts were first subject to adjustment based on the HRC Committee’s review of 2013 annual performance against the corporate and individual goals of each executive’s 2013 annual incentive balanced scorecard:

Performance Results	Adjustment
Less than 90%	0% to –25%
Between 90% and 110%	0%
More than 110%	0% to +25%

The initial target awards were not adjusted based on 2013 performance results.

•

Strategic Objectives. Adjustments resulting from the guidelines above may be modified, upward or downward, by an additional 25% in the HRC Committee’s discretion after considering strategic assessments of each named executive officer. The total reduction or increase cannot be greater than 25%. The initial target award for Mr. Rogan was adjusted downward by 10% in light of the continued work that needs to be achieved to better align our organizational design and structure with the evolving global regulatory landscape.

•

Risk Scorecard Results. Target long-term incentive award amounts are also subject to downward adjustment of up to 100% based on the risk scorecard results, which measure compliance with risk metrics and any unsatisfactory risk assessments. All negative adjustments under the guidelines are cumulative, and no positive adjustment may be applied if the risk scorecard result is lower than acceptable risk tolerance. The initial target awards were not adjusted on this basis.

After taking into account performance results, strategic objectives and risk scorecard results, the total possible adjustment is between -100% and +25%. The final long-term incentive award cannot be greater than 25% above target.

As a result of the above adjustments, the HRC Committee granted long-term incentive awards in February 2014 to each of the named executive officers as follows: $3,600,000 for Mr. Hassell, 100% of his target; $1,605,000 for Mr. Gibbons, 100% of his target; $4,005,000 for Mr. Arledge, 100% of his target; $1,605,000 for Mr. Keaney, 100% of his target; and $1,444,500 for Mr. Rogan, 90% of his target. In calculating the number of PSUs to grant, the HRC Committee divided these dollar amounts by $33.10, which was the average closing price of our common stock on the NYSE for the 25 trading days from January 2, 2014 through February 6, 2014, in order to mitigate the impact of short-term volatility in our stock price.

The PSUs will be earned between 0-125% based on future performance over the 2014 – 2016 performance period based on each year’s RRWA, and earned PSUs will cliff vest after the end of the performance period in 2017.

Reduction or Forfeiture in Certain Circumstances. The company may cancel all or any portion of the PSUs (as well as the RSUs that constitute a portion of our named executive officer’s annual incentive award), if, directly or indirectly,

BNY Mellon 2014 Proxy Statement 39

the named executive officer (1) engages, or is discovered to have engaged, in conduct that is materially adverse to the company’s interests during his employment with us, (2) violates certain non-solicitation or non-competition restrictions during his employment with us and for a certain period of time thereafter, (3) violates any post-termination obligation or duties owed to the company or (4) has received, or may receive, compensation that is required to be forfeited and/or repaid to the company pursuant to applicable regulatory requirements. In addition, in the event that the named executive officer’s risk scorecard rating is lower than acceptable risk tolerance, any unvested PSUs (as well as unvested RSUs) will be subject to review and potential forfeiture, as determined by our HRC Committee.

Go-Forward Approach for Long-Term Incentives. To highlight the connection between incentive opportunity and current-year performance, the HRC Committee has determined that, beginning in 2014, a target long-term equity incentive award will be communicated to each named executive officer in the first quarter of the year, with the actual award amount determined, based on current year performance, in the first quarter of the following year. This process is consistent with the determinations for our annual incentive awards, as well as our historic grant timing. The grant date value of 2014 long-term incentives will be determined in February 2015 based on 2014 performance and awarded in the form of PSUs earned over the 2015 – 2017 performance period based on each year’s RRWA.

February 2013 Awards included in Summary Compensation Table

As reported for 2013 in the Summary Compensation Table and discussed in last year’s Compensation Discussion and Analysis, in February 2013, the HRC Committee granted the following long-term incentive awards for our named executive officers based on target values, as adjusted based on prior-year performance:

Name	Value of Granted PSUs	Number of PSUs
Hassell	$3,600,000	133,679
Gibbons	$1,605,000	59,598
Arledge	$4,005,000	148,718
Keaney	$1,605,000	59,598
Rogan	$1,700,000	63,126

In calculating the number of PSUs to be delivered, the HRC Committee used a share price of $26.93, which was the average closing price of our common stock on the NYSE for the 25 trading days from January 2, 2013 through February 6, 2013, in order to mitigate the impact of short-term volatility in our stock price. The target award was divided by $26.93 to determine the number of shares subject to the PSUs. These valuation methods differ from the accounting grant date fair values reported for these awards in the Summary Compensation Table and the 2013 Grants of Plan-Based Awards Table.

Consistent with the focus on sustained financial performance, the HRC Committee pre-established a target of 1.6% for RRWA for each year of the 2013-2015 performance period. Our RRWA in 2013 was 1.42%, resulting in an earnout percentage of 87%. Although the Tax Ruling negatively impacted the payout of the PSUs, the HRC Committee did not adjust the RRWA. Accordingly, the number of PSUs earned (excluding dividend equivalents) for the 2013 tranche of the February 2013 long-term equity incentive award was: 38,767 for Mr. Hassell; 17,283 for Mr. Gibbons; 43,129 for Mr. Arledge; 17,283 for Mr. Keaney; and 18,307 for Mr. Rogan. The remaining two tranches of the February 2013 award will be earned based on performance in 2014 and 2015. Any earned PSUs for all three tranches will cliff vest in 2016 after the end of the performance period and are subject to forfeiture prior to vesting.

Outstanding PSUs Granted in 2013

BNY Mellon 2014 Proxy Statement 40

OTHER COMPENSATION AND BENEFITS ELEMENTS

Retirement and Deferred Compensation Plans

As a result of the merger of Bank of New York and Mellon in 2007, we assumed certain existing arrangements affecting the provision of retirement benefits to our named executive officers. We also maintain qualified and non-qualified defined benefit and defined contribution plans in which eligible employees, including our named executive officers, may participate. Our named executive officers are eligible to participate in deferred compensation plans, which enable eligible employees to defer the payment of taxes on a portion of their compensation until a later date. Details relating to these arrangements and plans are included under “2013 Pension Benefits” and “2013 Nonqualified Deferred Compensation” below.

Perquisites

In addition to the benefits that we offer to all our employees, we provide modest perquisites for our named executive officers. We believe that the benefits and perquisites help us attract and retain a talented leadership team and are reasonable in comparison to market practices. The following perquisites were provided in 2013 and are substantially unchanged from 2012:

Perquisites	Description
Car and Driver

Each named executive officer has access to a pool of company cars and drivers for security purposes and to allow for more effective use of such officer’s travel time. The pool is also available for use by our other executives.

Executive Life Insurance	The named executive officers are covered by certain life insurance plans, which are described in further detail in the footnotes to the Summary Compensation Table below.
Personal Use of Corporate Aircraft

Company aircraft are intended to be used by employees, directors and authorized guests primarily for business purposes. Our aircraft usage policy provides that the CEO should make prudent use of the company aircraft for security purposes and to make the most efficient use of his time. The HRC Committee receives an aircraft usage report on a semi-annual basis.

Enhanced Matching of Charitable Gifts

The company maintains a matching gift program for gifts to eligible charities. All of our employees are eligible to participate in the matching gift program, but our named executive officers are eligible for an additional match of up to $30,000.

We do not provide financial planning services, personal cars, parking, supplemental long-term disability insurance, medical physical examinations, personal use of club memberships, home security or personal liability insurance perquisites.

ADDITIONAL COMPENSATION POLICIES AND CONSIDERATIONS

STOCK OWNERSHIP GUIDELINES

The HRC Committee believes that stock ownership is one of the most direct ways to align the long-term interests of the named executive officers with the long-term interests of our stockholders. Under the company’s stock ownership guidelines, each named executive officer is required to own a number of shares of our common stock with a value equal to a multiple of base salary within five years of becoming a member of our Executive Committee. The officer cannot sell or transfer to a third party any shares until he achieves the ownership guideline.

Our CEO is subject to a 6-times base salary and our other named executive officers are subject to a 4-times base salary ownership guideline. All of our named executive officers meet the stock ownership guidelines. For purposes of determining their ownership stake, we include shares owned directly, shares held in our employee stock purchase and retirement plans and shares held in certain trusts. We include 50% of unvested restricted stock and RSUs that do not have performance conditions or for which the applicable performance conditions have been met. Unearned performance shares, awards that remain subject to performance conditions and stock options are not counted toward compliance with the stock ownership guidelines.

In addition, named executive officers are subject to a retention requirement relating to shares received from the vesting of RSUs, PSUs, restricted stock and other long-term equity awards that were granted after their respective appointment to the Executive Committee and that were unvested as of August 2012. For the CEO, 50% of the net after-tax shares from these awards must be held until age 60 to allow for orderly diversification; for other named executive officers, 50% of the net after-tax shares must be held for one year from the vesting date.

BNY Mellon 2014 Proxy Statement 41

ANTI-HEDGING POLICIES

Our named executive officers are restricted from entering into hedging transactions with their company stock under various policies that we have adopted. These policies prohibit our named executive officers from engaging in short sales of our stock, from purchasing our stock on margin and from buying or selling any puts, calls or other options involving our securities.

CLAWBACK AND RECOUPMENT POLICY

In addition to forfeiture provisions based on risk outcomes during the vesting period, the company has a comprehensive recoupment policy that applies to equity awards granted to our executives, including the named executive officers, and is administered by the HRC Committee. Under the policy, the company may cancel all or any portion of unvested equity awards made after the adoption of the policy and require repayment of any shares of common stock (or values thereof) or amounts that were acquired from the award if:

•

the executive directly or indirectly engages in conduct, or it is discovered that the executive engaged in conduct, that is materially adverse to the interests of the company, including failure to comply with the company’s rules or regulations, fraud or conduct contributing to any financial restatements or irregularities;

•	during the course of the executive’s employment, the executive engages in solicitation and/or diversion of customers or employees and/or competition with the company;
•

following termination of the executive’s employment with the company for any reason, the executive violates any post-termination obligations or duties owed to the company or any agreement with the company; or

•	any compensation otherwise payable or paid to the executive is required to be forfeited and/or repaid to the company pursuant to applicable regulatory requirements.

In addition, the company has a cash recoupment policy, which provides that the company may claw back some or all of a cash incentive award within three years of the award date if, during the award performance period, the employee (including the named executive officers) is found to have engaged in fraud or directly or indirectly to have contributed to a financial restatement or other irregularity. The company continues to monitor regulatory requirements as may be applicable to its recoupment policies.

LIMITED SEVERANCE BENEFITS

Stockholder Approval of Future Senior Officer Severance Arrangements. In July 2010, the Board adopted a policy regarding stockholder approval of future senior officer severance arrangements. The policy provides that the company will not enter into a future severance arrangement with a senior executive that provides for severance benefits (as defined in the policy) in an amount exceeding 2.99 times the sum of annual base salary and target bonus for the year of termination (or, if greater, for the year before the year of termination), unless such arrangement receives the approval of our stockholders.

Executive Severance Plan. In July 2010, we adopted The Bank of New York Mellon Corporation Executive Severance Plan, which provides severance benefits as described in the following table:

Reason for termination	Severance payment	Bonus	Benefit continuation	Outplacement services	Tax gross-up
By the company without “cause”	2 times base salary	Pro-rata annual bonus for the year of termination	Two years	One year	None
By the company without “cause” or by the executive for “good reason” within two years following a “change in control”	2 times base salary and 2 times target annual bonus	Pro-rata target annual bonus for the year of termination	Two years	One year	None

BNY Mellon 2014 Proxy Statement 42

Plan participants are selected by the HRC Committee and include each of our named executive officers. In order to receive benefits under the plan, the participant must sign a release and waiver of claims in favor of the company and agree not to solicit our customers and employees for one year. If any payment under the plan would cause a participant to become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after-tax position than if the participant were to pay the tax. In addition, the amount of payments and benefits that are payable under the plan will be reduced to the extent necessary to comply with our policy regarding stockholder approval of future senior officer severance arrangements as described above.

SECTION 162(M) TAX CONSIDERATIONS

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “IRC,” imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its CEO and three other most highly compensated officers each year. This limitation does not apply to “qualifying performance-based” compensation as defined in the IRC. We generally design our compensation programs so that compensation paid to the named executive officers can qualify for available income tax deductions. The HRC Committee believes, however, that stockholders’ interests may best be served by offering compensation that is not fully deductible, where appropriate, to attract, retain and motivate talented executives. Accordingly, the HRC Committee has discretion to authorize compensation that does not qualify for income tax deductibility.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The HRC Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. On the basis of such review and discussions, the HRC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K and this proxy statement.

By: The Human Resources and Compensation Committee

Samuel C. Scott III, Chairman

Ruth E. Bruch

Edmund F. “Ted” Kelly

Richard J. Kogan

Michael J. Kowalski

Wesley W. von Schack

BNY Mellon 2014 Proxy Statement 43

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the compensation of our principal executive officer, our principal financial officer, and the three other most highly compensated executive officers for 2013 in accordance with SEC rules.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total Compensation
GERALD L. HASSELL	2013	$1,000,000	$0	$4,682,101	$0	$3,486,483	$0	$282,191	$9,450,775
Chairman and Chief Executive Officer(1)	2012	$1,000,000	$0	$6,250,748	$2,389,266	$3,045,938	$978,595	$140,611	$13,805,158
	2011	$866,667	$0	$2,490,064	$2,514,414	$4,000,000	$2,218,704	$260,411	$12,350,260

THOMAS P. “TODD” GIBBONS	2013	$650,000	$0	$2,293,760	$0	$2,084,936	$0	$113,010	$5,141,706
Vice Chairman and Chief Financial Officer	2012	$650,000	$0	$1,848,009	$706,376	$1,968,169	$826,027	$112,579	$6,111,160
	2011	$650,000	$0	$1,604,181	$1,619,856	$1,780,000	$1,006,638	$154,313	$6,814,988

CURTIS Y. ARLEDGE	2013	$625,000	$0	$6,160,496	$0	$5,346,668	$0	$129,321	$12,261,485
Vice Chairman and CEO of Investment Management(5)	2012	$600,000	$0	$3,695,290	$1,412,477	$6,202,735	$0	$163,111	$12,073,613
	2011	$600,000	$0	$6,081,530	$5,173,881	$6,043,400	$0	$156,866	$18,055,677

TIMOTHY F. KEANEY	2013	$625,000	$0	$2,109,486	$0	$2,099,904	$2,224	$32,099	$4,868,713
Vice Chairman and CEO of Investment Services(6)

BRIAN G. ROGAN	2013	$650,000	$0	$2,390,145	$0	$1,978,016	$0	$110,920	$5,129,081
Vice Chairman and Chief Risk Officer	2012	$650,000	$0	$1,848,009	$706,376	$1,968,169	$857,863	$147,604	$6,178,021
	2011	$650,000	$0	$1,604,181	$1,619,856	$1,675,000	$1,051,798	$160,271	$6,761,106

(1)	Mr. Hassell also served as a director in 2011, 2012 and 2013. He did not receive any additional compensation for this service.

(2)

The amount disclosed in this column is computed in accordance with FASB ASC Topic 718, which we refer to as “ASC 718,” using the valuation methodology for equity awards set forth in footnote 17 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013, in footnote 18 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2012 and in footnote 18 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2011. The amount also includes the grant date fair value of RSUs granted in 2013, 2012 and 2011, respectively, for each named executive officer. For 2013, the amount also includes the grant date fair values of the PSUs granted on February 21, 2013 at target: $3,652,110 for Mr. Hassell; $1,628,217 for Mr. Gibbons; $4,062,976 for Mr. Arledge; $1,628,217 for Mr. Keaney; and $1,724,602 for Mr. Rogan. At the maximum, the PSU values would be: $4,565,138 for Mr. Hassell; $2,035,271 for Mr. Gibbons; $5,078,720 for Mr. Arledge; $2,035,271 for Mr. Keaney; and $2,155,753 for Mr. Rogan.

(3)

The amount disclosed in this column for each year represents the amount of increase in the present value of the executive’s accumulated pension benefit. The total amount disclosed for 2013 for Mr. Keaney consists solely of the increase in the present value of the accumulated benefit, as there are no above-market nonqualified deferred compensation earnings. Present values are determined in accordance with the assumptions used for purposes of measuring our pension obligations under FASB ASC 715 (formerly SFAS No. 87) as of December 31, 2013, including a discount rate of 4.99%, with the exception that benefit payments are assumed to commence at the earliest age at which unreduced benefits are payable. The present value of Messrs. Hassell, Gibbons, and Rogan’s accumulated pension benefit decreased by $1,160,598, $26,429, and $69,021, respectively, due to a change in the ASC 715 discount rate used to calculate the pension value.

The total amounts disclosed for 2012 and 2011 for Messrs. Hassell, Gibbons and Rogan consist solely of the increase in the present value of the accumulated benefit for each individual, as there are no above-market nonqualified deferred compensation earnings.

BNY Mellon 2014 Proxy Statement 44

(4)	The following table sets forth a detailed breakdown of the items which comprise “All Other Compensation” for 2013:

Name	Perquisites and Other Personal Benefits(a)	Contributions to Defined Contribution Plans(b)	Insurance Premiums(c)	Total
GERALD L. HASSELL	$254,791	$12,750	$14,650	$282,191
THOMAS P. “TODD” GIBBONS	$90,160	$12,750	$10,100	$113,010
CURTIS Y. ARLEDGE	$104,071	$25,250	$—	$129,321
TIMOTHY F. KEANEY	$19,349	$12,750	$—	$32,099
BRIAN G. ROGAN	$90,745	$12,750	$7,425	$110,920

(a)

The following is a description of the items comprising “Perquisites and Other Personal Benefits” for each named executive officer: Mr. Hassell: use of company car and driver ($86,064), use of company aircraft ($138,727), enhanced charitable gift match ($30,000); Mr. Gibbons: use of company car and driver ($78,160), enhanced charitable gift match ($12,000); Mr. Arledge: use of company car and driver ($92,071), enhanced charitable gift match ($12,000); Mr. Keaney: use of company car and driver ($3,174), enhanced charitable gift match ($10,525), relocation benefits ($5,650); and Mr. Rogan: use of company car and driver ($75,745), enhanced charitable gift match ($15,000).

Each amount disclosed in the table above as a perquisite and other personal benefit represents the aggregate incremental cost to us of the particular item being described. The dollar amounts identified in connection with use of the company pool car and driver reflect the individual’s share of the aggregate cost associated with personal use of the vehicles and drivers. The dollar amount associated with personal use of our corporate aircraft was calculated by multiplying the direct hourly operating cost for use of the aircraft by the number of hours of personal use. We calculated the direct hourly operating cost by adding the total amount spent by us for fuel, maintenance, landing fees, travel and catering associated with the use of corporate aircraft in 2013 and divided this number by the total number of flight hours logged in 2013. The dollar amounts identified in connection with the enhanced charitable gift match represent matching contributions to eligible charities made by the company in excess of matching contributions provided for other employees under the company’s gift matching programs.

(b)

The amounts identified in the “Contributions to Defined Contribution Plans” column include matching contributions under our 401(k) plans. In addition, for Mr. Arledge, the amount includes non-discretionary company contributions totaling 2% of base salary under our 401(k) plan and The Bank of New York Mellon Corporation Defined Contribution IRC Section 401(a)(17) Plan, which we refer to as the “BNY Mellon 401(k) Benefits Restoration Plan.” See “2013 Nonqualified Deferred Compensation” below on page 51 for more details regarding the BNY Mellon 401(k) Benefits Restoration Plan.

(c)	The amounts identified for Messrs. Hassell, Gibbons and Rogan represent taxable payments made by us for universal life insurance policies.

(5)

The value of Stock Awards for 2011 includes a $3,000,000 restricted stock award that was granted in 2011 for 2010 and the value of Option Awards for 2011 also includes a $2,000,000 stock option award that was granted in 2011 for 2010, in each case, pursuant to the letter agreement entered into between Mr. Arledge and the company at the time of his employment.

(6)	Because Mr. Keaney was only a named executive officer for 2013, no disclosure is included for him for 2012 and 2011.

BNY Mellon 2014 Proxy Statement 45

2013 GRANTS OF PLAN-BASED AWARDS TABLE

The following table shows the details concerning the grant of any non-equity incentive compensation and equity-based compensation to each named executive officer during 2013. All non-equity incentive compensation grants were made under The Bank of New York Mellon Executive Incentive Compensation Plan. All equity awards were made under The Bank of New York Mellon Long-Term Incentive Plan.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)
Name	Award Type	Grant Date	Date HRC Committee took Action to Grant Award	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock Awards ($)(4)
GERALD L. HASSELL	EICP	—	—	—	$8,400,000	$13,965,000	—	—	—	—
	PSUs	2/21/2013	2/21/2013	—	—	—	66,840	133,679	167,099	$3,652,110
THOMAS P. “TODD” GIBBONS	EICP	—	—	—	$3,745,000	$6,085,625	—	—	—	—
	PSUs	2/21/2013	2/21/2013	—	—	—	29,799	59,598	74,498	$1,628,217
CURTIS Y. ARLEDGE	EICP	—	—	—	$9,345,000	$15,208,988	—	—	—	—
	PSUs	2/21/2013	2/21/2013	—	—	—	74,359	148,718	185,898	$4,062,976
TIMOTHY F. KEANEY	EICP	—	—	—	$3,745,000	$6,094,988	—	—	—	—
	PSUs	2/21/2013	2/21/2013	—	—	—	29,799	59,598	74,498	$1,628,217
BRIAN G. ROGAN	EICP	—	—	—	$3,745,000	$6,085,625	—	—	—	—
	PSUs	2/21/2013	2/21/2013	—	—	—	31,563	63,126	78,908	$1,724,602

(1)

Represents target and maximum amounts that were to be paid for performance during 2013 under The Bank of New York Mellon Corporation Executive Incentive Compensation Plan. The award was made 43% in the form of cash and 57% in the form of RSUs for Mr. Hassell and 57% in the form of cash and 43% in the form of RSUs for our other named executive officers. These amounts are subject to the condition that the company achieve a minimum Basel I Tier 1 common ratio of 9% as of December 31, 2013, which was satisfied. The RSUs vest in equal installments over three years. In the event that the named executive officer’s risk scorecard rating is lower than acceptable risk tolerance, any unvested RSUs will be subject to review and potential reduction or forfeiture, as determined by our HRC Committee. There was no threshold payout under this plan for 2013.

(2)

The table above does not reflect the RSUs that were granted on February 21, 2013 with respect to each named executive officer’s 2012 annual incentive award, which was made 75% in the form of cash and 25% in the form of RSUs. The 2012 annual incentive award was previously reported in the 2012 Grants of Plan-Based Awards Table. See footnote (2) to the Summary Compensation Table for more information on these RSUs.

(3)

Represents the named executive officer’s 2013 long-term incentive award granted in the form of PSUs. The amounts shown under the Threshold column represent the threshold payout level of 50% of target, and amounts shown under the Maximum column represent the maximum payout level of 125% of target. PSUs have transfer restrictions until they vest and, upon vesting, will be paid out in shares of BNY Mellon common stock. PSUs cannot be sold during the period of restriction. During this period, dividend equivalents on the PSUs will be reinvested and paid to the executives at the same time as the underlying earned shares. One-third of these units will be earned between 0-125% based on our return on risk-weighted assets over each year of a three-year performance period (2013 to 2015), and the earned units generally will cliff vest after the end of the performance period if the executive remains employed by us. In the event that the named executive officer’s risk scorecard rating is lower than acceptable risk tolerance, any unvested PSUs will be subject to review and potential reduction or forfeiture, as determined by our HRC Committee.

(4)	The aggregate grant date fair value of awards presented in this column is calculated in accordance with ASC 718.

BNY Mellon 2014 Proxy Statement 46

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013

The following table shows the details concerning outstanding options (exercisable and unexercisable), and the number and value of any unvested or unearned stock awards outstanding as of December 31, 2013 for each named executive officer. The market value of any unvested or unearned awards as of December 31, 2013 is calculated based on $34.94 per share, the closing price of our common stock on the NYSE on December 31, 2013, the last trading day in 2013. The numbers have been rounded to the nearest whole dollar, share or unit, as applicable.

	Option Awards						Stock Awards
Name	Year of Option Grant	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable
GERALD L. HASSELL	2004	165,095	—		$35.0800	3/4/2014	348,270	(15)	$12,168,554	89,119	(21)	$3,113,818
	2006	155,661	—		$37.0900	3/14/2016	572	(20)	$19,986	1,316	(22)	$45,981
	2007	191,042	—		$40.4000	3/13/2017
	2007	86,180	—		$42.8300	4/2/2017
	2007	471,700	—		$43.9300	6/29/2017
	2007	35,896	—		$44.5900	7/23/2017
	2008	380,916	—		$42.3100	3/10/2018
	2009	329,593	—		$18.0200	3/9/2019
	2010	239,853	79,950	(1)	$30.2500	3/15/2020
	2011	147,560	147,559	(2)	$30.1300	2/23/2021
	2012	108,603	325,809	(3)	$22.0300	2/22/2022

THOMAS P. “TODD” GIBBONS	2004	117,925	—		$35.0800	3/4/2014	150,810	(16)	$5,269,301	39,732	(21)	$1,388,236
	2005	127,359	—		$32.2100	3/9/2015	255	(20)	$8,910	587	(22)	$20,510
	2006	127,359	—		$37.0900	3/14/2016
	2007	79,022	—		$40.4000	3/13/2017
	2007	43,161	—		$42.8300	4/2/2017
	2007	16,320	—		$44.5900	7/23/2017
	2008	184,380	—		$42.3100	3/10/2018
	2008	38,152	—		$34.6300	7/21/2018
	2009	182,328	—		$18.0200	3/9/2019
	2010	145,296	48,430	(4)	$30.2500	3/15/2020
	2011	95,062	95,062	(5)	$30.1300	2/23/2021
	2012	32,108	96,324	(6)	$22.0300	2/22/2022

CURTIS Y. ARLEDGE	2011	303,634	303,629	(7)	$30.1300	2/23/2021	456,907	(17)	$15,964,331	99,145	(21)	$3,464,126
	2012	64,024	192,610	(8)	$22.0300	2/22/2022	637	(20)	$22,257	1,464	(22)	$51,152

TIMOTHY F. KEANEY	2004	35,378	—		$35.0800	3/4/2014	135,352	(18)	$4,729,199	39,732	(21)	$1,388,236
	2005	37,736	—		$32.2100	3/9/2015	255	(20)	$8,910	587	(22)	$20,510
	2006	37,736	—		$37.0900	3/14/2016
	2007	48,628	—		$40.4000	3/13/2017
	2007	27,594	—		$42.8300	4/2/2017
	2007	8,964	—		$44.5900	7/23/2017
	2008	121,569	—		$42.3100	3/10/2018
	2009	105,189	—		$18.0200	3/9/2019
	2009	43,936	—		$28.5400	6/8/2019
	2010	92,253	30,748	(9)	$30.2500	3/15/2020
	2011	78,036	78,036	(10)	$30.1300	2/23/2021
	2012	32,581	97,742	(11)	$22.0300	2/22/2022

BNY Mellon 2014 Proxy Statement 47

BRIAN G. ROGAN	2004	108,491	—		$35.0800	3/4/2014	151,384	(19)	$5,305,080	42,084	(21)	$1,470,415
	2005	111,321	—		$32.2100	3/9/2015	270	(20)	$9,434	621	(22)	$21,698
	2006	127,359	—		$37.0900	3/14/2016
	2007	79,890	—		$40.4000	3/13/2017
	2007	40,472	—		$42.8300	4/2/2017
	2007	15,096	—		$44.5900	7/23/2017
	2008	162,092	—		$42.3100	3/10/2018
	2008	14,674	—		$34.6300	7/21/2018
	2009	149,018	—		$18.0200	3/9/2019
	2010	131,457	43,819	(12)	$30.2500	3/15/2020
	2011	95,062	95,062	(13)	$30.1300	2/23/2021
	2012	32,108	96,324	(14)	$22.0300	2/22/2022

(1)	79,950 options vest on March 16, 2014.

(2)	73,780 options vested on February 24, 2014 and 73,779 options vest on February 24, 2015.

(3)	108,603 options vested on February 23, 2014, 108,603 options vest on February 23, 2015 and 108,603 options vest on February 23, 2016.

(4)	48,430 options vest on March 16, 2014.

(5)	47,531 options vested on February 24, 2014 and 47,531 options vest on February 24, 2015.

(6)	32,108 options vested on February 23, 2014, 32,108 options vest on February 23, 2015 and 32,108 options vest on February 23, 2016.

(7)	151,817 options vested on February 24, 2014 and 151,812 options vest on February 24, 2015.

(8)	64,204 options vested on February 23, 2014, 64,204 options vest on February 23, 2015 and 64,202 options vest on February 23, 2016.

(9)	30,748 options vest on March 16, 2014.

(10)	39,018 options vested on February 24, 2014 and 39,018 options vest on February 24, 2015.

(11)	32,581 options vested on February 23, 2014, 32,581 options vest on February 23, 2015 and 32,580 options vest on February 23, 2016.

(12)	43,819 options vest on March 16, 2014.

(13)	47,531 options vested on February 24, 2014 and 47,531 options vest on February 24, 2015.

(14)	32,108 options vested on February 23, 2014, 32,108 options vest on February 23, 2015 and 32,108 options vest on February 23, 2016.

(15)

Represents the number of (A) RSUs: 82,644 shares vested on February 24, 2014, 94,580 shares vested on February 23, 2014, 94,578 shares vest on February 23, 2015, 12,567 shares vested on February 21, 2014, 12,567 shares vest on February 21, 2015, and 12,567 shares vest on February 21, 2016 and (B) earned PSUs: 38,767 shares vest on February 21, 2016.

(16)

Represents the number of (A) RSUs: 53,242 shares vested on February 24, 2014, 27,962 shares vested on February 23, 2014 and 27,962 shares vest on February 23, 2015, 8,121 shares vested on February 21, 2014, 8,121 shares vest on February 21, 2015, and 8,119 shares vest on February 21, 2016 and (B) earned PSUs: 17,283 shares vest on February 21, 2016.

(17)

Represents the number of (A) RSUs: 86,906 shares vest on November 1, 2014, 138,270 shares vested on February 24, 2014, 55,913 shares vested on February 23, 2014, 55,913 shares vest on February 23, 2015, 25,592 shares vested on February 21, 2014, 25,592 shares vest on February 21, 2015, and 25,592 shares vest on February 21, 2016 and (B) earned PSUs: 43,129 shares vest on February 21, 2016.

(18)

Represents the number of (A) RSUs: 43,706 shares vested on February 24, 2014, 28,374 shares vested on February 23, 2014, 28,373 shares vest on February 23, 2015, 5,872 shares vested on February 21, 2014, 5,872 shares vest on February 21, 2015, and 5,872 shares vest on February 21, 2016 and (B) earned PSUs: 17,283 shares vest on February 21, 2016.

(19)

Represents the number of (A) RSUs: 27,962 shares vested on February 23, 2014, 53,242 shares vested on February 24, 2014, 27,962 shares vest on February 23, 2015, 8,121 shares vested on February 21, 2014, 8,121 shares vest on February 21, 2015, and 8,119 shares vest on February 21, 2016 and (B) earned PSUs: 18,307 shares vest on February 21, 2016.

(20)	Represents accrued dividends on earned PSUs that vest on February 21, 2016.

(21)

Represents target number of unearned PSUs that vest on February 21, 2016. The PSUs will be earned between 0-125% of target based on our return on risk-weighted assets over 2014 for one half of the PSUs and 2015 for the other half.

(22)	Represents accrued dividends on unearned PSUs that vest on February 21, 2016, assuming target performance.

BNY Mellon 2014 Proxy Statement 48

2013 OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning aggregate exercises of stock options and vesting of stock awards, including restricted stock, restricted share units and similar instruments, during 2013 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gerald L. Hassell	353,775	$657,013.04	184,142	$5,197,109
Thomas P. “Todd” Gibbons	141,510	$262,939.73	82,216	$2,337,818
Curtis Y. Arledge	—	$—	174,605	$5,235,402
Timothy F. Keaney	56,604	$106,186.27	62,821	$1,777,770
Brian G. Rogan	212,265	$394,228.97	77,049	$2,188,750

2013 PENSION BENEFITS

The following table provides information with respect to each plan that provides for specified payments and benefits to the named executive officers following, or in connection with, retirement (other than defined contribution plans).

Name(1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Gerald L. Hassell	BNY Mellon Tax-Qualified Retirement Plan	37.25	$1,520,266	$—
	Legacy BNY Excess Plan	37.25	$4,148,148	$—
	Legacy BNY SERP	37.25	$11,230,969	$—

Thomas P. “Todd” Gibbons	BNY Mellon Tax-Qualified Retirement Plan	26.58	$1,156,402	$—
	Legacy BNY Excess Plan	26.58	$1,911,234	$—
	Legacy BNY SERP	26.58	$2,687,300	$—

Timothy F. Keaney	BNY Mellon Tax-Qualified Retirement Plan	12.33	$277,142	$—
	Legacy BNY Excess Plan	12.33	$178,173	$—

Brian G. Rogan	BNY Mellon Tax-Qualified Retirement Plan	31.17	$1,325,481	$—
	Legacy BNY Excess Plan	31.17	$1,712,834	$—
	Legacy BNY SERP	31.17	$2,824,622	$—

(1)	Mr. Arledge is not included in the table because he does not participate in any plan that provides for specified payments and benefits (other than defined contribution plans).

(2)

The present values shown above are based on benefits earned as of December 31, 2013 under the terms of the various plans as summarized below. Present values are determined in accordance with the assumptions used for purposes of measuring our pension obligations under FASB ASC 715 (formerly SFAS No. 87) as of December 31, 2013, including a discount rate of 4.99%, with the exception that benefit payments are assumed to commence at the earliest age at which unreduced benefits are payable.

BNY Mellon 2014 Proxy Statement 49

BNY MELLON RETIREMENT PLANS

Effective January 1, 2009, The Bank of New York Mellon Corporation Pension Plan, which we refer to as the “BNY Mellon Tax-Qualified Retirement Plan,” was amended to change the benefit formula for participants under age 50 as of December 31, 2008 and for new participants to a cash balance formula for service earned on and after January 1, 2009. Plan participants who were age 50 or older as of December 31, 2008 continue to earn benefits under the provisions of the legacy plan in which they participated as of that date. Effective January 1, 2011, the plan was amended further to reduce future benefit accruals and limit participation to those persons participating in the plan as of December 31, 2010.

In 2013, Messrs. Hassell, Gibbons, Rogan, and Keaney participated in the BNY Mellon Tax-Qualified Retirement Plan and a pension benefits restoration plan, which we refer to as the “Legacy BNY Excess Plan.” Messrs. Hassell, Gibbons and Rogan also participated in a supplemental executive retirement plan, which we refer to as the “Legacy BNY SERP.” Because each of Messrs. Hassell, Gibbons and Rogan were all over age 50 as of December 31, 2008, they continue to earn benefits under the provisions of the legacy plans in which they participate. Because Mr. Keaney attained age 50 after that date, his benefit earned for service after 2008 is comprised of pay credits added to a cash balance account that range from 4.5% to 8.5% (5% to 10.5% before 2011) of eligible base pay based on a combination of age and service. The cash balance portion of his benefit under the BNY Mellon Tax-Qualified Retirement Plan (based on eligible pay up to IRS limits, maximum of $255,000 in 2013) is payable after termination of employment in a lump sum or as an annuity. The cash balance portion of his Legacy BNY Excess Plan benefit is payable in a lump sum. Mr. Keaney’s benefit also includes the accrued benefit he earned as of December 31, 2008 under the Legacy BNY Provisions described below. Mr. Arledge does not participate in any of these legacy plans.

BNY Mellon Tax-Qualified Retirement Plan — Legacy BNY Provisions. The Legacy BNY Tax-Qualified Retirement Plan, which we refer to as the “Legacy BNY Plan,” formula is a career average pay formula subject to IRC limits on eligible pay for determining benefits. Benefits are based on eligible base pay (maximum of $255,000 in 2013). Employees who participated in the Legacy BNY Plan prior to January 1, 2006 may choose between a monthly benefit and a lump sum at retirement, while other participants will receive monthly benefits at retirement.

Legacy BNY Excess Plan. This plan is an unfunded nonqualified plan designed to provide the same benefit to Legacy BNY employees as under the BNY Mellon Tax-Qualified Retirement Plan to the extent their benefits are limited under such plan as a result of IRC limits on accrued benefits and eligible base pay. Benefits are paid in a lump sum.

Legacy BNY SERP. The Legacy BNY SERP is an unfunded nonqualified plan that provides benefits according to a benefit formula similar to that of the BNY Mellon Tax-Qualified Retirement Plan benefit formula but includes an annual bonus (capped at 100% of base salary after 2005) for senior executives who were selected to participate in this plan by Bank of New York’s board of directors prior to July 8, 2003. Benefits are paid in a lump sum. Participants are entitled to benefits in this plan only if they terminate service on or after age 60. The Legacy BNY SERP is closed to new participants.

Beginning with 2006, each of the plans generally provides benefits under a career average pay formula, rather than the final average pay formula under which benefits were based prior to 2006. In addition to the formula change, changes were also made to the Legacy BNY SERP that further limit future benefits by capping the amount of eligible pay used to calculate benefits. Because Messrs. Hassell, Gibbons and Rogan have attained at least age 55, they are each eligible for immediate retirement under the BNY Mellon Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan. Unreduced benefits are payable under these plans at age 60, or at age 57 with 20 years of service. Messrs. Hassell and Gibbons are currently entitled to unreduced benefits from these plans. Mr. Rogan is entitled to unreduced benefits from these plans at age 57 and Mr. Keaney at age 59. Since Mr. Hassell is over age 60, he is also entitled to an unreduced benefit from the Legacy BNY SERP.

Beginning January 1, 2006, benefits accrued for all three plans are equal to 1% (increased to 1.1% effective January 1, 2009 and with respect to the BNY Mellon Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan, decreased to 0.9%, effective January 1, 2011) of eligible pay earned after 2005. Benefits accrued before 2006 are based on a final average pay formula and service as of December 31, 2005. The prior accrued benefit is indexed at a rate of 1% per year. For the prior accrued benefit, the BNY Mellon Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan use a five-year average period, whereas the Legacy BNY SERP was based on a three-year average period. Benefits under each of the plans are provided solely for service at Bank of New York or with us.

BNY Mellon 2014 Proxy Statement 50

2013 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information with respect to each defined contribution or other plan that provides for nonqualified deferred compensation in which the named executive officers participate.

Name(1)	Executive Contributions in Fiscal Year 2013	Registrant Contributions in Fiscal Year 2013	Aggregate Earnings in Fiscal Year 2013	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of Fiscal Year 2013
Curtis Y. Arledge	$—	$7,400(2)(3)	$1,640	$—	$23,415(4)
Thomas P. “Todd” Gibbons	$—	$—	$140,870	$—	$1,222,940(5)

(1)

Messrs. Hassell, Keaney and Rogan are not included in the table, because, as of December 31, 2013, none of them had a balance in or made any contributions to or withdrawals from any nonqualified deferred compensation plan of the company.

(2)	Represents company contributions to Mr. Arledge pursuant to the BNY Mellon 401(k) Benefits Restoration Plan for the 2013 fiscal year.

(3)	This amount is included in the All Other Compensation column of the Summary Compensation Table on page 44.

(4)

In March, Mr. Arledge’s account was credited with company contributions of $14,375 for the 2011 and 2012 fiscal years. These amounts were previously reported in the All Other Compensation column of the Summary Compensation Table for 2012.

(5)

Mr. Gibbons contributed $1,025,000 to The Bank of New York Mellon Corporation Deferred Compensation Plan for Employees, which we refer to as the BNY Mellon Deferred Compensation Plan, in 2011. This amount was previously reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2010.

BNY Mellon 401(k) Benefits Restoration Plan. On December 20, 2012, the company adopted the BNY Mellon 401(k) Benefits Restoration Plan, which is a nonqualified plan designed for the purpose of providing deferred compensation on an unfunded basis for eligible employees. The deferred compensation provided under the BNY Mellon 401(k) Benefits Restoration Plan is intended to supplement the benefit provided under the BNY Mellon 401(k) Savings Plan, our 401(k) Plan, for employees first participating in our 401(k) Plan after 2010 where the employee’s retirement contributions under the 401(k) Plan are limited due to the maximums imposed on “qualified” plans by section 401(a)(17) of the Internal Revenue Code. Pursuant to the BNY Mellon 401(k) Benefits Restoration Plan, we set up a notional account that is credited with an amount, if any, of company matching contributions that would have been credited to each eligible employee’s 401(k) Plan account absent those tax limitations, including for prior years in which the BNY Mellon 401(k) Benefits Restoration Plan was not yet in effect. The amounts credited to the notional accounts generally vest after three years of service, as defined and calculated under the 401(k) Plan. As of December 31, 2013, Mr. Arledge was the only named executive officer who participated in the BNY Mellon 401(k) Benefits Restoration Plan.

BNY Mellon Deferred Compensation Plan. The company adopted the BNY Mellon Deferred Compensation Plan effective as of April 1, 2008 for deferrals of cash compensation earned by eligible employees of the company after March 31, 2008. The BNY Mellon Deferred Compensation Plan permits executives to defer receipt of cash bonus/incentive amounts above the Social Security wage base (which was $113,700 in 2013) until a later date while employed, upon retirement or after retirement not to exceed age 70. Changes are permitted to the payment election once annually; however, they must comply with the regulations contained in The American Jobs Creation Act of 2004. Deferred compensation may be paid in a lump sum or annual payments over two to 15 years. If an executive terminates employment prior to age 55, his benefit is paid in a lump sum shortly after termination. Investment alternatives, based on a selection of variable rate options, must be selected when the executive makes a deferral election and may be changed each quarter for future deferrals. Previously deferred amounts may generally be reallocated among the investment options at the beginning of each quarter. The plan is a nonqualified unfunded plan.

BNY Mellon 2014 Proxy Statement 51

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion summarizes any arrangements, agreements and policies of the company relating to potential payments upon termination or change in control.

RETIREMENT BENEFITS

As shown in the 2013 Pension Benefits and the 2013 Nonqualified Deferred Compensation Tables above, we provide qualified and non-qualified pension retirement benefits and qualified and non-qualified defined contribution retirement benefits (with the specific plans varying depending on when participation began).

In addition, we provide accelerated or continued vesting of equity awards for participants who are eligible for retirement, with the eligibility dependent on the individual’s age and length of service and the terms of the applicable plan. At December 31, 2013 and using the same assumptions as used for the Table of Other Potential Payments below, Mr. Hassell was eligible to receive accelerated or continued vesting of $5,290,920 in options and $12,205,517 in stock awards, Mr. Gibbons was eligible for $5,379,499 in stock awards and Mr. Rogan was eligible for in $5,325,556 stock awards. Messrs. Arledge and Keaney are not retirement-eligible. For the avoidance of doubt, accelerated or continued vesting is not provided on termination by the company for cause.

OTHER POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control and Severance Arrangements. Since 2010, our Board has implemented a “Policy Regarding Stockholder Approval of Future Senior Officer Severance Arrangements.” The policy provides that the company will not enter into a future severance arrangement with a senior executive that provides for severance benefits (as defined) in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary and target bonus for the year of termination (or, if greater, for the year before the year of termination), unless such arrangement receives approval of the stockholders of the company.

Under The Bank of New York Mellon Corporation Executive Severance Plan, if an eligible participant is terminated by the company without “cause” (as defined in the plan), the participant is eligible to receive a severance payment equal to two times the participant’s base salary for the year of termination (or, if greater, for the year before the year of termination), a pro-rata annual bonus for the year of termination, benefit continuation for two years and outplacement services for one year, provided the participant signs a release and waiver of claims in favor of the company and agrees not to solicit our customers and employees for one year. If a participant’s employment is terminated by the company without cause or if the participant terminates his or her employment for “good reason” (as defined in the plan) within two years following a “change in control” (as defined in the plan), then instead of receiving the benefits described above, the participant is eligible to receive a severance payment equal to two times the sum of the participant’s base salary and target annual bonus for the year of termination (or, if greater, for the year before the year of termination), a pro-rata target annual bonus for the year of termination, benefit continuation for two years and outplacement services for one year, subject to the participant signing a release and agreeing not to solicit our customers and employees for one year. If any payment under the plan would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after tax position than if the participant were to pay the tax.

Payments and benefits that are payable under the plan will be reduced to the extent that the amount of such payments or benefits would exceed the amount permitted to be paid under the company’s “Policy Regarding Stockholder Approval of Future Senior Officer Severance Arrangements” and such amounts are not approved by the company’s stockholders in accordance with the policy.

Unvested Equity Awards. Equity awards granted to our named executive officers through December 31, 2013 were granted under (i) the 1999 and 2003 Long-Term Incentive Plans of The Bank of New York and (ii) The Bank of New York Mellon Corporation Long-Term Incentive Plan, as applicable. Each award is evidenced by an award agreement that sets forth the terms and conditions of the award and the effect of any termination event or a change in control on unvested equity awards. Accordingly, the effect of a termination event or change in control on outstanding equity awards varies by executive officer and type of award.

Table of Other Potential Payments. The following table is based on the following:

•	The termination event listed in the table is assumed to be effective as of December 31, 2013.

BNY Mellon 2014 Proxy Statement 52

•	The value of our common stock of $34.94 per share is based on the closing price of our common stock on the NYSE on December 31, 2013, the last trading day in 2013.

•

The amounts shown in the table include the estimated potential payments and benefits that are payable as a result of the triggering event and do not include any pension, deferred compensation, or option/stock award vesting that would be earned on retirement as described above. We have only included amounts by which a named executive officer’s retirement benefit is enhanced by the triggering event, or additional option/stock awards that vest on the triggering event that would not vest on retirement alone. See “Retirement Benefits” on page 52 above for information on the acceleration or continued vesting of equity awards upon retirement.

•	The designation of an event as a termination in connection with a change of control is dependent upon the termination being either an involuntary termination by the company without cause or a termination by the named executive officer for good reason.

•	“Cash Compensation” includes payments of salary, bonus, severance or death benefit amounts payable in the applicable scenario.

The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s separation, would include payments or benefits already earned or vested and may differ from the amounts set forth in the tables below. In some cases a release may be required before amounts would be payable. Although we may not have any contractual obligation to make a cash payment or provide other benefits to any named executive officer in the event of his or her death or upon the occurrence of any other event, a cash payment may be made or other benefit may be provided in our discretion. The incremental benefits that would be payable upon certain types of termination of employment as they pertain to the named executive officers are described below.

Named Executive Officer	By Company without Cause	Termination in Connection with Change of Control	Death
Gerald L. Hassell
Cash Severance(1)	$2,000,000	$18,800,000	$—
Pro-rated Bonus(1)	$8,127,000	$8,400,000	$—
Health and Welfare Benefits	$27,199	$27,199	$—
Additional Retirement Benefits(2)	$—	$—	$—
Additional Option Vesting(3)	$—	$—	$—
Additional Stock Award Vesting(4)	$—	$—	$—
Tax Gross-Up	$—	$—	$—
TOTAL	$10,154,199	$27,227,199	$—

Thomas P. “Todd” Gibbons
Cash Severance(1)	$1,300,000	$8,790,000	$—
Pro-rated Bonus(1)	$3,651,376	$3,745,000	$—
Health and Welfare Benefits	$843	$843	$—
Additional Retirement Benefits(2)	$—	$—	$3,268,658
Additional Option Vesting(3)	$1,513,413	$1,927,927	$1,927,927
Additional Stock Award Vesting(4)	$—	$—	$—
Tax Gross-Up	$—	$—	$—
TOTAL	$6,465,632	$14,463,770	$5,196,585

Curtis Y. Arledge
Cash Severance(1)	$1,300,000	$19,990,000	$—
Pro-rated Bonus(1)	$9,363,691	$9,345,000	$—
Health and Welfare Benefits	$30,493	$30,493	$—
Additional Retirement Benefits(2)	$—	$—	$—
Additional Option Vesting(3)	$3,118,204	$3,947,052	$3,947,052
Additional Stock Award Vesting(4)	$16,024,452	$16,024,452	$16,024,452
Tax Gross-Up	$—	$—	$—
TOTAL	$29,836,840	$49,336,997	$19,971,504

BNY Mellon 2014 Proxy Statement 53

Named Executive Officer	By Company without Cause	Termination in Connection with Change of Control	Death
Timothy F. Keaney
Cash Severance(1)	$1,300,000	$8,790,000	$—
Pro-rated Bonus(1)	$3,677,591	$3,745,000	$—
Health and Welfare Benefits	$30,493	$30,493	$—
Additional Retirement Benefits(2)	$—	$—	$175,189
Additional Option Vesting(3)	$1,360,804	$1,781,412	$1,781,412
Additional Stock Award Vesting(4)	$4,746,044	$4,746,044	$4,746,044
Tax Gross-Up	$—	$—	$—
TOTAL	$11,114,932	$19,092,949	$6,702,645

Brian G. Rogan
Cash Severance(1)	$1,300,000	$8,790,000	$—
Pro-rated Bonus(1)	$3,464,126	$3,745,000	$—
Health and Welfare Benefits	$30,493	$30,493	$—
Additional Retirement Benefits(2)	$—	$—	$4,119,543
Additional Option Vesting(3)	$1,491,787	$1,906,301	$1,906,301
Additional Stock Award Vesting(4)	$—	$—	$—
Tax Gross-Up	$—	$—	$—
TOTAL	$6,286,406	$14,471,794	$6,025,844

(1)

Amounts represented assume that no named executive officer received payment from any displacement program, supplemental unemployment plan or other separation benefit other than the executive severance plan. Amounts have been calculated in accordance with the terms of the applicable agreements. For terminations by the company without cause, amounts will be paid in installments over a two-year period following termination. For terminations in connection with a change of control, amounts will be paid in a lump sum.

(2)

Amounts shown include amounts that would be payable automatically in a lump sum distribution upon death. For benefits that would not be payable automatically in a lump sum, the amount included is the present value based on the assumptions used for purposes of measuring pension obligations under FASB ASC 715 (formerly SFAS No. 87) as of December 31, 2013, including a discount rate of 4.99%. Amounts shown include only the amount by which a named executive officer’s retirement benefit is enhanced as a result of termination, pursuant to, where applicable, required notices given after the existence of a right to payment. Information relating to the present value, whether the amounts are paid in a lump sum or on an annual basis and the duration of each named executive officer’s accumulated retirement benefit can be found in “2013 Pension Benefits” on page 49 above.

(3)

The value of Additional Option Vesting represents the difference between the closing price of our common stock on December 31, 2013 ($34.94) and the exercise price of all unvested options that would vest on or after a separation from employment that would not vest on retirement alone. Information relating to the vesting of options on retirement can be found in “Retirement Benefits” on page 52 above.

(4)

The value of Additional Stock Award Vesting represents the value at December 31, 2013 of all shares of restricted stock, restricted stock units (along with cash dividends accrued on the restricted stock units), and earned PSUs (along with dividend equivalents on the PSUs) that on that date were subject to service-based restrictions, which restrictions lapse on or after certain terminations of employment, including following a change of control, to the extent such restrictions would not lapse on retirement alone. Information relating to the vesting of stock awards on retirement can be found in “Retirement Benefits” on page 52 above.

BNY Mellon 2014 Proxy Statement 54

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP

The Audit Committee has appointed KPMG LLP as our independent registered public accountants for the year ending December 31, 2014.

Our Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accountants engaged to prepare an audit report or to perform other audit, review or attest services for us. KPMG LLP or its predecessors have served as our independent registered public accounting firm since the merger in 2007 and previously served as the independent registered public accountant of Mellon since 1972. The Audit Committee is responsible for negotiating and approving the audit engagement fees and terms associated with the retention of KPMG LLP. In addition, the Audit Committee has the direct responsibility to annually evaluate and, as appropriate, replace KPMG LLP as our independent registered public accountant and discuss with management the timing and process for implementing the mandatory rotation of the lead engagement partner. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as our independent registered public accounting firm for the 2014 fiscal year is in the best interests of the company and its stockholders.

The Board is submitting the selection of KPMG LLP to the stockholders for ratification upon the recommendation of the Audit Committee. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted “for” the ratification of the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2014. If the selection of KPMG LLP is not ratified by the stockholders, the Audit Committee will reconsider the matter. Even if the selection of KPMG LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change is in our best interests.

Adoption of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of our common stock voting in person or by proxy.

The Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2014.

We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

BNY Mellon 2014 Proxy Statement 55

REPORT OF THE AUDIT COMMITTEE

On behalf of our Board of Directors, the Audit Committee oversees the operation of a comprehensive system of internal controls in respect of the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies and the qualifications, performance and independence of our independent registered public accounting firm. The committee’s function is one of oversight, recognizing that our management is responsible for preparing our financial statements, and our independent registered public accountants are responsible for auditing those statements.

Consistent with this oversight responsibility, the committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2013 and management’s assessment of internal control over financial reporting as of December 31, 2013. KPMG LLP, our independent registered public accounting firm, issued its unqualified report on our financial statements and the operating effectiveness of our internal control over financial reporting.

The committee has also discussed with KPMG LLP the matters required to be discussed in accordance with Public

Company Accounting Oversight Board Auditing Standard, Communications with Audit Committees. The committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board, which we refer to as the “PCAOB,” regarding the independent accountants’ communications with the audit committee concerning auditor independence, and has conducted a discussion with KPMG LLP regarding its independence. The committee has determined that KPMG LLP’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the committee recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2013 be included in our 2013 annual report on Form 10-K.

Catherine A. Rein, Chair

Richard J. Kogan

Michael J. Kowalski

William C. Richardson

Samuel C. Scott III

AUDIT FEES, AUDIT-RELATED FEES, TAX FEES AND ALL OTHER FEES

We have been advised by KPMG LLP that it is an independent public accounting firm registered with the PCAOB and that it complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC. The appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year was ratified at our 2013 Annual Meeting. The following table reflects the fees earned by KPMG LLP for services provided to us for 2013 and 2012:

Description of Fees	Amount of Fees Paid to KPMG LLP for 2013	Amount of Fees Paid to KPMG LLP for 2012
Audit Fees(1)	$19,096,000	$18,004,000
Audit-Related Fees(2)	$14,060,000	$13,541,000
Tax Fees(3)	$ 3,320,000	$ 2,172,000
All Other Fees(4)	$ 604,000	$ 83,000
Total	$37,080,000	$33,800,000

(1)

Includes fees for professional services rendered for the audit of our annual financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002) and for reviews of the financial statements included in our quarterly reports on Form 10-Q and for other services that only our independent registered public accountant can reasonably provide.

(2)

Includes fees for services that were reasonably related to performance of the audit of the annual financial statements for the fiscal year, other than Audit Fees, such as service organization reports (under Statement on Standards for Attestation Engagements (or “SSAE”) 16), employee benefit plan audits and internal control reviews.

(3)	Includes fees for tax return preparation and tax planning.
(4)	Includes fees for regulatory and other advisory services.

BNY Mellon 2014 Proxy Statement 56

OTHER SERVICES PROVIDED BY KPMG LLP

KPMG LLP also provided services to entities associated with us that were charged directly to those entities and accordingly were not included in the amounts disclosed in the table above. These amounts included $12.4 million for 2013 and $12.7 million for 2012 for the audits and tax compliance services for mutual funds, collective funds and other funds advised by us. Also excluded from the amounts disclosed in the table above are fees billed by KPMG LLP to joint ventures or equity method investments in which we have an interest of 50% or less.

PRE-APPROVAL POLICY

Our Audit Committee has established pre-approval policies and procedures applicable to all services provided by our independent registered public accountants. In accordance with SEC rules, our pre-approval policy has two different approaches to pre-approving audit and permitted non-audit services performed by our independent registered public accountants. Proposed services may be pre-approved pursuant to policies and procedures established by the Audit Committee that are detailed as to a particular class of service without consideration by the Audit Committee of the specific case-by-case services to be performed. We refer to this pre-approval method as “class pre-approval.” If a class of service has not received class pre-approval, the service will require specific pre-approval by the Audit Committee before such service is provided by our independent registered public accountants. We refer to this pre-approval method as “specific pre-approval.” A list of services that has received class pre-approval from our Audit Committee (or its delegate) is attached to our Audit and Permitted Non-Audit Services Pre-Approval Policy. A copy of our Audit and Permitted Non-Audit Services Pre-Approval Policy is available on our website at www.bnymellon.com/governance/auditpolicy.pdf. For 2013, all of the fees associated with the independent registered public accounting firm services were pre-approved by the Audit Committee.

BNY Mellon 2014 Proxy Statement 57

INFORMATION ON STOCK OWNERSHIP

BENEFICIAL OWNERSHIP OF SHARES BY HOLDERS OF 5% OR MORE OF OUTSTANDING STOCK

As of February 7, 2014, we had 1,135,249,897 shares of common stock outstanding. Based on filings made under Section 13(d) and 13(g) of the Exchange Act reporting ownership of shares and percent of class as of December 31, 2013, as of February 7, 2014, the only persons known by us to be beneficial owners of more than 5% of our common stock were as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Davis Selected Advisers, L.P.(1) 2949 East Elvira Road, Suite 101 Tucson, Arizona 85756	83,323,238	7.3%
Massachusetts Financial Services Company(2) 111 Huntington Avenue Boston, MA 02199	71,756,797	6.2%
Dodge & Cox(3) 555 California Street, 40th Floor San Francisco, CA 94104	57,967,724	5.0%

(1)

Based on a review of the Schedule 13G filed on February 14, 2014 by Davis Selected Advisers, L.P. The Schedule 13G discloses that Davis Selected Advisers, L.P. had sole voting power as to 79,819,390 shares, no voting power as to 3,503,848 shares and sole dispositive power as to all 83,323,238 shares.

(2)

Based on a review of the Schedule 13G filed on February 12, 2014 by Massachusetts Financial Services Company. The Schedule 13G discloses that Massachusetts Financial Services Company had sole voting power as to 58,215,939 shares and sole dispositive power as to all 71,756,797 shares.

(3)

Based on a review of the Schedule 13G filed on February 13, 2014 by Dodge & Cox. The Schedule 13G discloses that Dodge & Cox had sole voting power as to 54,561,494 shares and sole dispositive power as to all 57,967,724 shares.

BENEFICIAL OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the number of shares of our common stock beneficially owned as of the close of business on February 7, 2014 by each director, each individual included in the “Summary Compensation Table” on page 44 above and our current directors and executive officers as a group, based on information furnished by each person. Except as otherwise indicated, sole voting and sole investment power with respect to the shares shown in the table below are held either by the individual alone or by the individual together with his or her immediate family.

Beneficial Owners	Shares of Common Stock Beneficially Owned(1)(2)
Curtis Y. Arledge	1,129,064
Ruth E. Bruch	38,113
Nicholas M. Donofrio	51,549
Thomas P. “Todd” Gibbons	1,724,113(3)
Gerald L. Hassell	3,588,801(4)(5)
Timothy F. Keaney	1,062,342
Edmund F. “Ted” Kelly	39,568
Richard J. Kogan	52,546
Michael J. Kowalski	62,862
John A. Luke, Jr.	52,168
Mark A. Nordenberg	36,768
Catherine A. Rein	119,273
William C. Richardson	52,693
Brian G. Rogan	1,755,259

BNY Mellon 2014 Proxy Statement 58

Beneficial Owners	Shares of Common Stock Beneficially Owned(1)(2)
Samuel C. Scott III	43,236
Wesley W. von Schack	170,835(4)
All current directors and executive officers, as a group (21 persons)	12,216,883

(1)

On February 7, 2014, none of the individuals named in the above table beneficially owned more than 1% of our outstanding shares of common stock. On that date, all current directors and executive officers as a group beneficially owned approximately 1.1% of our outstanding stock.

(2)

Includes the following amounts of common stock which the indicated individuals and group have the right to acquire under our equity plans and deferred compensation plans within 60 days of February 7, 2014: Mr. Arledge, 771,848; Ms. Bruch, 32,588; Mr. Donofrio, 13,487; Mr. Gibbons, 1,405,866; Mr. Hassell, 2,764,223; Mr. Keaney, 849,899; Mr. Kelly, 35,568; Mr. Kogan, 24,466; Mr. Kowalski, 56,434; Mr. Luke, 24,466; Mr. Nordenberg, 35,948; Ms. Rein, 21,779; Dr. Richardson, 51,561; Mr. Rogan, 1,279,823; Mr. Scott, 39,274; Mr. von Schack, 45,208; and directors and executive officers as a group, 9,199,917.

Also includes the following additional number of RSUs, deferred share units and phantom stock: Mr. Arledge, 107,097; Ms. Bruch, 3,359; Mr. Donofrio, 38,062; Mr. Gibbons, 44,202; Mr. Hassell, 119,712; Mr. Keaney, 40,117; Ms. Rein, 61,014; Mr. Rogan, 44,202; Mr. von Schack, 15,371; and directors and executive officers as a group, 619,166. These individuals do not have voting or investment power with respect to the underlying shares, nor do they have the right to acquire the underlying shares within 60 days of February 7, 2014.

(3)	Includes 145,667 shares over which Mr. Gibbons exercises investment discretion held in trusts, and 38,956 shares held by his children.

(4)	Includes the following shares held in Grantor Retained Annuity Trusts: Mr. Hassell, 49,674 shares; and Mr. von Schack, 71,957 shares.

(5)	Includes 56,604 shares held by Mr. Hassell’s spouse, as to which Mr. Hassell disclaims beneficial ownership. Also includes 224,280 shares over which Mr. Hassell exercises investment discretion held in trusts.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any beneficial owner of more than 10% of any class of our equity securities to file with the SEC initial reports of beneficial ownership and reports of changes in ownership of any of our securities. These reports are made on documents referred to as Forms 3, 4 and 5. Our directors and executive officers must also provide us with copies of these reports. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2013 each of our directors and executive officers timely complied with applicable reporting requirements for transactions in our equity securities.

BNY Mellon 2014 Proxy Statement 59

PROPOSAL 4 – APPROVAL OF THE AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN OF THE BANK OF NEW YORK MELLON CORPORATION

The Board is recommending that stockholders vote in favor of amending and restating our Long-Term Incentive Plan (the Amended LTIP) to, among other things, increase the number of shares that we are able to offer to participants. Upon recommendation of the HRC Committee, our Board adopted the Amended LTIP on February 24, 2014, subject to stockholder approval. If this proposal is not approved, the current LTIP, amended and restated through February 25, 2011, will remain in effect.

The following summary of the material terms of the Amended LTIP is qualified in its entirety by reference to the complete text of the Amended LTIP, which is attached hereto as Exhibit A. Capitalized terms used in this proposal that are not otherwise defined have the meanings given to them in the Amended LTIP.

HIGHLIGHTS OF OUR AMENDED LTIP

We are requesting that stockholders approve the Amended LTIP, including the following changes:

Increase in Authorized Shares	Increase the shares authorized for issuance under the Amended LTIP by 30 million shares.
Eligibility for Awards	Allow awards to be granted to former employees solely with respect to their final year of service.
Encompass Cash Awards for Directors	Allow board service-related cash awards to be granted to non-employee directors under the Amended LTIP.
Limit on Non-Employee Director Awards	Limit the aggregate awards that can be granted to a non-employee director, solely with respect to his or her service as a member of the Board, during a calendar year to $1,000,000.
Section 162(m) of the IRC	Approve the material terms of the performance goals under the Amended LTIP for purposes of Section 162(m) of the IRC.
Administrative Changes	Make certain other administrative changes as described below.

The Board recommends that stockholders approve the Amended LTIP to permit the continued use of equity-based compensation awards. Equity-based awards are an important part of our compensation structure and serve the best interests of our stockholders by:

•

Aligning interests with those of our stockholders. We believe that providing equity-based compensation motivates our employees and non-employee directors to contribute to superior financial performance and focus on long-term stockholder value.

•

Attracting and retaining talent. We believe that equity-based awards are a necessary tool to attract and retain talented employees who are critical to successfully executing our business strategies. If the Amended LTIP is not approved, we may need to replace equity-based components with cash, which would increase cash compensation expense and reduce alignment with stockholder interests.

•

Maintaining ability to benefit from a federal income tax deduction. The Amended LTIP will give us the flexibility to continue to deliver “performance-based compensation” that is not subject to the limit on federal income tax deduction for compensation in excess of $1 million per year paid to certain executive officers.

The Amended LTIP also includes a number of features that promote best practices and protect stockholders’ interests, including:

• Minimum vesting requirements	• No dividend equivalents on unearned performance share units

• No liberal share recycling	• Best practices for options and stock appreciation rights

• No “evergreen” provision	• No transferability of awards

• Forfeiture and clawback	• No single-trigger change in control vesting

In addition, our three-year average burn rate of 2.2% is well below the average of 3.65% for our industry – per Institutional Shareholder Services (which we refer to as “ISS”) – and approximates the median for our peer group. Had the additional 30 million shares been available for grant as of February 24, 2014, our fully diluted overhang would have increased by about 2.1 percentage points. See “Key Data” below for information on how we define and calculate these measures.

BNY Mellon 2014 Proxy Statement 60

PROPOSED AMENDMENTS

Increase in Authorized Shares by 30 Million Shares

If this proposal is approved, 30 million shares will be added to the number of shares authorized for issuance under the Amended LTIP, subject to proportionate adjustment in the event of stock splits and similar events. We believe that this increase in shares will provide a sufficient number of shares for future grants under the Amended LTIP until our 2018 annual meeting. The current LTIP provides that, in the event the number of shares available for “full-value” awards (which are awards pursuant to which a participant is not required to pay the fair market value, as measured on the grant date) has been used, the company may grant additional full-value awards from the remaining shares available, with each share subject to a full-value award counting as 2.75 shares against the remaining available shares. If this proposal is approved, all of the additional 30 million shares may be issued in connection with full-value awards.

As a result, the aggregate number of shares of our common stock which may be issued under the Amended will be (1) 30 million shares plus (2) the aggregate number of shares remaining available under the current LTIP. As of February 24, 2014, the date our Board adopted the Amended LTIP, the aggregate number of shares remaining available under the current LTIP was approximately 18,395,574, of which the number of remaining shares available for full value awards was approximately 4,477,708, in each case, subject to the counting, adjustment and substitution provisions of the LTIP; any full-value awards granted from the remaining 13,917,866 shares will continue to be counted as 2.75 shares against such remaining shares. The actual number of shares which may be issued under the Amended LTIP and the number of shares available for full-value awards will be determined as of the close of business on April 8, 2014, the date of proposed approval of the Amended LTIP.

Eligibility for Awards

The current LTIP allows awards to be granted only to current employees and to non-employee directors of the company. As proposed, the Amended LTIP would also allow awards to be granted to former employees as well, but solely within 12 months of the termination of their employment and solely with respect to their final year of service with the company. This amendment would allow the HRC Committee the discretion to grant awards to employees in connection with their termination of employment.

Encompass Cash Awards for Directors

The current LTIP allows cash-based awards that are based on the achievement of performance goals and are deemed by the HRC Committee to be consistent with the purposes of the current LTIP. The Amended LTIP, as proposed, would extend the type of cash awards that could be granted to non-employee directors under the LTIP to include retainers, leadership, committee and meeting-based fees.

Limit on Non-Employee Director Awards

As described in “Key Terms of the Amended LTIP” on page 63 below, the current LTIP imposes limitations on the number of awards that can be granted to an individual within a calendar year but does not have a separate limitation for non-employee directors. As proposed, the Amended LTIP would impose a new, additional limit of $1,000,000 on the aggregate awards, based on the aggregate value of cash awards and fair market value of stock-based awards on the grant date, granted under the Amended LTIP that any one non-employee director can receive for services provided as a member of the Board in a calendar year.

Approval for Purposes of Section 162(m) of the IRC

Section 162(m) of the IRC generally imposes a $1 million limit on the amount that we may deduct for compensation paid to our chief executive officer and three other most highly compensated executive officers (other than our chief financial officer), subject to certain exceptions. The Amended LTIP is intended to allow the issuance of awards that satisfy the “performance-based” compensation exception under Section 162(m) in the case of stock options, stock appreciation rights and other stock- and cash-based awards that are subject to the attainment of performance goals, and, if approved, will permit the HRC Committee to designate an award as intended to qualify for this exception. One of the requirements of “performance-based” compensation is that the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by stockholders. The materials terms of the Amended LTIP, including a description of the employees eligible to receive compensation, a description of the objective measures on which performance goals may be based and the maximum performance-based compensation which may be earned by any employee in any one calendar year. Stockholder approval of this proposal will constitute re-approval of the material terms of the Amended LTIP for purposes of 162(m) of the IRC.

BNY Mellon 2014 Proxy Statement 61

However, nothing in this proposal precludes the company or the HRC Committee from granting awards that are not fully deductible, nor is there any guarantee that awards designed with the intent of qualifying as “performance-based” compensation will ultimately be viewed as so qualifying by the Internal Revenue Service.

Administrative Changes

In addition to the changes described above, the Amended LTIP, as proposed, would include a number of administrative changes, as follows.

•

The current LTIP gives the HRC Committee the discretion to use shares of common stock or other types of awards authorized under the LTIP in connection with, or to satisfy obligations to eligible employees under, other compensation or incentive plans, programs or arrangements of us and our affiliates. The Amended LTIP would give the HRC Committee this discretion with respect to non-employee directors, which we believe is consistent with the purpose of the LTIP and would treat all participants equally.

•

The current LTIP provides default provisions that address the treatment of awards following the termination of a participant’s employment with the company. The Amended LTIP would remove these default provisions, other than with respect to double-trigger change in control treatment, and bring the LTIP in line with the company’s current practice, which is to address the treatment of equity awards on termination of employment in the applicable award agreement.

•

The Amended LTIP would prohibit dividend equivalents from being paid on performance share units where the performance-based goals have not been satisfied unless expressly provided to the contrary in the applicable award agreement.

•

The Amended LTIP provides expanded language addressing Section 409A of the IRC, including the treatment under Section 409A of “series of installment payments,” “dividend equivalents” and securities, awards or other property delivered in lieu of the company’s common stock.

•	The Amended LTIP clarifies that the company has no liability to a participant with respect to tax qualification or adverse tax treatment.

BEST PRACTICES

The Amended LTIP also includes a number of features that promote best practices and protect stockholders’ interests, including:

•

Minimum vesting requirements. The Amended LTIP generally requires a minimum three-year ratable vesting schedule for service-based full value awards and a minimum one-year vesting schedule for performance-based full value awards.

•	No liberal share recycling. Shares delivered to pay the exercise price or to satisfy tax withholding obligations may not be reused for future awards.

•

Forfeiture and clawback. The HRC Committee may determine in its discretion that an award will be forfeited and/or repaid to us upon specified terms, including if the grantee engages in conduct that is materially adverse to our interests, such as conduct contributing to any financial restatements.

•

No dividend equivalents on unearned performance share units. The Amended LTIP generally prohibits the payment of dividend equivalents on performance share units where the performance-based goals have not been satisfied.

•

Best practices for options and stock appreciation rights. The Amended LTIP prohibits grants of discounted options or stock appreciation rights, the use of reload options and the repricing of options or stock appreciation rights without stockholder approval.

•	No transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution.

•	No single-trigger change in control vesting.

•	No “evergreen” provision. Shares authorized for issuance under the Amended LTIP cannot be automatically replenished.

BNY Mellon 2014 Proxy Statement 62

KEY DATA

The Board anticipates that the 30 million additional shares being requested under this proposal will be sufficient to provide projected equity incentives to our employees until our 2018 Annual Meeting, assuming our historical rate of issuing equity awards remains the same. In determining to adopt the Amended LTIP, the HRC Committee considered our “burn rate” and “overhang,” and we believe that our historical share usage has been prudent and in the best interests of our stockholders.

Burn rate provides a measure of our annual share utilization. As shown in the following table, the company’s three-year average burn rate was 2.2% (assuming full-value stock awards were converted to option equivalents using a conversion factor of 2.5 per ISS methodology), which is well below ISS’s burn rate average of 3.65% applied to our industry and approximates the median burn rate for our peer group.

Year	Options Granted	Full-Value Stock Granted[1]	Total Granted[1]	Weighted Average Shares Outstanding (Basic)	Burn Rate[2]
2013	0	21,744,675	21,744,675	1,150,689,000	1.9%
2012	10,263,505	21,489,933	31,753,438	1,176,485,000	2.7%
2011	8,739,395	14,570,245	23,309,640	1,220,804,000	1.9%
Our Three-Year Average					2.2%
ISS’s Industry Burn Rate Average					3.65%

(1)	Full-value stock awards were converted to option equivalents using a conversion factor of 2.5, per ISS methodology.

(2)	Calculated by dividing the weighted average shares outstanding (basic) by the total granted. Excluding the conversion factor, our three-year average burn rate was 1.2%.

Overhang provides a measure of potential dilution. As of February 24, 2014, the date our Board approved the Amended LTIP, we had 1,136,793,485 shares of common stock outstanding; 92,003,345 shares were subject to outstanding equity awards under all of our equity compensation plans; 5,000,000 shares were available for issuance as options solely for the purpose of satisfying outstanding reload option rights; and 18,395,574 shares were available for future awards under the current LTIP. Accordingly, our fully diluted overhang as of February 24, 2014 was 9.2%, which is positioned between our peer group median and 75th percentile. Had the 30 million shares being requested under this proposal been available for grant as of February 24, 2014, our fully diluted overhang would have increased to 11.3%, which approximates the 75th percentile of our peer group. We expect that our overhang will decrease in the future since, at this time, stock options are not part of our executive program.

KEY TERMS OF THE AMENDED LTIP

Purpose. The purpose of the Amended LTIP is to: (1) promote the growth and profitability of us and our affiliates; (2) provide our officers, other employees and non-employee directors and those of our affiliates with the incentive to achieve long-term corporate objectives; (3) attract and retain officers, other employees and non-employee directors of outstanding competence; and (4) provide such individuals with an opportunity to acquire shares of our common stock and cash awards.

Eligibility. The HRC Committee may grant awards under the Amended LTIP to our current employees, current employees of any of our affiliates, former employees of the company or our affiliates (within 12 months of termination of employment and with respect to their final year of service), and non-employee directors. As of December 31, 2013, it is expected that approximately 51,100 employees and all of our non-employee directors (11 as of December 31, 2013) will be eligible to participate in the Amended LTIP.

Shares Subject to the Amended LTIP. The aggregate number of shares of common stock that may be issued and as to which grants of awards may be made under the Amended LTIP is 48,395,574, which represents the sum of the number of shares available as of February 24, 2014 and 30,000,000 additional shares. However, the maximum aggregate number of shares of common stock which may be used in connection with “full-value” awards (such as restricted stock, restricted stock units and performance share units) is 34,477,708, which represents the sum of the number of shares available for “full-value” awards as of February 24, 2014 and 30,000,000 additional shares. In the event the 34,477,708 shares are used, 13,917,866 of the 48,395,574 shares are also available to be issued as full-

BNY Mellon 2014 Proxy Statement 63

value awards, subject to each full-value share counting as 2.75 shares against such 13,917,866 shares. If any award granted under the Amended LTIP is payable solely in cash or is granted in substitution for awards of an acquired company, the shares related to those awards are not counted against shares available under the Amended LTIP. In addition, any shares granted pursuant to an award that is cancelled, terminates, expires or is forfeited for any reason without having been exercised, or is settled in the form of cash (or property other than our common stock) once again become available for purposes of the Amended LTIP.

Other Limitations of Awards. No awards may be granted under the Amended LTIP subsequent to February 24, 2024. In addition, absent additional stockholder approval, no performance awards intended to qualify under Section 162(m) of the IRC may be granted under the Amended LTIP subsequent to our annual meeting of stockholders in 2019. Except to the extent provided in an award agreement, awards are not transferable. The Amended LTIP also imposes limitations on the number of awards that can be granted to an individual within a calendar year. The maximum aggregate number of common stock shares which may be granted as stock options and stock appreciation rights to any one individual during a calendar year is 4,000,000 shares. The maximum number of shares which may be earned by any single participant under awards (other than options and stock appreciation rights) that are intended to qualify as performance-based compensation under Section 162(m) of the IRC is 1,000,000 or, if payable in cash, the fair market value equivalent, as determined on the first day of the applicable performance period. The maximum amount payable for cash awards to any one individual based on the achievement of performance criteria under the Amended LTIP for any one calendar year is $10,000,000. The maximum value of awards that can be granted to any one non-employee director, solely with respect to his or her service as a member of the Board, during the calendar year is $1,000,000 based on the aggregate value of cash awards and the fair market value of stock-based awards, as determined on the grant date.

Administration. Except in the case of awards to non-employee directors, the Amended LTIP will generally be administered by a committee appointed by the Board, which will be the HRC Committee. In the case of awards to non-employee directors, however, the Amended LTIP will be administered by the full Board. As used in this proposal, the term “committee” is used to refer to the full Board in the case of awards to non-employee directors, or the HRC Committee in the case of awards to employees. The committee has full authority to interpret the Amended LTIP, determine the persons eligible to participate in it, grant awards under it and prescribe terms and conditions on the awards granted (including setting forth provisions with regard to termination of employment or service as a non-

employee director). The committee can also delegate the authority, within limits it establishes, to grant awards to employees who are not subject to Section 16 of the Exchange Act and who are not “covered employees” under Section 162(m) of the IRC.

Types of Awards. The Amended LTIP provides for grants of both stock-based awards and cash-based awards. The types of awards that may be granted are stock options (either incentive stock options within the meaning of Section 422 of the IRC or nonstatutory stock options), stock appreciation rights, restricted stock, restricted stock units, performance share units, deferred stock units, other stock-based awards and cash awards. Non-employee directors are not eligible to receive incentive stock options.

•

Stock Options. A stock option entitles the grantee to purchase shares of our common stock at a fixed exercise price. The exercise price per share will be determined by the committee, in its discretion, but will not be less than 100% of the fair market value of our common stock on the date the stock option is granted. Fair market value, for purposes of the Amended LTIP, is the closing price of our common stock in the New York Stock Exchange Composite Transactions for the relevant date. A stock option becomes exercisable at a time or upon the occurrence of an event, as determined by the committee. No stock option can be exercised more than 10 years after the date of grant and no reload option rights or dividend equivalents may be granted in connection with stock options.

•

Stock Appreciation Rights. The committee may grant stock appreciation rights in conjunction with a stock option, referred to as a tandem stock appreciation right, or on a stand-alone basis. No stock appreciation rights, whether stand-alone or tandem, can be exercised more than 10 years after the date of grant. Stand-alone stock appreciation rights, upon exercise, entitle the grantee to receive a number of shares of our common stock, or cash, equal in value to the excess of the fair market value of our common stock over the base price of the stock appreciation right. The base price per share will be determined by the committee, in its discretion, but will not be less than 100% of the fair market value of our common stock on the date the stock option is granted.

A tandem stock appreciation right may only be exercised at a time when the related option is exercisable. The exercise of the tandem stock appreciation right entitles the grantee to receive a number of shares of our common stock, or cash, equal to the excess of the fair market value of our common stock on the exercise date over the exercise price of the stock option related to the stock appreciation right. The exercise of a stock option causes a share for share

BNY Mellon 2014 Proxy Statement 64

reduction in any tandem stock appreciation rights related to the stock option, and similarly the exercise of a tandem stock appreciation right causes a share for share reduction in any related stock options.

•

Restricted Stock. Shares of restricted stock are shares of our common stock that are subject to transfer or other restrictions, such as performance-based restrictions, as the committee may impose in its discretion. Restricted stock is also subject to forfeiture if certain events specified by the committee occur prior to the lapse of the restrictions. The restricted stock award agreement details the number of shares of restricted stock awarded, the restrictions imposed, the duration of those restrictions, the events the occurrence of which would cause a forfeiture of the restricted stock and such other terms and conditions as the committee deems appropriate.

If the restricted stock is granted to an employee, the applicable restriction period may not be less than (A) three years, with no more frequent than ratable vesting over such period, in the case of a time-based restriction, or (B) one year in the case of a performance-based restriction. A limited number of shares (equal to the sum of (A) 10% of the shares available for “full-value” awards plus (B) 4,212,779, as of February 24, 2014) are not subject to the minimum vesting period described in the prior sentence. Immediately following the grant of a restricted stock award, and prior to the lapse or termination of the applicable restrictions, the shares of restricted stock will be held in escrow in the name of the person receiving the award. From the date a restricted stock award is effective, the grantee is a stockholder with respect to the restricted stock and has all the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares.

•

Restricted Stock Units. Restricted stock units are unfunded, unsecured rights to receive a share of our common stock, or cash, that are subject to transfer or other restrictions as the committee may impose. Restricted stock units are also subject to forfeiture if certain events specified by the committee occur prior to the lapse of the restrictions. The restricted stock unit award agreement details the number of shares of restricted stock units awarded, the restrictions imposed on the restricted stock units, the duration of those restrictions, the events the occurrence of which would cause a forfeiture of the shares of restricted stock units and such other terms and conditions as the committee deems appropriate. Restricted stock units are subject to the same three-year and one-year minimum vesting requirements applicable to restricted stock. Restricted stock units may include, in the discretion of the committee, the right to receive dividend equivalents.

•

Performance Share Units. A performance share unit granted under the Amended LTIP is a right to receive shares of common stock, or their equivalent in cash, based on the achievement during a specified performance period of not less than one year, of one or more performance goals established at the time of the award. Unless specified otherwise in an award agreement, no dividend equivalents may be paid at a time when any performance goals that apply to the performance share units have not been satisfied and will revert back to the company if the goals are not satisfied.

Performance share units granted under the Amended LTIP may be designated as intended to qualify as performance-based compensation under Section 162(m) of the IRC and may include the right to receive dividend equivalents. If so designated, at the time a performance share unit is granted, the committee sets out the terms of the performance share unit in writing, which include the performance goals, the performance period and the amount that may be earned based on the achievement of the performance goals. The terms established by the committee are objective so that a third party with knowledge of the relevant facts could determine whether or not any performance goal has been achieved. The committee may retain the discretion to reduce (but not to increase) the amount of a performance share unit which will be earned based on the achievement of performance goals.

Performance goals may be based on one or more of the following objective performance measures and expressed in either absolute or relative values or as a percentage of an incentive pool: earnings or earnings per share; book value per share; total return to stockholders; return on equity, assets, capital or investment; pre-tax margins; revenues; expenses; costs; stock price; investment performance of funds or accounts or assets under management; market share; charge-offs; non-performing assets; income; operating, net or pre-tax income; business diversification; operating ratios (including, without limitation, capital ratios, risk-measurement ratios or return on risk-weighted assets) or results; and cash flow. Performance goals may be based on our performance, the performance of any of our affiliates, branches, departments, business units or portion thereof. Performance goals may also be based on a comparison of performance with the performance of a peer group, prior performance periods or other measure selected or defined by the committee at the time of making a performance share unit award. For awards not intended to qualify as performance-based compensation under

BNY Mellon 2014 Proxy Statement 65

Section 162(m) of the IRC, the committee may use other performance measures in its discretion.

•

Deferred Stock Units. A deferred stock unit entitles the participant to receive a number of shares of common stock from us on a deferred payment date specified by the participant. The committee shall determine the terms and conditions of deferred stock units, subject to the same three-year and one-year minimum vesting requirements applicable to restricted stock units. Unless otherwise determined by the committee, deferred stock units entitle the participant to receive dividend equivalents, which are payable no earlier than the date payment is elected for the deferred stock unit.

•

Other Stock-Based Awards. The committee is authorized to grant other equity-based or equity-related awards, including, without limitation, purchase rights, shares awarded without restrictions or conditions, or securities or other rights convertible or exchangeable into shares of common stock. Other stock-based awards, with the exception of purchase rights, may include the right to receive dividends or dividend equivalents. The committee shall determine the terms and conditions of other stock-based awards, subject to the same three-year and one-year minimum vesting requirements applicable to restricted stock units or restricted stock, as applicable.

•

Cash Awards. Cash awards (other than retainers, leadership, committee and meeting-based fees for non-employee directors) are subject to the achievement of performance goals and are based on performance criteria as determined by the committee. Cash awards may be in the form of performance-based compensation intended to qualify under Section 162(m) of the IRC.

Termination of Employment or Service. Subject to the provisions of the Amended LTIP, the committee may subject an award to terms and conditions, including treatment upon a termination of the grantee’s employment or service as a non-employee director, in the discretion of the committee or its delegate and set forth in the applicable award agreement.

Additional Rights on Change in Control. The LTIP provides for certain additional rights (described below) upon the occurrence of a change in control, unless specified otherwise in an award agreement. For purposes of the Amended LTIP, a Change in Control is generally deemed to have occurred:

•	when a beneficial owner of securities (with certain enumerated exceptions) is entitled to 30% or more of our voting power;

•	upon consummation of a merger, consolidation, statutory share exchange or similar transaction involving us, or any sale, lease or disposition of all or substantially all of our consolidated assets, excluding certain transactions as described below;

•	when, during any period of not more than two years, the incumbent directors no longer represent a majority of our Board; or

•	when our stockholders approve a plan of complete liquidation or dissolution.

However, a transaction does not constitute a Change in Control under the Amended LTIP if following the transaction: (A) 50% or more of the total voting power of the surviving company’s voting securities are represented by voting securities outstanding immediately before the transaction, (B) there is no beneficial owner entitled to 30% or more of the total voting power of the then-outstanding voting securities of the surviving company, and (C) a majority of the board of directors of the surviving company were incumbent directors at the time our Board approved the initial agreement for such reorganization or sale.

Upon the occurrence of a change in control, all performance criteria and other conditions to payment of performance share units, cash awards and other awards subject to performance conditions are deemed to be achieved or fulfilled on a pro-rata basis measured at the actual performance level achieved or, if not determinable, in a manner specified by the committee. In addition, in the event the employment of a participant is terminated by us or our affiliates without Cause within two years following a change in control, all restrictions applicable to outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, and other stock-based awards under the Amended LTIP will lapse and such awards will fully vest and, as applicable, may be exercised within one year after the termination date. The committee may condition the acceleration, exercise period, lapse of restrictions and/or deemed achievement of performance goals upon the occurrence of a change in ownership or effective control of the company or in the ownership of a substantial portion of the assets of us as determined under Section 409A of the IRC.

Amendment and Termination. The Board may from time to time amend, revoke or terminate the Amended LTIP, provided that an amendment requires stockholder approval if it (A) makes changes to the class of employees eligible to receive incentive stock options, (B) increases the number of shares subject to the Amended LTIP, (C) as required by the rules of any stock exchange on which our common stock is traded or (D) for options, stock appreciation rights, performance share units, cash awards or other awards based on performance goals to qualify as “performance

BNY Mellon 2014 Proxy Statement 66

based compensation” as defined in the regulations under Section 162(m) of the IRC.

No amendments to the Amended LTIP may adversely affect the rights of an award holder without their prior written consent unless it is in an effort to comply with Section 409A of the IRC, including regulations and interpretations thereunder.

Forfeiture of Awards. Any incentive-based compensation otherwise payable or paid to current or former executive officers may be forfeited and repaid to us as required by regulations, including the “clawback” provisions of Section 954 of the Dodd-Frank Act, or any company policy, and the committee may determine, and provide in an award agreement, that an award will be forfeited or must be repaid upon specified terms including, without limitation, if the participant directly or indirectly engages in competitive conduct or other conduct that is materially adverse to our interests, including fraud or conduct contributing to any financial restatements or irregularities.

Other Terms of Awards. In the discretion of the committee, awards under the Amended LTIP may be used in connection with, or to satisfy obligations of us or our affiliates to eligible participants under other compensation or incentive plans, programs or arrangement of us or our affiliates. The minimum vesting provisions described will not apply in the case of an award that is made to a participant as annual incentive compensation, and may be satisfied by reference to the vesting or performance period of any such other compensation or incentive plan, program or arrangement the obligations of which are satisfied through the use of awards under the Amended LTIP.

PLAN BENEFITS

New Plan Benefits. As further described in “Compensation of Directors” above on page 22, each non-employee director will receive an award of deferred stock units with a value equal to $130,000 shortly after the Annual Meeting. As of December 31, 2013, the closing price of our common stock on the NYSE was $34.94. The units will vest on the earlier of one year after the date of the award or on the date of the next Annual Meeting of stockholders, and must be held for as long as the director serves on the Board. The units will accrue dividends, which will be reinvested in additional deferred stock units. The following table sets forth the aggregate amount of these awards to our non-employee directors.

Dollar Value ($)
All non-employee directors, as a group (12 persons)	1,560,000

Except as described above, awards granted under the Amended LTIP will be subject to the HRC Committee’s discretion, and the HRC Committee has not determined future awards or who might receive them. As a result, the benefits that will be awarded or paid under the Amended LTIP to our employees, including our named executive officers and other executive officers, are not currently determinable.

Existing Plan Benefits. The following table shows the awards granted in the 2013 fiscal year to each named executive officer, all current executive officers as a group and all non-executive officer employees as a group under the current LTIP. The awards granted in 2013 would not have changed had the Amended LTIP been in place instead of the current LTIP.

Name and Position	Dollar Value ($)(1)	Number of Shares/Units(2)
Gerald L. Hassell, Chairman and Chief Executive Officer	4,615,263	171,380
Thomas P. “Todd” Gibbons, Vice Chairman and Chief Financial Officer	2,261,016	83,959
Curtis Y. Arledge, Vice Chairman and CEO of Investment Management	6,072,553	225,494
Timothy F. Keaney, Vice Chairman and CEO of Investment Services	2,079,373	77,214
Brian G. Rogan, Vice Chairman and Chief Risk Officer	2,356,025	87,487
All current executive officers, as a group (17 persons)	35,824,287	1,330,250
All non-executive officer employees, as a group	197,189,835	7,322,311

(1)

Dollar value reflects the number of RSUs and PSUs granted in 2013 multiplied by $26.93, which was the average closing price of our common stock on the NYSE for the 25 trading days from January 2, 2013 through February 6, 2013 used by the HRC Committee in calculating the number of shares granted.

BNY Mellon 2014 Proxy Statement 67

(2)

The number of shares underlying the PSUs reflects target payout. At maximum payout, the number of shares would increase by 235,607. For additional information about how PSUs are earned, see “Compensation Discussion and Analysis — Long-Term Equity Incentives” on page 39 above.

U.S. FEDERAL INCOME TAX ASPECTS

The following is a brief description of the current federal income tax treatment generally arising with respect to grants of awards under the Amended LTIP for grantees subject to taxation in the United States. This summary is not intended to constitute tax advice, is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Incentive Stock Options. A grantee will not be subject to tax upon the grant of an incentive stock option (an “ISO”) or upon the exercise of an ISO. However, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be included in a grantee’s alternative minimum taxable income. Whether a grantee is subject to the alternative minimum tax will depend on his or her particular circumstances. A grantee’s basis in the shares received will be equal to the exercise price paid, and the grantee’s holding period in such shares will begin on the day following the date of exercise.

If a grantee disposes of the shares on or after the later of (i) the second anniversary of the date of grant of the ISO and (ii) the first anniversary of the date of exercise of the ISO (the “statutory holding period”), he or she will recognize a capital gain or loss in an amount equal to the difference between the amount realized on such disposition and his or her basis in the shares. Such capital gain or loss will be subject to the rules set forth under “Disposition of Shares” below.

If a grantee disposes of the shares before the end of the statutory holding period, he or she will have engaged in a “disqualifying disposition.” As a result, he or she will be subject to tax: (1) on the excess of the fair market value of the shares on the date of exercise (or the amount realized on the disqualifying disposition, if less) over the exercise price paid, as ordinary income, and (2) on the excess, if any, of the amount realized on such disqualifying disposition over the fair market value of the shares on the date of exercise, as capital gain. Such capital gain will be subject to the rules set forth under “Disposition of Shares” below.

If the amount realized from a disqualifying disposition is less than the exercise price paid (i.e., a grantee’s basis) and the loss sustained upon such disposition would otherwise be recognized, a grantee will not recognize any ordinary income from such disqualifying disposition and instead will recognize a capital loss. In the event of a disqualifying disposition, the amount recognized by a grantee as ordinary income is generally deductible by the company or one of its subsidiaries.

The current position of the Internal Revenue Service is that income tax withholding and FICA and FUTA taxes (“employment taxes”) do not apply upon the exercise of an ISO or upon any subsequent disposition, including a disqualifying disposition, of shares acquired pursuant to the exercise of the ISO.

Nonstatutory Stock Options. A grantee will not be subject to tax upon the grant of an option which is not intended to be (or does not qualify as) an ISO (a “nonstatutory stock option”). Upon exercise of a nonstatutory stock option, an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price paid is taxable to you as ordinary income, and such amount is generally deductible by the company or one of its subsidiaries. This amount of income will be subject to income tax withholding and employment taxes. A grantee’s basis in the shares received will equal the fair market value of the shares on the date of exercise, and the grantee’s holding period in such shares will begin on the day following the date of exercise.

Exercise of Options with Previously Acquired Shares. If a grantee uses previously acquired shares to pay all or a portion of the exercise price on the exercise of an ISO or a nonstatutory stock option, the grantee will not be subject to tax with respect to the shares that he or she transfers to the company. Instead, the number of shares the company delivers to the grantee upon exercise of the option that equals the number of shares the grantee transferred to the company (the “substitute shares”) will have the same basis and holding period as the shares the grantee transferred to the company.

However, where a grantee uses shares that were acquired pursuant to the previous exercise of an ISO (the “first ISO”) to acquire shares under another ISO (the “second ISO”), and the statutory holding period discussed above has not been met with respect to the shares that the grantee transfers to the company, the exchange will be deemed a disqualifying disposition and the grantee will recognize ordinary income to the extent the fair market value of the shares on the date of exercise of the first ISO (or, if less, the fair market value of the shares on the date of exercise of the second ISO) exceeds the exercise price paid pursuant to the exercise of the first ISO. In such a case, the grantee’s basis in the substitute shares received will be equal to the basis of the shares that he or she transferred to the company plus the ordinary income taxable to the grantee as a result of the disqualifying disposition, and the grantee’s holding

BNY Mellon 2014 Proxy Statement 68

period in the substitute shares received will be the same as the holding period in the shares that the grantee transferred to the company. However, the grantee’s statutory holding period in the substitute shares received will begin on the date of exercise of the second ISO.

If a grantee uses previously acquired shares to pay the entire option exercise price of a nonstatutory stock option, then the fair market value of the shares received which are not substitute shares (the “additional shares”) is taxable to the grantee as ordinary income, and such amount will generally be deductible by the company or one of its subsidiaries. The grantee’s basis in the additional shares will be equal to the fair market value of the shares on the date of exercise, and the grantee’s holding period in the additional shares will begin on the day following the date of exercise. In the event a grantee uses previously acquired shares to pay a portion of the exercise price of a nonstatutory option and uses cash to pay the remainder of such exercise price, then the exercise shall be bifurcated into (i) an exercise using previously acquired shares which will be subject to the tax rules in the two immediately preceding paragraphs and (ii) an exercise using cash which will be subject to the tax rules under “Nonstatutory Stock Options” above.

If a grantee uses previously acquired shares to pay the entire option exercise price of an ISO, then the grantee will have a zero basis in the additional shares received, and the grantee’s holding period in the additional shares will begin on the day such shares are transferred to the grantee. However, for purposes of determining whether the grantee has held the additional shares for the statutory holding period, the date of exercise of the ISO will be counted towards meeting such holding period. In the event a grantee uses previously acquired shares to pay a portion of the exercise price of an ISO and uses cash to repay the remainder of such exercise price, then the exercise shall be bifurcated into (i) an exercise using previously acquired shares which will be subject to the tax rules in the two immediately preceding paragraphs and (ii) an exercise using cash which will be subject to the tax rules under “Incentive Stock Options” above.

Stock Appreciation Rights. A grantee will not be subject to tax upon the grant of a stock appreciation right. Upon exercise of a stock appreciation right, an amount equal to the cash and/or the fair market value (measured on the date of exercise) of the shares received will be taxable to the grantee as ordinary income, and such amount generally will be deductible by the company or one of its subsidiaries. This amount of income will be subject to income tax withholding and employment taxes. The grantee’s basis in any shares received will be equal to the fair market value of such shares on the date of exercise, and the grantee’s holding period in such shares will begin on the day following the date of exercise.

Restricted Stock. A grantee will not be subject to tax upon receipt of an award of shares subject to forfeiture conditions and transfer restrictions (the “restrictions”) under the Amended LTIP unless the grantee makes the election referred to below. Upon lapse of the restrictions, the grantee will recognize ordinary income equal to the fair market value of the shares on the date of lapse, and such income will be subject to income tax withholding and employment taxes. The grantee’s basis in the shares received will be equal to the fair market value of the shares on the date the restrictions lapse, and the grantee’s holding period in such shares begins on the day after the restrictions lapse. If any dividends are paid on such shares prior to the lapse of the restrictions, they will be includible in the grantee’s income during the restricted period as additional compensation (and not as dividend income) and will be subject to income tax withholding and employment taxes.

If permitted by the applicable award agreement and the Amended LTIP, a grantee may elect, within thirty days after the date of the grant of the restricted stock, to recognize immediately (as ordinary income) the fair market value of the shares awarded, determined on the date of grant (without regard to the restrictions). Such income will be subject to income tax withholding and employment taxes at such time. This election is made pursuant to Section 83(b) of the IRC and the regulations thereunder. If a grantee makes this election, the grantee’s holding period will begin the day after the date of grant, dividends paid on the shares will be subject to the normal rules regarding distributions on stock, and no additional income will be recognized by the grantee upon the lapse of the restrictions. However, if the grantee forfeits the restricted shares before the restrictions lapse, no deduction or capital loss will be available to the grantee (even though the grantee previously recognized income with respect to such forfeited shares).

In the taxable year in which a grantee recognizes ordinary income on account of shares awarded to the grantee, the company or one of its subsidiaries generally will be entitled to a deduction equal to the amount of income recognized by the grantee. In the event that the restricted shares are forfeited by the grantee after having made the Section 83(b) election referred to above, the company or one of its subsidiaries generally will include in our income the amount of our original deduction.

Restricted Stock Units. A grantee will not be subject to tax upon the grant of a restricted stock unit. Upon vesting of the restricted stock unit, the fair market value of the shares covered by the award on the vesting date will be subject to employment taxes. Upon distribution of the cash and/or shares underlying the restricted stock units, the grantee will recognize as ordinary income an amount equal to the cash and/or fair market value (measured on the distribution date) of the shares received, and such amount will generally be

BNY Mellon 2014 Proxy Statement 69

deductible by the company or one of its subsidiaries. This amount of income will generally be subject to income tax withholding on the date of distribution. The grantee’s basis in any shares received will be equal to the fair market value of the shares on the date of distribution, and the grantee’s holding period in such shares will begin on the day following the date of distribution. If any dividend equivalent amounts are paid to the grantee, they will be includible in the grantee’s income as additional compensation (and not as dividend income) and will be subject to income and employment tax withholding.

Disposition of Shares. Unless stated otherwise above, upon the subsequent disposition of shares acquired under any of the preceding awards, a grantee will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the grantee’s basis in the shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months. Capital gain is generally taxed at a maximum rate of 20% if the property is held more than one year.

Cash Awards. A grantee who receives a cash award will not recognize any taxable income for federal income tax purposes upon grant of the award. Any cash received pursuant to the award will be treated as compensation income received by the grantee generally in the year in which the grantee receives such cash, and such amount will generally be deductible by the company or one of its subsidiaries.

Additional Medicare Tax. A grantee will also be subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year and (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000, depending on the grantee’s circumstances). The grantee’s net investment income generally includes net gains from the disposition of shares.

Section 409A. If an award is subject to Section 409A of the IRC, but does not comply with the requirements of Section 409A of the IRC, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties.

Section 162(m). In general, Section 162(m) of the IRC denies a publicly held corporation a federal income tax deduction for compensation in excess of $1 million per year per person paid to its “covered employees,” subject to certain exceptions. As described above, the Amended LTIP is intended to permit the issuance of awards that will satisfy the “performance-based compensation” exception under Section 162(m) in the case of stock option, stock appreciation rights and other stock-based and cash-based awards that are subject to the attainment of performance goals.

BNY Mellon 2014 Proxy Statement 70

EQUITY COMPENSATION PLANS TABLE

The following table shows information relating to the number of shares authorized for issuance under our equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)
Equity compensation plans
Approved by stockholders	86,981,757	(1)	$32.30		37,206,332	(2)
Not approved by stockholders	143,300	(3)	$34.95		—

Total	87,125,057	(4)	$32.30	(5)	37,206,332

(1)

Includes 56,460,698 and 12,733,194 shares of common stock that may be issued pursuant to outstanding options, RSUs, PSUs and escrowed dividends awarded under The Bank of New York Mellon Corporation Long-Term Incentive Plan and the Mellon Long-Term Profit Incentive Plan (2004), respectively; 16,796 shares of common stock that may be issued pursuant to outstanding director deferred share units under the Mellon Director Equity Plan (2006) and 59,020 shares of common stock that may be issued pursuant to stock options issued under the 2001 Mellon Stock Option Plans for Outside Directors; 17,698,721 shares of common stock that may be issued pursuant to outstanding stock-based awards under the legacy Bank of New York Long-Term Incentive Plans; and 13,328 shares of common stock that may be issued pursuant to outstanding stock options under The Bank of New York Mellon Corporation Employee Stock Purchase Plan. The number of shares of common stock that may be issued pursuant to outstanding PSUs reflects the target payout. At maximum payout, the number of shares would increase by 226,309. For additional information about how PSUs are earned, see “Compensation Discussion and Analysis—Long-Term Equity Incentives” on page 39 above.

(2)

Includes 6,516,953 shares of common stock that remain available for issuance under The Bank of New York Mellon Corporation Employee Stock Purchase Plan; 5,000,000 shares that remain available for issuance as options solely for the purpose of satisfying outstanding reload option rights under the Mellon Long-Term Profit Incentive Plan (2004); and 25,689,379 shares of common stock that remain available for issuance under The Bank of New York Mellon Corporation Long-Term Incentive Plan, 11,940,138 of which may be granted as restricted stock or RSUs (or other full value awards); and any full-value awards from the remaining 13,749,241 shares will continue to be counted as 2.75 shares against such remaining shares.

(3)

Includes 20,000 shares of common stock that may be issued pursuant to options outstanding under the Mellon Stock Option Plan for Affiliate Boards of Directors. The Mellon Stock Option Plan for Affiliate Boards of Directors, which we assumed in the merger and refer to as the “Affiliate Board Plan,” provided for grants of stock options to the non-employee members of affiliate boards who were not also members of Mellon’s Board of Directors. No grants were available to Mellon employees under these plans. The timing, amounts, recipients and other terms of the option grants were determined by the terms of the option plans for Mellon’s Board of Directors and no person or committee had discretion over these grants. The exercise price of the options is equal to the fair market value of Mellon’s common stock on the grant date. All options have a term of 10 years from the regular date of grant and become exercisable one year from the regular grant date. Directors elected during the service year were granted options on a pro rata basis to those granted to the directors at the start of the service year. No further grants are being made under the Affiliate Board Plan, although the practice was continued through 2009 by issuing grants under The Bank of New York Mellon Corporation Long-Term Incentive Plan.

Also includes shares of common stock that may be issued pursuant to deferrals under the Deferred Compensation Plan for Non-Employee Directors of Bank of New York, which is described in further detail in “Compensation of Directors” on page 22 above.

BNY Mellon 2014 Proxy Statement 71

(4)	The weighted average term for the expiration of outstanding stock options under our equity compensation plans is 4.9 years.

(5)

This weighted-average exercise price relates only to the options described in footnote 1. Shares underlying RSUs, PSUs and deferred share units are deliverable without the payment of any consideration, and therefore these awards have not been taken into account in calculating the weighted-average exercise price.

BOARD RECOMMENDATION

The Board of Directors unanimously recommends that you vote “FOR” the approval of the Amended and Restated BNY Mellon Long-Term Incentive Plan.

BNY Mellon 2014 Proxy Statement 72

PROPOSAL 5 – STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT CHAIR

The AFL-CIO Reserve Fund, which has advised us that it is the beneficial owner of 857 shares of our common stock, has given notice that it intends to present the resolution set forth below for action at the Annual Meeting. The proponent’s address is available upon request to us. In accordance with the applicable proxy regulations, the proposal and supporting statements, for which we accept no responsibility, are set forth below:

“RESOLVED: Shareholders of The Bank of New York Mellon (the “Company’’ or “BNY Mellon”) urge the Board of Directors (the “Board”) to take the steps necessary to adopt a policy to require that the Chairman of the Board shall be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligations. The policy should also specify the process for selecting a new independent Chairman if the current Chairman ceases to be independent between annual meetings of shareholders; or if no independent director is available and willing to serve as Chairman.”

SUPPORTING STATEMENT

“BNY Mellon CEO Gerald Hassell also serves as Chairman of the Company’s Board of Directors. We believe the combination of these two roles in a single person weakens a corporation’s governance, which can harm shareholder value.

It is difficult to overstate the importance of the Board of Directors’ responsibility to protect shareholders’ long-term interests by providing independent oversight of management. In our opinion, the designation of a lead independent director is not an adequate substitute for an independent Board Chairman. We believe an independent Chairman can enhance investor confidence in our Company and strengthen the independent leadership of the Board.

The Chairmen’s Forum, an organization of non-executive board chairmen, has called on North American public companies to voluntarily adopt independent chairmanship as the default model. An independent chairman ‘curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and the CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.’ (Millstein Center for Corporate Governance and Performance, Yale School of Management, Chairing the Board: The Case for Independent Leadership in Corporate North America, 2009).

In our view, when the CEO serves as Chairman, this arrangement may hinder the ability of the Board to monitor the CEO’s performance and to provide the CEO with objective feedback and guidance. Andrew Grove, former Chairman and CEO of Intel Corporation, has stated: ‘The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?’ (Jeffrey E. Garten, ‘Don’t Let the CEO Run the Board, Too,’ Business Week, November 11, 2002).

For these reasons, we urge shareholders to vote FOR this resolution.”

BOARD OF DIRECTORS’ RESPONSE

The Board of Directors unanimously recommends a vote “AGAINST” this proposal for the following reasons:

After careful consideration, we have concluded at this time that the adoption of a policy mandating an independent Chairman would not be in the best interests of our stockholders. We believe that those interests are best served when the Board has the flexibility to choose a leadership structure that can be tailored to the needs of our company. We have established a strong Lead Director position that serves as an effective counterbalance to factors commonly cited, including by the proponent, as reasons to mandate an independent Chairman position.

We understand the importance of, and support, independent oversight of management. We have 11 independent directors out of a total of 12 current directors and an independent Lead Director. As described further in the “Board Leadership” section of this proxy statement, we have reviewed our company’s current Board leadership structure and determined that, in light of the composition of the Board, our company’s size, the nature of our business, the regulatory framework under which we operate, our stockholder base, our peer group and other relevant factors, a combined Chairman/Chief Executive Officer position, with a strong independent Lead Director, is currently the most appropriate

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Board leadership structure for our company. A substantial majority of our company’s peer group utilizes a similar board structure with a combined Chairman and Chief Executive Officer, as well as a lead or presiding director.

We believe that the position of a combined Chairman/Chief Executive Officer enables us to act efficiently and effectively. The combined Chairman/ Chief Executive Officer is in the best position to be aware of major issues facing our company, and to identify and bring key risks and developments facing the company to the Board’s attention (in coordination with the Lead Director as part of the agenda-setting process). A combined Chairman/Chief Executive Officer is also able to act as the single public “face” of our company in communicating with stockholders, employees, regulators, analysts and other constituencies, eliminating uncertainty as to who leads our company. Furthermore, the powers of the Chairman under our company’s by-laws are limited. Other than chairing meetings of the Board and stockholders and dealing with other administrative matters, the powers conferred on our Chairman can be exercised by the Board or a specified number of directors, or, in some cases, the Lead Director.

Last year, we expanded the duties of the independent Lead Director to make clear that the Lead Director has the authority to review and approve meeting agendas, materials and information sent or presented to the Board and meeting schedules in coordination with the Chairman/Chief Executive Officer, and to add items to the agenda (rather than merely discussing these matters with the Chairman/Chief Executive Officer). Our Lead Director is selected annually by the independent directors, not by the full Board. The Lead Director’s other duties and powers, as described more fully in the “Board Leadership” section of this proxy statement, include acting as a liaison between independent directors and our Chairman/Chief Executive Officer, presiding over executive sessions of independent directors, which are held at each regular Board meeting, calling special meetings of the independent directors at his discretion and, in conjunction with the chairman of the HRC Committee, discussing with the Chairman/Chief Executive Officer the Board’s annual evaluation of his performance as Chief Executive Officer. Any stockholder can communicate with our Lead Director in accordance with the procedures set forth on our website at www.bnymellon.com/governance/contact.html. Our Lead Director makes himself available to meet with major stockholders and regulators under appropriate circumstances.

As with other governance matters, we will continue to consider, as appropriate, our company’s leadership structure and how the leadership structure can enhance the effectiveness of our corporate governance practices. Given our company’s strong independent director presence, the role of the independent Lead Director and other corporate governance considerations, we believe that mandating that the Chairman of the Board be an independent director would not be in the best interests of the company.

Accordingly, the Board of Directors unanimously recommends that you vote “AGAINST” this stockholder proposal.

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ANNUAL MEETING INFORMATION

The Board of Directors is soliciting your proxy for our 2014 Annual Meeting of stockholders and any adjournment of the meeting, for the purposes set forth in the Notice of Annual Meeting. The following questions and answers are designed to provide you with information on the annual meeting, proxies and the voting process.

Q:        WHO CAN VOTE AT THE ANNUAL MEETING?

Only stockholders of record of our common stock at the close of business on February 7, 2014, which we refer to as the “record date,” may vote at the Annual Meeting. On the record date, we had 1,135,249,897 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you owned on the record date. The shares of common stock held in our treasury will not be voted. Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares promptly.

Q:        WHAT IS A PROXY?

Your proxy gives us authority to vote your shares and tells us how to vote your shares at the Annual Meeting or any adjournment. Three of our employees, who are called “proxies” or “proxy holders” and are named on the proxy card, will vote your shares at the Annual Meeting according to the instructions you give on the proxy card or by telephone or over the Internet.

Q:        HOW DO I VOTE? WHAT ARE THE DIFFERENT WAYS I CAN VOTE MY SHARES?

If you are a “stockholder of record” (that is, you hold your shares of our common stock in your own name), you may vote your shares by using any of the following methods:

•

In Person at the Annual Meeting: If you are a registered stockholder or hold a proxy from a registered stockholder (and meet other requirements as described in “Who Can Attend the Annual Meeting? How Do I Attend?” on page 76 below), you may attend the Annual Meeting and vote in person by obtaining and submitting a ballot that will be provided at the meeting;

•	By Submitting a Proxy by Mail: To submit a proxy by mail, complete, sign, date and return the proxy card in the postage-paid envelope provided;
•	By Submitting a Proxy by Telephone: To submit a proxy by telephone, call the toll-free telephone number listed on the proxy card; or

•	By Submitting a Proxy by Internet: To submit a proxy by internet, use the Internet site listed on the proxy card.

The telephone and Internet voting procedures, as set forth on the proxy card, are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions and to confirm that their instructions have been properly recorded. If you vote by telephone or over the Internet, you should not return your proxy card.

Depending on how you hold your shares, you may receive more than one proxy card.

Q:        WHAT IF I AM A “BENEFICIAL OWNER?”

If you are a “beneficial owner,” also known as a “street name” holder (that is, you hold your shares of our common stock through a broker, bank or other nominee), you will receive voting instructions (including, if your broker, bank or other nominee elects to do so, instructions on how to vote your shares by telephone or over the Internet) from the record holder, and you must follow those instructions in order to have your shares voted at the Annual Meeting.

BNY Mellon 2014 Proxy Statement 75

Q:        IF I VOTE BY PROXY, HOW WILL MY SHARES BE VOTED? WHAT IF I SUBMIT A PROXY WITHOUT

                INDICATING HOW TO VOTE MY SHARES?

If you vote by proxy through mail, telephone or over the Internet, your shares will be voted in accordance with your instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares in accordance with the following recommendations of the Board of Directors:

Proposal 1	FOR the election of each nominee for director.

Proposal 2	FOR the advisory resolution to approve the 2013 compensation of our named executive officers.

Proposal 3	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Proposal 4	FOR the approval of the amendment of The BNY Mellon Long-Term Incentive Plan.

Proposal 5	AGAINST a stockholder proposal regarding an independent chair.

In addition, if other matters are properly presented for voting at the Annual Meeting, the proxy holders are also authorized to vote on such matters as they shall determine in their sole discretion. As of the date of this proxy statement, we have not received notice of any other matters that may be properly presented for voting at the Annual Meeting.

Q:        WHAT IF I WANT TO REVOKE MY PROXY?

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	delivering a written notice of revocation to our Corporate Secretary at the address indicated on the reservation form included at the end of this proxy statement;

•	submitting another signed proxy card with a later date;

•	submitting another proxy by telephone or over the Internet at a later date; or

•	attending the Annual Meeting and voting in person.

Q:        WHO CAN ATTEND THE ANNUAL MEETING? HOW DO I ATTEND?

Only stockholders as of the record date have a right to attend the Annual Meeting. If you plan to attend the Annual Meeting in person, we ask that you also complete and return the reservation form attached to the end of the proxy statement. In order to be admitted to the annual meeting, you will need to present a government-issued photo identification (such as a driver’s license or passport) and, if you are not a “record holder” on the company’s books, evidence of ownership of our common stock as of the record date (such as a brokerage account statement). If you are representing an entity that is a stockholder, you must also present documentation showing your authority to attend and act on behalf of the entity (such as a power of attorney, written proxy to vote, or letter of authorization on the entity’s letterhead). We reserve the right to limit the number of representatives for any entity that may be admitted to the meeting. No cameras, recording equipment, large bags or packages will be permitted in the Annual Meeting. The use of cell phones, smart phones, tablets and other personal communication devices during the Annual Meeting is strictly prohibited.

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Q:        WHAT IS A QUORUM?

A quorum is the minimum number of shares required to conduct business at the Annual Meeting. Under our by-laws, to have a quorum, a majority of the outstanding shares of stock entitled to vote at the Annual Meeting must be represented in person or by proxy at the meeting. Abstentions and broker non-votes (as defined below) are counted as present for determining the presence of a quorum. Inspectors of election appointed for the Annual Meeting will tabulate all votes cast in person or by proxy at the Annual Meeting. In the event a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

Q:        WHAT VOTE IS REQUIRED FOR APPROVAL OF A PROPOSAL AT THE ANNUAL MEETING?

Our by-laws provide for a majority vote standard in an uncontested election of directors, such as this year’s election. Accordingly, each of the 13 nominees for director will be elected if more votes are cast “for” a director’s election than are cast “against” such director’s election, as discussed further under “Majority Voting Standard for Election of Directors” on page 10 above. All other matters to be voted on at the Annual Meeting require the favorable vote of a majority of the votes cast on the applicable matter, at the meeting in person or by proxy, for approval.

Abstentions and broker non-votes are not treated as votes cast, will not have the effect of a vote for or against a proposal or for or against a director’s election, and will not be counted in determining the number of votes required for approval or election.

Q:        WHAT IF I HOLD MY SHARES THROUGH A BROKER?

If your shares are held through a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the auditor (Proposal 3), the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all if you do not give instructions (this is referred to as a “broker non-vote”).

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OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Stockholder proposals intended to be included in our proxy statement and voted on at our 2015 Annual Meeting of stockholders must be received at our offices at One Wall Street, New York, New York 10286, Attention: Corporate Secretary, on or before November 7, 2014. Applicable SEC rules and regulations govern the submission, and our consideration, of stockholder proposals for inclusion in the 2015 Annual Meeting proxy statement and form of proxy.

Pursuant to our by-laws, in order for any business not included in the notice of meeting for the 2015 Annual Meeting of stockholders to be brought before the meeting by a stockholder entitled to vote at the meeting (including nominations of candidates for director), the stockholder must give timely written notice of that business to our Corporate Secretary. To be timely, the notice must not be received any earlier than November 7, 2014 (120 days prior to March 7, 2015), nor any later than December 7, 2014 (90 days prior to March 7, 2015). The notice also must contain the information required by our by-laws. The foregoing by-law provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of our by-laws is available upon request to: The Bank of New York Mellon Corporation, One Wall Street, New York, New York 10286, Attention: Corporate Secretary. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.

CORPORATE GOVERNANCE GUIDELINES AND CODES OF CONDUCT

Our Board of Directors has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities and independence of our directors. The Corporate Governance Guidelines cover a number of other matters, including the Board’s role in overseeing executive compensation, compensation and expenses for independent directors, communications between stockholders and directors, the role of our Lead Director, and Board committee structures and assignments. A copy of our Corporate Governance Guidelines is available on our website at www.bnymellon.com/governance/guidelines.

Our Board of Directors also has adopted a Code of Conduct, which applies to all of our employees, to provide a framework to maintain the highest standards of professional conduct for the company, and a Code of Conduct for directors of the company to provide guidance to our directors to help them recognize and deal with ethical issues, provide mechanisms to report possible unethical conduct and foster a culture of honesty and accountability.

Both our Code of Conduct and our Directors’ Code of Conduct satisfy applicable SEC and NYSE requirements and, together, apply to all of our directors, officers and employees and those of our subsidiaries. A copy of the Code of Conduct is available on our website at www.bnymellon.com/ethics/ codeofconduct.pdf. A copy of the Directors’ Code of Conduct is available on our website at www.bnymellon.com/governance/directorscodeofconduct.pdf. We intend to disclose any amendments to our Code of Conduct or our Directors’ Code of Conduct and any waivers from the Code of Conduct or the Directors’ Code of Conduct for executive officers and directors, respectively, by posting such information on our website.

BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS POLICY

In the ordinary course of business, certain of our subsidiaries periodically have, and expect to continue to have, banking and other transactions with “related persons.” A “related person” includes directors, nominees for director, executive officers, greater than 5% beneficial owners, members of such persons’ immediate families and any firm, corporation or other entity in which any of the foregoing persons is employed as a general partner or principal or in a similar position or in which such person and all other related persons has a 10% or greater beneficial interest.

The Board has adopted a policy on related party transactions, which we refer to as our “related party transactions policy,” and which was reviewed by the CG&N Committee. Our related party transactions policy provides that the CG&N Committee, or another Board committee consisting solely of independent directors, must approve any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries was, is or will be a participant and where the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest, such transactions constituting disclosable related party transactions under SEC rules. Consistent with SEC rules, our related party transactions policy provides that certain transactions, including employment relationships and ordinary course non-preferential transactions, entered into with a related person, are not considered to be related party

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transactions and are not required to be disclosed or approved by the CG&N Committee. In 2013, there were no related party transactions that required CG&N Committee approval or disclosure in this proxy statement.

Our related party transactions policy provides that the CG&N Committee may recommend to our Board from time to time adoption of resolutions pre-approving certain types or categories of transactions that the CG&N Committee determines in good faith are in, or are not inconsistent with, our best interests and the best interests of our stockholders. The Board has adopted a resolution pre-approving transactions that involve the sale or other provision of products and services (not subject to Regulation O or other specific regulatory requirements) by our company or its subsidiaries to directors and members of their immediate family, director-related companies and executive officers and members of their immediate family in the ordinary course and on terms generally offered in transactions with non-related persons. Transactions subject to Regulation O or other specific regulatory requirements are approved as required by Regulation O or other applicable regulations.

Under the related party transactions policy, in making its determination to approve a disclosable related party transaction, the CG&N Committee may take into consideration all of the relevant facts and circumstances available to it, including (if applicable) but not limited to:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the transaction, including the amount involved;

•	the benefits to us of the transaction;

•	the availability from other sources of comparable products or services; and

•	an assessment of whether the transaction is on terms that are comparable to the terms available to or from an unrelated third party or to employees generally.

The CG&N Committee also may consider the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or a director-related company.

Under the related party transactions policy, no member of the CG&N Committee may participate in the review, consideration, approval or ratification of any disclosable related party transaction with respect to which such member or any of his or her immediate family members or director-related company is the related person. The CG&N Committee may approve only those disclosable related party transactions that are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the CG&N Committee determines in good faith.

Under the related party transactions policy, if a disclosable related party transaction is identified after it is already ongoing or completed, it must be submitted to the CG&N Committee promptly for ratification, applying the standards described above. In these circumstances, the CG&N Committee would evaluate all options available, including ratification, amendment, termination or rescission of the transaction.

Our related party transactions policy does not limit or affect the application of our other policies applicable to our directors, executive officers and other related persons, including our Codes of Conduct.

HOW OUR BOARD SOLICITS PROXIES; EXPENSES OF SOLICITATION

We will pay all costs of soliciting proxies. We have retained Georgeson Inc. to assist with the solicitation of proxies for a fee of approximately $17,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, we have agreed to pay Computershare a fee of approximately $45,000 in connection with project management and technical services to be provided by Computershare relating to the distribution of this proxy statement and the annual report to employees and former employees participating in employee benefit and stock option programs. In addition, we may use our officers and employees, at no additional compensation, to solicit proxies either personally or by telephone, Internet, letter or facsimile.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy materials to our stockholders, we are relying on SEC rules that permit us to deliver only one proxy statement to multiple stockholders who share an address unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive a separate copy of the annual report or proxy statement, or if you wish to receive separate copies of future annual reports or proxy statements, please contact our transfer agent, Computershare, by phone at 1-800-205-7699 (U.S.) or 1-201-680-6578 (International) or by mail at Computershare, P.O. Box 30170, College Station, Texas

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77842. We will deliver the requested documents promptly upon your request.

If you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports or proxy statements, or if you hold our stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement, please contact our transfer agent, Computershare, with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

OTHER BUSINESS

As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxy in accordance with their best judgment.

Jane Sherburne

General Counsel and Corporate Secretary

March 7, 2014

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EXHIBIT A – THE AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN OF THE

BANK OF NEW YORK MELLON CORPORATION

THE BANK OF NEW YORK MELLON CORPORATION

LONG-TERM INCENTIVE PLAN

Amended and Restated through February 24, 2014

I.	Purposes

The purposes of this Long-Term Incentive Plan, as amended and restated (the “Plan”) are to promote the growth and profitability of The Bank of New York Mellon Corporation (the “Corporation”) and its Affiliates, to provide officers, other employees and non-employee directors of the Corporation and its Affiliates with the incentive to achieve long-term corporate objectives, to attract and retain officers, other employees and non-employee directors of outstanding competence, and to provide such individuals with an opportunity to acquire shares of common stock of the Corporation (the “Common Stock”) and cash awards. For purposes of the Plan, the term “Affiliate” shall mean any corporation, limited partnership or other organization in which the Corporation owns, directly or indirectly, 50% or more of the voting power.

II.	General

2.1	Administration.

(a)         Committee Composition. The Plan shall be administered by a Committee (the “Committee”) appointed by the Board of Directors of the Corporation (the “Board”), each member of which shall at the time of any action under the Plan be (1) a “non-employee director” as then defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule, (2) an “outside director” as then defined in the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, (3) an “independent” director under the rules of the New York Stock Exchange, and (4) an “independent” director under any other applicable regulatory requirements. Notwithstanding the foregoing, unless otherwise determined by the Board, the Board shall administer the Plan, and otherwise exercise the same authority as the Committee, with respect to grants to members of the Board who are not employees of the Corporation or any Affiliate (the “Non-Employee Directors”).

(b)         Authority. The Committee shall have the authority in its sole discretion from time to time: (i) to designate the individuals eligible to participate in the Plan; (ii) to grant Awards, as hereinafter defined, under the Plan and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including any limitations, restrictions and conditions upon any such Award and provisions with regard to termination of employment or service as a Non-Employee Director, such as termination due to normal or early retirement, death, disability, sale of a business unit or Subsidiary or a change in control or in the event of an involuntary termination; and (iii) to interpret the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan. A majority of the Committee shall constitute a quorum, and the action of a majority of members of the Committee present at any meeting at which a quorum is present, or acts unanimously adopted in writing without the holding of a meeting, shall be the acts of the Committee.

(c)         Binding Action. All actions of the Committee shall be final, conclusive and binding upon all persons. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(d)         Delegation. To the extent permitted by applicable law, the Committee may delegate, within limits it may establish from time to time, the authority to grant awards to employees who are not subject to Section 16 of the Exchange Act and who are not “covered employees,” as defined in Section 162(m) of the Code.

2.2         Eligibility. The Committee may grant Awards under the Plan to any employee of the Corporation or any of its affiliates (or to a former employee if such Award is granted within 12 months of termination of employment and with respect to the final year of service). Non-Employee Directors shall also be eligible to be granted Awards other than incentive stock options. Eligible employees and Non-Employee Directors are collectively referred to herein as “Participants”.

Subject to the provisions of the Plan, the Committee shall have full and final authority, in its discretion, to grant Awards as described herein and to determine the Participants to whom any such grant shall be made and the number of shares or value to be covered thereby. In determining the eligibility of any Participant, as well as in determining the number of shares or value covered by each Award, the Committee shall consider the position and the responsibilities of the Participant being considered, the nature and value to the Corporation or an Affiliate of his or her services, his or her present and/or potential contribution to the success of the Corporation or an Affiliate and such other factors as the Committee may deem relevant.

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2.3	Awards.

(a)         Available Awards. Awards under the Plan may consist of: stock options (“Options”) (either incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance share units, deferred stock units, other stock-based awards and cash awards (collectively, “Awards”).

(b)         Award Agreements. Each Award shall be confirmed by an agreement (an “Award Agreement”), in such form as the Committee shall prescribe from time to time in accordance with the Plan.

(c)         Other Plans. In the discretion of the Committee, shares of Common Stock or other types of Awards authorized under the Plan may be used in connection with, or to satisfy obligations of the Corporation or an Affiliate to eligible Participants under, other compensation or incentive plans, programs or arrangements of the Corporation or an Affiliate. The minimum vesting provisions contained within Sections 4.2 and 5.2 of the Plan shall not apply in the case of an Award that is made to a participant as annual incentive compensation, and may be satisfied by reference to the vesting or performance period of any such other compensation or incentive plan, program or arrangement the obligations of which are satisfied through the use of Awards under the Plan.

2.4         Shares Available under the Plan. The aggregate number of shares of Common Stock which may be issued and as to which grants of Awards may be made under the Plan following stockholder approval of the amendment and restatement of the Plan is the sum of (i) the number of Shares available under the Plan immediately prior to stockholder approval of this amendment and restatement (as of February 24, 2014, 18,395,574 shares were available, subject to the counting, adjustment and substitution provisions of the Plan), and (ii) 30,000,000 additional Shares, subject to adjustment and substitution as set forth in Section 9. All of the shares may be granted as incentive stock options, non-qualified stock options or SARs.

Notwithstanding the foregoing, the maximum aggregate number of shares of Common Stock in the first sentence of this Section 2.4 which may be issued in connection with Awards of restricted stock, restricted stock units, performance share units, deferred stock units and other stock-based awards granted following stockholder approval of the amendment and restatement of the Plan, pursuant to which the Participant is not required to pay the Fair Market Value, as hereinafter defined, for the shares of Common Stock represented thereby (“full-value awards”), measured as of the grant date, is the sum of (i) the number of Shares available under the Plan for such full-value awards immediately prior to stockholder approval of this amendment and restatement (as of February 24, 2014, 4,477,708 such shares were available, subject to the counting, adjustment and substitution provisions of the Plan), (ii) the number of shares covering such full-value awards that again become available for issuance under this Section 2.4, and (iii) 30,000,000 additional shares; provided, however, that in the event the full number of shares of Common Stock under this sentence have been used, the Corporation may grant additional full-value awards from the number of additional Shares available under the Plan immediately prior to stockholder approval of this amendment and restatement of the Plan that were eligible to be granted as full-value awards, subject to each full-value Share counting as 2.75 Shares against such remaining available Shares (as of February 24, 2014, 13,917,866 such additional shares were available, subject to the counting, adjustment and substitution provisions of the Plan), which shall continue to be subject to each full-value Share counting as 2.75 Shares.

For purposes of clarification, the total number of shares of Common Stock which may be issued and as to which grants of Awards may be made under the Plan following the amendment and restatement of the Plan, based on the shares available as of February 24, 2014, would be 48,395,574, of which 34,477,708 would be available to be issued in connection with stock-based awards pursuant to which the Participant is not required to pay the Full Market Value on the grant date, and 13,917,866 of which would also be available to be issued in connection with full-value awards, subject to each full-value Share counting as 2.75 Shares against such 13,917,866 shares.

For purposes of this Section 2.4, the number of shares of Common Stock to which an Award relates shall be counted against the number of shares of Common Stock available under the Plan at the time of grant of the Award, provided that tandem Awards shall not be double-counted and Awards payable solely in cash or granted in substitution for awards of an acquired company shall not be counted. If any Award under the Plan is cancelled by mutual consent or terminates or expires for any reason without having been exercised in full, except by reason of the exercise of a tandem Award, or if shares of Common Stock pursuant to an Award are forfeited pursuant to restrictions applicable to the Award, or if payment is made to the Participant in the form of cash, cash equivalents or other property other than shares of Common Stock, the number of shares subject thereto shall again be available for purposes of the Plan. Notwithstanding the foregoing, the following shares of Common Stock shall not become available for purposes of the Plan: (1) shares of Common Stock previously owned or acquired by the Participant that are delivered to the Corporation, or withheld from an Award, to pay the exercise price, (2) shares of Common Stock that are delivered or withheld for purposes of satisfying a tax withholding obligation, or (3) shares of Common Stock reserved for issuance upon the grant of a SAR Award that exceed the number of shares actually issued upon exercise. The shares which may be issued under the Plan may be either authorized but unissued shares or treasury shares or partly each, as shall be determined from time to time by the Board or its delegate.

2.5         Individual Limitations on Awards. The maximum aggregate number of shares of Common Stock which shall be available for the grant of Options and SARs to any one individual under the Plan during any calendar year shall be limited to 4,000,000 shares. The maximum number of shares subject to Awards (other than Options and SARs and cash awards) that are intended to qualify as performance-

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based compensation under Section 162(m) of the Code and may be paid to any one individual based on the achievement of Performance Criteria for any calendar year is 1,000,000 shares or, if such Award is payable in cash, the Fair Market Value equivalent thereof on the first day of the performance period to which such Award relates. The maximum amount payable for cash awards to any one individual based on the achievement of Performance Criteria under the Plan for any one calendar year shall be $10,000,000. In the case of multi-year Performance Periods, as hereinafter defined, the amount which is paid for any one calendar year of the Performance Period is the amount paid for the Performance Period divided by the number of calendar years in the period. The limitations in this Section 2.5 shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

2.6         Director Awards. Aggregate Awards granted to any one Non-Employee Director in respect of any calendar year, solely with respect to his or her service as a member of the Board, may not exceed $1,000,000 based on the aggregate value of cash Awards and Fair Market Value of stock-based Awards, in each case determined as of the grant date.

2.7         Conditions. The obligation of the Corporation to issue shares of Common Stock under the Plan shall be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation, (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange, if any, on which the Common Stock may then be listed and (iii) all other applicable laws, regulations, rules and orders which may then be in effect.

2.8         Forfeiture. Notwithstanding any other provision of the Plan, any incentive-based compensation otherwise payable or paid to current or former executive officers shall be forfeited and/or repaid to the Corporation as may be required pursuant to applicable regulatory requirements or any company policy and the Committee may determine in its discretion that an Award shall be forfeited and/or shall be repaid to the Corporation upon terms specified including, without limitation, if the Participant directly or indirectly engages in (i) competition with the Corporation or any of its Affiliates or (ii) conduct that is materially adverse to the interests of the Corporation, including fraud or conduct contributing to any financial restatements or irregularities.

2.9         Deferral of Awards. Subject to approval and any requirements imposed by the Committee and to the extent permitted under Section 409A of the Code, each Participant may be eligible to defer receipt, under the terms and conditions as may be approved by the Corporation, of part or all of any payments otherwise due under any Award.

III.	Stock Options and Stock Appreciation Rights

3.1         Grant. The Committee shall have authority, in its discretion, (a) to grant “incentive stock options” pursuant to Section 422 of the Code, (b) to grant “nonstatutory stock options” (i.e., Options which do not qualify under Sections 422 or 423 of the Code), (c) to grant tandem SARs in conjunction with Options and (d) to grant SARs on a stand-alone basis. Tandem SARs may only be granted at the time the related Option is granted. No reload option rights or dividend equivalents may be granted in connection with any Option or SAR.

3.2	Stock Option Provisions.

(a)         Option Price. The purchase price at which each Option may be exercised (the “Option Price”) shall be such price as the Committee, in its discretion, shall determine but shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock covered by the Option on the date of grant.

(b)         Form of Payment. The Option Price for each Option shall be paid in full upon exercise and shall be payable (i) in cash (including check, bank draft or money order), which may include cash forwarded through a broker or other agent-sponsored exercise or financing program, or (ii) except as otherwise provided in the Award Agreement, in whole or in part by delivering to, or withholding from the Award, shares of Common Stock having a Fair Market Value on the date of exercise of the Option equal to the Option Price for the shares being purchased; except that any portion of the Option Price representing a fraction of a share shall in any event be paid in cash, and delivered shares may be subject to terms and conditions imposed by the Committee. If permitted by the Committee, delivery of shares in payment of the Option Price of an Option may be accomplished by the Participant’s certification of ownership of the shares to be delivered, in which case the number of shares issuable on exercise of the Option shall be reduced by the number of shares certified but not actually delivered.

(c)         Limitation on Incentive Stock Options. The aggregate Fair Market Value, determined on the date of grant, of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year under all plans of the corporation employing such employee, any parent or subsidiary corporation of such corporation and any predecessor corporation of any such corporation shall not exceed $100,000. To the extent the amount is exceeded, such stock options shall be nonstatutory stock options.

(d)         Exercisability and Term. Options shall become exercisable at such time or times and/or upon the occurrence of such event or events as may be determined by the Committee. No Option shall be exercisable after the expiration of ten years. To the extent exercisable at any time, Options may be exercised in whole or in part. Each Option shall be subject to earlier termination as provided in the Award Agreement.

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3.3	Stock Appreciation Right Provisions.

(a)         Price of Stand-Alone SARs. The base price for stand-alone SARs (the “Base Price”) shall be such price as the Committee, in its sole discretion, shall determine but shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock covered by the stand-alone SAR on the date of grant.

(b)         Payment of SARs. SARs shall entitle the Participant upon exercise to receive the amount by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the Option Price of any tandem Option or the Base Price of a stand-alone SAR, multiplied by the number of shares in respect of which the SAR shall have been exercised. In the sole discretion of the Committee, the Corporation may pay all or any part of its obligation arising out of a SAR exercise in cash, shares of Common Stock or any combination thereof. Payment shall be made by the Corporation following exercise.

(c)         Term and Exercise of Stand-Alone SARs. The term of any stand-alone SAR granted under the Plan shall be for such period as the Committee shall determine, but for not more than ten years from the date of grant thereof. Each stand-alone SAR may be subject to earlier termination as provided in the Award Agreement. Each stand-alone SAR granted under the Plan shall be exercisable on such date or dates during the term thereof and for such number of shares of Common Stock as may be provided in the Award Agreement.

(d)         Term and Exercise of Tandem SARs. If SARs are granted in tandem with an Option (i) the SARs shall be exercisable at such time or times and to such extent, but only to such extent, that the related Option shall be exercisable, (ii) the exercise of the related Option shall cause a share for share reduction in the number of SARs which were granted in tandem with the Option; and (iii) the payment of SARs shall cause a share for share reduction in the number of shares covered by such Option.

3.4         Non-Transferability. No incentive stock option and, except to the extent otherwise determined by the Committee and reflected in the Award Agreement or an amendment thereto, no nonstatutory stock option, SAR or other award shall be transferable by the grantee otherwise than by Will, or if the grantee dies intestate, by the laws of descent and distribution of the state of domicile of the grantee at the time of death; provided, further that awards may not in any event be transferred in exchange for consideration. All incentive stock options and, except to the extent otherwise determined by the Committee and reflected in the Award Agreement or an amendment thereto, all nonstatutory stock options, SARs and other purchase rights shall be exercisable during the lifetime of the grantee only by the grantee.

3.5         Fair Market Value. For all purposes under the Plan, the fair market value (the “Fair Market Value”) of the Common Stock shall mean the closing price of a share of Common Stock in the New York Stock Exchange Composite Transactions on the relevant date, or, if no sale shall have been made on such exchange on that date, the closing price in the New York Stock Exchange Composite Transactions on the last preceding day on which there was a sale.

3.6         Miscellaneous. Subject to the foregoing provisions of this Section and the other provisions of the Plan, any Option or SAR granted under the Plan may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as shall be determined, in its discretion, by the Committee and set forth in the Award Agreement, or an amendment thereto.

IV.	Restricted Stock

4.1         Award. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, grant one or more shares of restricted stock to Participants.

4.2         Restrictions. Shares of restricted stock issued to a Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine, beginning on the date on which the Award is granted (as applicable to any Award, the “Restricted Period”). The Committee may also impose such other restrictions, limitations and conditions on the shares or the release of the restrictions thereon as it deems appropriate, including the achievement of Performance Goals and/or based upon Performance Criteria, as hereinafter defined, established by the Committee, limitations on the right to vote restricted stock or the right to receive dividends thereon on a current, reinvested and/or restricted basis. In determining the Restricted Period of an Award, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on specified dates following the date of such Award or all at once. The Restricted Period applicable to restricted stock granted to employees shall, in the case of a time-based restriction, be not less than three years, with no more frequent than ratable vesting over such period or, in the case of a performance-based restriction, be not less than one year; provided, however, that up to the sum of (i) the number of shares not subject to the minimum vesting period immediately prior to stockholder approval of this amendment and restatement of the Plan (as of February 24, 2014, 4,212,779 such shares were available, subject to the counting, adjustment and substitution provisions of the Plan) and (ii) ten percent (10%) of those additional shares available for awards of restricted stock and other awards pursuant to which the Participant is not required to pay the Fair Market Value, applicable following stockholder approval of the amendment and restatement of the Plan as provided in Section 2.4, may be granted as restricted stock with no minimum vesting period.

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4.3         Stock Certificate or Book-Entry. As soon as practicable following the making of an Award, the restricted stock shall be registered in the Participant’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Corporation on behalf of the Participant until the restrictions are satisfied. If the shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration. Except for the transfer restrictions, and subject to such other restrictions or limitations, if any, as determined by the Committee, the Participant shall have all other rights of a holder of shares of Common Stock, including the right to receive dividends paid with respect to the Restricted Stock and the right to vote such shares. As soon as is practicable following the date on which transfer restrictions on any shares lapse, the Corporation shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by the Corporation.

4.4         Discretion. Subject to Section 4.2, the Committee may in its discretion allow restrictions on restricted stock to lapse prior to the date specified in an Award Agreement.

V.	Restricted Stock Units

5.1         Award of Restricted Stock Units. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, grant restricted stock units to Participants.

5.2         Restrictions. The Restricted Period applicable to restricted stock units granted to employees shall, in the case of a time-based restriction, be not less than three years, with no more frequent than ratable vesting over such period or, in the case of a performance-based restriction, be not less than one year; provided, however, that up to the sum of (i) the number of shares not subject to the minimum vesting period immediately prior to stockholder approval of this amendment and restatement of the Plan (as of February 24, 2014, 4,212,779 such shares were available, subject to the counting, adjustment and substitution provisions of the Plan) and (ii) ten percent (10%) of those additional shares available for awards of restricted stock units and other awards pursuant to which the Participant is not required to pay the Fair Market Value, applicable following stockholder approval of the amendment and restatement of the Plan as provided in Section 2.4, may be granted as restricted stock units with no minimum vesting period. The Committee may also impose such other restrictions, limitations and conditions on the restricted stock units or the release of the restrictions thereon as it deems appropriate, including the achievement of Performance Goals and/or based upon Performance Criteria established by the Committee and the right to receive dividend equivalents thereon, on a current, reinvested and/or restricted basis. In determining the Restricted Period of an Award, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the restricted stock units on specified dates following the date of such Award or all at once.

5.3         Payment. During the two and one-half months following the end of the calendar year in which vesting occurs, the Corporation shall pay to the Participant or his estate the number of shares of Common Stock equal to the number of restricted share units vested. Notwithstanding the foregoing sentence, the Committee shall have the authority, in its discretion, to determine that the obligation of the Corporation shall be paid in cash, equal to the number of restricted share units vested multiplied by the Fair Market Value of the share of the Common Stock on such date, or part in cash and part in shares of Common Stock.

VI.	Performance Share Units

6.1         Grant. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, grant performance share units to Participants. Performance share units shall represent the right of a Participant to receive shares of Common Stock (or their cash equivalent) at a future date upon the achievement of Performance Goals established by the Committee, during a specified performance period (a “Performance Period”) of not less than one year. Performance share units may include the right to receive dividend equivalents thereon, on a current, reinvested and/or restricted basis. Except as otherwise expressly provided to the contrary in the applicable Award Agreement, no dividend equivalents will be paid at a time when any performance-based goals that apply to the performance share units have not been satisfied and will revert back to the Corporation if such goals are not satisfied.

6.2	Terms of Performance Share Units.

(a)         General. The provisions of this paragraph (a) shall apply to awards that are intended to qualify under Section 162(m) of the Code. The terms established by the Committee for performance share units that are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be objective such that a third party having knowledge of the relevant facts could determine whether or not any Performance Goal has been achieved, or the extent of such achievement, and the amount, if any, which has been earned by the Participant based on such performance. The Committee may retain the discretion to reduce (but not to increase) the amount or number of performance share units which will be earned based on the achievement of Performance Goals. When the Performance Goals are established, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated and the weighting assigned to such Performance Goals. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws, shall be excluded from the calculation to the extent permitted in Section 162(m) of the Code.

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(b)         Performance Goals. “Performance Goals” shall mean goals based upon the achievement of one or more pre-established, objective measures of performance during a specified Performance Period, selected by the Committee in its discretion. Performance Goals may be based upon one or more of the following objective performance measures (the “Performance Criteria”) and expressed in either, or a combination of, absolute or relative values or as a percentage of an incentive pool: earnings or earnings per share; book value per share; total return to stockholders; return on equity, assets, capital or investment; pre-tax margins; revenues; expenses; costs; stock price; investment performance of funds or accounts or assets under management; market share; charge-offs; non-performing assets; income; operating, net or pre-tax income; business diversification; operating ratios (including, without limitation, capital ratios, risk-measurement ratios or return on risk-weighted assets) or results; cash flow. Performance Goals based on such Performance Criteria may be based either on the performance of the Corporation, an Affiliate, any branch, department, business unit or other portion thereof under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Performance Periods or other measure selected or defined by the Committee at the time of making an Award. The Committee may in its discretion also determine to use other objective performance measures for Performance Goals and/or other terms and conditions even if such Award would not qualify under Section 162(m) of the Code, provided that the Committee identifies the Award as non-qualifying at the time of Award.

(c)         Committee Certification. Following completion of the applicable Performance Period, and prior to any payment of a performance share unit to the Participant which is intended to qualify under Section 162(m) of the Code, the Committee shall determine in accordance with the terms of the Award and shall certify in writing whether the applicable Performance Goal(s) were achieved, or the level of such achievement, and the amount, if any, earned by the Participant based upon such performance. For this purpose, approved minutes of the meeting of the Committee at which certification is made shall be sufficient to satisfy the requirement of a written certification.

6.3         Payment. Payment of performance share units shall be made during the two and one-half months following the end of the calendar year in which vesting occurs. In the sole discretion of the Committee, the Corporation may pay all or any part of its obligation under the performance share unit in cash, shares of Common Stock or any combination thereof.

VII.	Deferred Stock Units

7.1         Award. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, award deferred stock units to eligible Participants. A deferred stock unit shall entitle the Participant to receive from the Corporation a number of shares of Common Stock on a deferred payment date specified by the Participant. Notwithstanding the foregoing sentence, the Committee shall have the authority, in its discretion, to determine that the obligation of the Corporation shall be paid in cash, shares of Common Stock or any combination thereof.

7.2         Terms of Deferred Stock Units. Deferred stock units shall be granted upon such terms as the Committee shall determine, subject to any minimum vesting requirement applicable to restricted stock units. Except as otherwise provided by the Committee, a deferred stock unit shall entitle the Participant to receive dividend equivalents payable no earlier than the date payment is elected for the deferred stock unit. Dividend equivalents shall be calculated on the number of shares covered by the deferred stock unit as soon as practicable after the date dividends are payable on the Common Stock.

VIII.	Other Stock-Based Awards and Cash Awards

8.1         Grant of Other Stock-Based Awards. The Committee shall have the authority in its discretion to grant to eligible Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, shares awarded without restrictions or conditions, or securities or other rights convertible or exchangeable into shares of Common Stock. Other stock-based awards, excepting purchase rights, may include the right to receive dividends or dividend equivalents, as the case may be, on a current, reinvested and/or restricted basis.

8.2         Terms of Other Stock-Based Awards. The Committee shall determine the terms and conditions, if any, of any other stock-based awards made under the Plan, including the achievement of Performance Goals and/or based upon Performance Criteria, subject to any minimum vesting requirements applicable to restricted stock units or restricted stock, as applicable. Other stock-based awards may be granted alone, in addition to or in tandem with other Awards granted under the Plan and/or awards made outside of the Plan. Shares of Common Stock or securities delivered pursuant to a purchase right granted under this Section 8 shall be purchased for such consideration, paid for by such methods and in such forms, including, without limitation, cash, shares of Common Stock, or other property or any combination thereof, as the Committee shall determine, but the value of such consideration shall not be less than the Fair Market Value of such shares of Common Stock or other securities on the date of grant of such purchase right. The exercise of the purchase right shall not be deemed to occur, and no shares of Common Stock or other securities will be issued by the Corporation upon exercise of a purchase right, until the Corporation has received payment in full of the exercise price.

8.3         Grant of Cash Awards. The Committee shall have the authority in its discretion to grant to eligible Participants such cash awards (including, without limitation, non-employee director retainers, leadership, committee and meeting-based fees) as deemed by the

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Committee to be consistent with the purposes of the Plan. Cash awards granted under the Plan may be in such amounts and subject to such terms and conditions as the Committee may determine.

8.4         Terms of Cash Awards. Cash awards (other than non-employee director retainers, leadership, committee and meeting-based fees) granted under the Plan shall be subject to the achievement of Performance Goals and based upon such Performance Criteria set forth in Section 6.2(b) as determined by the Committee, and further subject to the individual limitation provided in Section 2.5. Following completion of the applicable Performance Period, and prior to any payment of a cash award to the Participant which is intended to qualify under Section 162(m) of the Code, the Committee shall determine in accordance with the terms of the Award and shall certify in writing whether the applicable Performance Goal(s) were achieved, or the level of such achievement, and the amount, if any, earned by the Participant based upon such performance. For this purpose, approved minutes of the meeting of the Committee at which certification is made shall be sufficient to satisfy the requirement of a written certification. Except as otherwise expressly provided to the contrary in the applicable Award Agreement, to be entitled to receive payment for a cash award, a Participant must remain in the employment of the Corporation or an Affiliate through the date of payment. Payment of cash awards shall be made during the two and one-half months following the end of the calendar year in which vesting occurs.

IX.	Adjustment and Substitution of Shares

In the event of any change in the outstanding Common Stock of the Corporation by reason of a stock split, stock dividend, exchange, combination or reclassification of shares, recapitalization, merger, spin-off, split-off, split-up, dividend in partial liquidation, dividend in property other than cash, extraordinary distribution, similar event or other event which the Committee determines affects the Common Stock such that an adjustment pursuant to Section 9 hereof is appropriate, the Committee shall adjust proportionately: (a) the number of shares of Common Stock (i) available for issuance under the Plan, (ii) available for issuance under incentive stock options, (iii) for which Awards may be granted to an individual Participant, (iv) subject to any sub-limits contained herein and (v) covered by outstanding Awards denominated in stock or units of stock, together with the cash or other property into which the stock may be exchanged; (b) the exercise and grant prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards and (d) the Performance Goals.

In the event of any change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments in the number and kind of shares and the exercise, grant and conversion prices of the affected Awards as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event.

All adjustments shall be made (i) consistent with Section 424 of the Code in the case of incentive stock options, so as not to result in any disqualification, modification, extension or renewal of such incentive stock option, (ii) in a manner compliant with Section 409A of the Code and (iii) in a manner compliant with Section 162(m) of the Code.

X.	Additional Rights in Certain Events

10.1 Change	in Control. “Change in Control” means the occurrence of any one of the following events:

(a)         During any period of not more than two (2) years, the Incumbent Directors no longer represent a majority of the Board. “Incumbent Directors” are (A) the members of the Board as of July 1, 2007 and (B) any individual who becomes a director subsequent to July 1, 2007 whose appointment or nomination was approved by at least a majority of the Incumbent Directors then on the Board (either by specific vote or by approval, without prior written notice to the Board objecting to the nomination, of a proxy statement in which the member was named as nominee). However, the Incumbent Directors will not include anyone who becomes a member of the Board after July 1, 2007 as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board, including as a result of any appointment, nomination or other agreement intended to avoid or settle a contest or solicitation;

(b)         There is a beneficial owner of securities entitled to 30% or more of the total voting power of the Corporation’s then-outstanding securities in respect of the election of the Board (the “Voting Securities”), other than (A) the Corporation, any Subsidiary of it or any employee benefit plan or related trust sponsored or maintained by the Corporation or any Subsidiary of it; (B) any underwriter temporarily holding securities pursuant to an offering of them; (C) anyone who becomes a beneficial owner of that percentage of Voting Securities as a result of an Excluded Transaction (as defined in Section 10.1(c)); or (D) anyone who becomes a beneficial owner of that percentage of Voting Securities as a result of a transaction in which Voting Securities are acquired from the Corporation, if the transaction is approved by a majority of the Incumbent Directors in a resolution that expressly states that the transaction is not a Change in Control under this Section 10.1(b); or

(c)         Consummation of a merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Corporation (a “Reorganization”) or a sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Corporation’s consolidated assets (a “Sale”) other than an Excluded Transaction. A Reorganization or Sale is an “Excluded Transaction” if immediately following it: (A) 50% or more of the total voting power of the Surviving Corporation’s then-

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outstanding securities in respect of the election of directors (or similar officials in the case of a non-corporation) is represented by Voting Securities outstanding immediately before the Reorganization or Sale or by securities into which such Voting Securities were converted in the Reorganization or Sale; (B) there is no beneficial owner of securities entitled to 30% or more of the total voting power of the then-outstanding securities of the Surviving Corporation in respect of the election of directors (or similar officials in the case of a non-corporation); and (C) a majority of the board of directors of the Surviving Corporation (or similar officials in the case of a non-corporation) were Incumbent Directors at the time the Board approved the execution of the initial agreement providing for the Reorganization or Sale. The “Surviving Corporation” means in a Reorganization, the entity resulting from the Reorganization or in a Sale, the entity that has acquired all or substantially all of the assets of the Corporation, except that, if there is a beneficial owner of securities entitled to 95% of the total voting power (in respect of the election of directors or similar officials in the case of a non-corporation) of the then-outstanding securities of the entity that would otherwise be the Surviving Corporation, then that beneficial owner will be the Surviving Corporation.

(d)         the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

For purposes of this Plan, “Subsidiary” means any corporation or other entity in which the Corporation has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Corporation has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

10.2         Lapse of Restrictions on Awards. Except as otherwise expressly provided to the contrary in an Award Agreement, in the event the employment or service of a Participant is terminated by the Corporation and its Affiliates without Cause within two years after the occurrence of a Change in Control, his or her Options, SARs, restricted stock, restricted stock units, deferred stock units and other stock-based awards shall fully vest and, to the extent subject to an exercise right, may be exercised within one year after the date such termination occurred; provided, however, that if the awards are subject to Section 409A of the Code and the Change in Control is not a change in ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation under Section 409A of the Code (a “409A Change in Control”), the Options, SARs, restricted stock units, deferred stock units and other stock-based awards shall remain payable on the date(s) provided in the underlying Award Agreement and provisions of the Plan. For purposes of this paragraph, “Cause” shall have the same meaning as set forth in the Participant’s Award Agreement.

10.3         Deemed Achievement of Performance Goals. Except as otherwise expressly provided to the contrary in an Award Agreement, if any Change in Control occurs prior to the end of any Performance Period, all Performance Criteria and other conditions pertaining to performance share units, cash awards and other Awards under which payments are subject to Performance Goals shall be deemed to be achieved or fulfilled on a pro-rata basis for (i) the number of whole months elapsed from the commencement of the Performance Period through the Change in Control over (ii) the number of whole months included in the original Performance Period, measured at the actual performance level achieved or, if not determinable, in the manner specified by the Committee. If the awards are subject to Section 409A of the Code and the Change in Control is not a 409A Change in Control, such Awards shall remain payable on the date(s) provided in the underlying Award Agreement and provisions of the Plan.

10.4         Limitation. Notwithstanding the foregoing Sections 10.2 and 10.3, the Committee may condition the extension of exercise periods, lapse of restrictions and/or deemed achievement of Performance Goals upon the occurrence of a 409A Change in Control.

XI.	Effect of the Plan on the Rights of Participants and the Corporation

Neither the adoption of the Plan nor any action of the Board or the Committee pursuant to the Plan shall be deemed to give any employee or Non-Employee Director any right to be granted any Award under the Plan. Nothing in the Plan, in any Award under the Plan or in any Award Agreement shall confer any right to any employee to continue in the employ of the Corporation or any Affiliate or any Non-Employee Director to continue as a Non-Employee Director or interfere in any way with the rights of the Corporation or any Affiliate to terminate the employment of any employee at any time or with the rights of the stockholders of the Corporation or the Board to elect and remove Non-Employee Directors. All grants of Awards and delivery of shares, cash or other property under an Award granted under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Corporation or under any agreement with the Participant unless specifically provided otherwise in the Award or underlying Plan, arrangement or agreement. Subject to the requirements of Section 409A of the Code, the Corporation shall have the right to offset against its obligation to pay or deliver shares pursuant to an Award to any Participant, any outstanding amounts such Participant then owes to the Corporation and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Except as otherwise provided in an Award Agreement, neither this Plan nor any Award Agreement shall confer on any person other than the Corporation or a Participant any rights or remedies hereunder.

XII.	Amendment

The right to amend the Plan at any time and from time to time and the right to revoke or terminate the Plan are hereby specifically reserved to the Board; provided that no amendment of the Plan shall be made without stockholder approval (1) if the effect of the amendment is

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(a) to make any changes in the class of employees eligible to receive incentive stock options under the Plan, (b) to increase the number of shares subject to the Plan or with respect to which incentive stock options may be granted under the Plan or (2) if stockholder approval of the amendment is at the time required (a) by the rules of any stock exchange on which the Common Stock may then be listed or (b) for Options, SARs, performance share units, cash awards or other Awards based upon Performance Goals granted under the Plan to qualify as “performance based compensation” as then defined in the regulations under Section 162(m) of the Code. No alteration, amendment, revocation or termination of the Plan shall, without the written consent of the holder of an outstanding Award under the Plan, adversely affect the rights of such holder with respect thereto; except that the Board may amend this Plan from time to time without the consent of any Participant to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to the Participant. Except as provided in Section 9 of the Plan, repricing of Options, SARs and other purchase rights is prohibited, such that the purchase price of any such award may not be reduced, whether through amendment, cancellation or replacement in exchange for another Option, SAR, other Award or cash payment, unless such action or reduction is approved by the stockholders of the Corporation.

XIII.	Effective Date and Duration of Plan

The effective date and date of adoption of the Plan as amended and restated shall be February 24, 2014, provided that the adoption of the Plan by the Board is approved by a majority of the votes cast at a duly held meeting of stockholders held on or prior to February 23, 2015 at which a quorum representing a majority of the outstanding voting stock of the Corporation is, either in person or by proxy, present and voting. No Option or SARs may be granted and no restricted stock, restricted stock units, performance share units, deferred stock units or other stock-based awards may be awarded under the Plan subsequent to February 24, 2024. Absent additional stockholder approval, no performance share unit award or other Award based upon Performance Criteria and intended to qualify under Section 162(m) of the Code may be granted under the Plan subsequent to the Corporation’s annual meeting of stockholders in 2019.

XIV.	Withholding

To the extent required by applicable Federal, state, local or foreign law, the Participant or his successor shall make arrangements satisfactory to the Corporation, in its discretion, for the satisfaction of any withholding tax obligations that arise in connection with an award. The Corporation shall not be required to issue any shares of Common Stock or make any cash or other payment under the Plan until such obligations are satisfied.

The Corporation is authorized to withhold from any Award granted or any payment due under the Plan, including from a distribution of shares of Common Stock, amounts of withholding taxes due with respect to an Award, its exercise or any payment thereunder, and to take such other action as the Committee may deem necessary or advisable to enable the Corporation and Participants to satisfy obligations for the payment of such taxes. This authority shall include authority to withhold or receive shares of Common Stock or other property, to make cash payments in respect thereof in satisfaction of such tax obligations, and the ability to restrict withholding to statutory minimum amounts where necessary or applicable to avoid adverse accounting treatment.

XV.	Miscellaneous

15.1         Governing Law. The validity, interpretation, construction and effect of the Plan and any rules and regulations relating to the Plan shall be governed by the laws of the State of New York (without regard to the conflicts of laws thereof), and applicable Federal law.

15.2         Foreign Plan Requirements. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purpose of the Plan, the Committee may, without amending this Plan, establish special rules and/or sub-plans applicable to awards granted to Participants who are foreign nationals, are employed outside the United States, or both, and may grant awards to such Participants in accordance with those rules. In the event that the payment amount is calculated in a foreign currency, the payment amount will be converted to U.S. dollars using the prevailing exchange rate published in The Wall Street Journal (or in such other reliable publication as the Committee, in its discretion, may determine to rely on) on the relevant date.

15.3         Section 409A. The intent of the parties is that payments under the Plan will comply with Section 409A of the Code to the extent subject thereto or an exemption therefrom and, accordingly, to the maximum extent permitted the Plan shall be interpreted and administered to be in compliance therewith. Any payments provided under the Plan that are payable within the short-term deferral period as defined in Section 409A of the Code shall not be treated as deferred compensation unless otherwise required by applicable law. Without limiting the generality of the foregoing, to the extent a Participant would otherwise be entitled to any payment under this Plan, or any plan or arrangement of the Corporation or its affiliates, that constitutes “deferred compensation” subject to Section 409A: (i) references to termination of the Participant’s employment will mean the Participant’s separation from service with the Corporation or one of its Affiliates within the meaning of Section 409A; (ii) any payment to be made with respect to such Award, that if paid or provided during the six months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation) will be paid (or will commence being paid, if applicable) to the Participant on the earlier of the six month anniversary of the Participant’s date of termination or the Participant’s death; (iii) to the extent an Award includes a “series of installment payments” (within the meaning of Section 1.409A-

BNY Mellon 2014 Proxy Statement 89

2(b)(2)(iii) of the regulations promulgated under the Code), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, (iv) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the regulations promulgated under the Code), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award; and (v) to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Corporation or one of its Affiliates may deliver in lieu of shares of Common Stock in respect of an Award shall not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the shares of Common Stock that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A).

15.4       No Liability With Respect to Tax Qualification or Adverse Tax Treatment. Notwithstanding any other provision of the Plan, in no event shall the Corporation or any of its Affiliates be liable to a Participant on account of an Award’s failure to (i) qualify for favorable United States or foreign tax treatment of (ii) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A of the Code.

15.5	Choice of Forum

(a)         Unless otherwise specified in an Award Agreement, it shall be a condition of each Award that the Corporation and the Participant irrevocably submit to the exclusive jurisdiction of any state or federal court located in New York, New York over any suit, action or proceeding arising out of or relating to or concerning the Plan or the Award. By accepting an Award, the Participant acknowledges that the forum designated by this Section 15.5(a) has a reasonable relation to the Plan, any applicable Award and the Participant’s relationship with the Corporation. Notwithstanding the foregoing, nothing herein shall preclude the Corporation from bringing any suit, action or proceeding in any other court for the purpose of enforcing the provisions of this Section 15.5(a) or otherwise.

(b)         By accepting an Award, (i) the Participant waives, to the fullest extent permitted by applicable law, any objection which the Participant may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 15.5(a), (ii) the Participant undertakes not to commence any action arising out of or relating to or concerning any Award in any forum other than a forum described in this Section 15.5 and (iii) the Participant agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Participant and the Corporation.

(c)         Unless otherwise specified in an Award Agreement, by accepting an Award, the Participant irrevocably appoints each General Counsel of the Corporation as his or her agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning this Plan or any Award, who shall promptly advise the Participant of any such service or process.

(d)         Unless otherwise specified in an Award Agreement, by accepting an Award, the Participant agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 15.5, except that the Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to his legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

BNY Mellon 2014 Proxy Statement 90

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Reservation Form for The Bank of New York Mellon Corporation Annual Meeting of Stockholders

Stockholders who expect to attend the Annual Meeting at 9:00 a.m. on April 8, 2014 at 101 Barclay Street in New York, NY should complete this form and return it to the Office of the Corporate Secretary, The Bank of New York Mellon Corporation, One Wall Street, New York, NY 10286. Admission cards will be provided at the check-in desk at the meeting (please be prepared to show proof of identification). Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting The Bank of New York Mellon Corporation stock ownership as of the record date, which is February 7, 2014.

Name:
(Please Print)

Address:

(Please Print)

MMMMMMMMMMMMMMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT LINESACKPACK_ 00000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 Instead of mailing your proxy, you may choose one of the voting ADD 2 methods outlined below to vote your proxy. ADD 3 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 4 MMMMMMMMM ADD 5 Proxies 8 AM Eastern submitted Time, by on the April Internet 8, 2014 or . telephone must be received by ADD 6 Vote by Internet Go to www.envisionreports.com/BK Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Using a black ink pen, mark your votes with an X as shown in Follow the instructions provided by the recorded message this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR all nominees for director and FOR Proxy Items 2, 3 and 4, and AGAINST Proxy Item 5 and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting. + A The Board of Directors recommends a vote FOR all nominees for director, FOR proposals 2, 3 and 4, and AGAINST proposal 5 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 1.1 - Ruth E. Bruch 1.2 - Nicholas M. Donofrio 1.3 - Jeffrey A. Goldstein 1.4 - Gerald L. Hassell 1.5 - Edmund F. Kelly 1.6 - Richard J. Kogan 1.7 - Michael J. Kowalski 1.8 - John A. Luke, Jr. 1.9 - Mark A. Nordenberg 1.10 - Catherine A. Rein 1.11 - William C. Richardson 1.12 - Samuel C. Scott III 1.13 - Wesley W. von Schack For Against Abstain For Against Abstain 2. Advisory resolution to approve the 2013 compensation of 3. Ratification of KPMG LLP as our independent auditor our named executive officers. for 2014. 4. Approval of the Amended and Restated Long-Term Incentive 5. Stockholder proposal regarding an Independent Chair. Plan of The Bank of New York Mellon Corporation. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1 U P X 1 8 4 1 1 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01S5WE

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: www.envisionreports.com/BK. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. + Proxy — THE BANK OF NEW YORK MELLON CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION The undersigned hereby appoints Craig T. Beazer, Bennett E. Josselsohn and Richard M. Pearlman or any of them, each with full power of substitution, as attorneys and proxies of the undersigned to vote all The Bank of New York Mellon Corporation Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 8, 2014, at 9:00 a.m., 101 Barclay Street, New York, New York, 10286 and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director, FOR Proxy Items 2, 3 and 4, and AGAINST Proxy Item 5, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting. This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director, FOR Proxy Items 2, 3 and 4, and AGAINST Proxy Item 5. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +